Exhibit 10.25

EXECUTION VERSION

FORBEARANCE AGREEMENT AND FIRST AMENDMENT

TO AMENDED AND RESTATED CREDIT AGREEMENT

This FORBEARANCE AGREEMENT AND FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of July 12, 2018, by and among AMENDIA, INC. (the “Borrower”), the other Persons party hereto that are designated as Credit Parties, the Lenders from time to time parties hereto, and ANTARES CAPITAL LP, as Agent (in such capacity, the “Agent”) for the Lenders under the Credit Agreement and other Loan Documents.

RECITALS:

A. Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of April 13, 2017 (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended, restated, supplemented, or otherwise modified, including pursuant to this Agreement, the “Credit Agreement”), among the Borrower, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time, and the Agent.

B. Each of the Lenders has been provided a reasonable opportunity to participate in this Agreement in accordance with Section 9.1(a) of the Credit Agreement. As of the date hereof, the Lenders party hereto constitute “Required Lenders,” as defined in the Credit Agreement.

C. As of the date hereof, the Defaults and Events of Default identified as “Current Defaults” on Exhibit A hereto (collectively, the “Current Defaults”) have occurred and are continuing and the Defaults and Events of Default identified as “Anticipated Defaults” on Exhibit A hereto (collectively, the “Anticipated Defaults,” and together with the Current Defaults, the “Specified Defaults”) may occur prior to the expiration of the Forbearance Period (as hereinafter defined).

D. Notwithstanding the existence and continuance of the Specified Defaults, the Credit Parties have requested, and the Agent and Lenders party hereto (such Lenders (together with their successors and assigns), the “Consenting Lenders,” and together with the Agent (together with its successors and assigns), individually a “Lender Party” and collectively the “Lender Parties”) have agreed to (i) amend, modify and supplement the Existing Credit Agreement as provided herein, and (ii) during the Forbearance Period (as hereinafter defined), (a) forbear from exercising all of the Agent’s and Lenders’ default-related rights and remedies against the Borrower, the other Credit Parties or the Collateral solely with respect to the Specified Defaults, and (b) make, or consent to the making of, LIFO Revolving Loans to Borrower subject to the terms and conditions of the Credit Agreement.

Accordingly, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Terms Generally. The terms defined herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall;” and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Annexes and Schedules shall be deemed references to Articles and Sections of, and Annexes and Schedules to, this Agreement unless the context shall otherwise require. This Agreement shall be a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

Section 1.02 Defined Terms. Capitalized terms used but not defined herein (including in the Recitals hereto) have the meanings assigned to such terms in the Credit Agreement. For purposes of this Agreement, the following terms shall have the respective meanings ascribed thereto below:

“Anticipated Defaults” has the meaning set forth in the Recitals above.

“Bankruptcy Default” has the meaning set forth in Section 4.02 hereof.

“Borrower/Lender Documents” has the meaning set forth in Section 10.12 hereof.

“Claims” has the meaning set forth in Section 6.01 hereof.

“Credit Agreement” has the meaning set forth in the Recitals above.

“Current Defaults” has the meaning set forth in the Recitals above.

“Effective Time” has the meaning set forth in Section 9.01 hereof.

“Forbearance Default” has the meaning set forth in Section 4.02 hereof.

“Releasees” has the meaning set forth in Section 6.01 hereof.

“Releasors” has the meaning set forth in Section 6.01 hereof.

“Specified Defaults” has the meaning set forth in the Recitals above.

“Termination Event” has the meaning set forth in Section 4.02 hereof.

ARTICLE II.

CONFIRMATION BY BORROWER OF OBLIGATIONS AND SPECIFIED DEFAULTS

Section 2.01 Borrower Obligations. Each Credit Party acknowledges and agrees that as of June 29, 2018, the aggregate principal balance of the outstanding Obligations under the Credit Agreement was at least $81,113,000, and that the respective principal balances of the various Loans and the Letter of Credit Obligations as of such date were not less than the following:

Term Loans	$61,113,000
Original Revolving Loans (excluding Letter of Credit Obligations)	$20,000,000
Letter of Credit Obligations	$0

The foregoing amounts do not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Credit Agreement and the other Loan Documents.

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Section 2.02 Specified Defaults. Each Credit Party acknowledges and agrees that (i) each of the Specified Defaults constitutes a material Default or Event of Default that has occurred and is continuing as of the date hereof or may occur during the Forbearance Period, as the case may be, (ii) none of the Current Defaults has been cured as of the date hereof, and (iii) except for the Current Defaults, no other Events of Default have occurred and are continuing as of the date hereof.

ARTICLE III.

AMENDMENTS

Section 3.01 Credit Agreement Amendments. Subject to the satisfaction of the conditions to effectiveness set forth in Article IX below, the Credit Parties and the Lender Parties each agree that the Credit Agreement and Schedule 1.1(b), Schedule 4.16 and Exhibit 4.2(b) thereto are each hereby amended (a) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Credit Agreement attached hereto as Exhibit B and made a part hereof for all purposes.

Section 3.02 Reservation of Rights. Nothing in this Agreement is intended to or shall be construed to constitute (i) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, except as expressly set forth herein, (ii) a waiver of, or consent to, any breach of, or any Default or Event of Default under, the Credit Agreement, or any other Loan Document, except as expressly set forth herein, (iii) as between the Consenting Lenders and the Credit Parties, a course of dealing or other basis for altering any Obligations or any other Loan Document or (iv) except as expressly set forth herein, a waiver, release or limitation upon the exercise by the Agent or any Lender of any of its rights, legal or equitable, under the Credit Agreement, the other Loan Documents and applicable law, all of which are hereby reserved.

Section 3.03 Required LIFO Revolving Lenders. Each of the Consenting Lenders and the Credit Parties agrees that it shall not provide consent pursuant to Section 9.1 of the Credit Agreement to any amendment, waiver or consent that: (i) amends or waives compliance with the conditions precedent to the obligations of the LIFO Revolving Lenders to make any LIFO Revolving Loan in Section 2.2 of the Credit Agreement; (ii) waives any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the LIFO Revolving Lenders to make any LIFO Revolving Loan in Section 2.2 of the Credit Agreement; (iii) amends or waives this Section 3.03 or the definitions of the terms used in this Section 3.03 insofar as the definitions affect the substance of this Section 3.03; (iv) changes the definition of the term Required LIFO Revolving Lenders or the percentage of Lenders that shall be required for LIFO Revolving Lenders to take any action hereunder or under the Credit Agreement; or (v) allows the reduction of the Original Revolving Loan Commitment at any time when the Aggregate LIFO Revolving Loan Commitment is in excess of $0, in each case of the immediately preceding clauses (i) through (v), unless such amendment or waiver is signed by the Agent and Required LIFO Revolving Lenders (or by the Agent with the consent of Required LIFO Revolving Lenders (subject to Section 8.1(d)(iii) of the Credit Agreement)) in addition to the Required Lenders (or by the Agent with the consent of the Required Lenders (subject to Section 8.1(d)(iii) of the Credit Agreement)). In the event that any LIFO Revolving Lender sells, transfers, negotiates, or assigns all or any portion of its LIFO Revolving Loans in accordance with Section 9.9 of the Credit Agreement to any assignee, such assignee shall agree to be bound by this Section 3.03.

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ARTICLE IV.

FORBEARANCE; FORBEARANCE DEFAULT RIGHTS AND REMEDIES

Section 4.01 Forbearance. Effective as of the Effective Time, the Lender Parties agree that until the expiration or termination of the Forbearance Period (as defined below): (i) they will each forbear from exercising all of their default-related rights and remedies against the Borrower, any other Credit Party (or any Subsidiary of a Credit Party), the Collateral or the Existing Credit Agreement, the Credit Agreement, other Loan Documents (as in effect both before and after giving effect to this Agreement) and applicable law, in each case solely with respect to the Specified Defaults; and (ii) all limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Credit Agreement or any of the other Loan Documents during the continuance of any Default or Event of Default, including any limitations, restrictions or prohibitions against the reinvestment of the Net Proceeds of Dispositions or Events of Loss, the making of Restricted Payments or other payments by Borrower or any other Credit Party to any Affiliate of Borrower or any direct or indirect owner of an equity interest in the Borrower, any other Credit Party or any Affiliate of any of the foregoing, shall not, in each case solely as a result of the Specified Defaults, be in effect during the Forbearance Period. Notwithstanding the foregoing, nothing herein shall restrict, impair or otherwise affect any Lender Party’s rights and remedies against any Person other than the Credit Parties under any agreements (including the Intercreditor Agreement) containing subordination provisions in favor of any or all of the Agent and Lenders (including any rights or remedies available to the Agent or Lenders as a result of the occurrence or continuation of any Specified Default) or amend or modify any provision thereof.

Section 4.02 Forbearance Period. As used herein, the term “Forbearance Period” shall mean the period beginning at the Effective Time and ending on the earlier to occur of (the occurrence of clause (i), (ii) or (iii), a “Termination Event”): (i) the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g) of the Credit Agreement (a “Bankruptcy Default”) (ii) the date on which Agent delivers to the Borrower a notice terminating the Forbearance Period, which notice may be delivered at any time upon or after occurrence of any Forbearance Default (as hereinafter defined) other than a Bankruptcy Default, or (iii) June 30, 2020 (such outside date, the “Outside Forbearance Expiration Date”). As used herein, the term “Forbearance Default” shall mean (A) the occurrence of any Event of Default other than (i) the Specified Defaults or (ii) any Event of Default that has been waived in accordance with the Credit Agreement, (B) the failure of the Borrower or any other Credit Party to comply timely with any term, condition, or covenant set forth in this Agreement, or (C) the failure of any representation or warranty made by the Borrower or any other Credit Party under or in connection with this Agreement to be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such time, except to the extent that such representations or warranties expressly relate to an earlier time (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier time) (after giving effect to all applicable grace or cure periods set forth in the Credit Agreement). Any Forbearance Default shall constitute an immediate Event of Default under the Credit Agreement.

Section 4.03 Default Rights and Remedies.

(a)

Upon the occurrence of a Termination Event, the agreement of the Lender Parties hereunder to forbear from exercising their respective default-related rights and remedies shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which the Borrower and the other Credit Parties each waives. The Borrower and the other Credit Parties each agrees that any or all of the Lender Parties may at any time thereafter proceed to exercise any and all of their respective rights and remedies under any or all of the Credit Agreement, any other Loan Document and/or applicable law, including their respective rights and remedies with respect to the Specified Defaults. Without limiting the generality of the foregoing, upon the

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occurrence of a Termination Event, the Lender Parties may, in their sole discretion and without the requirement of any demand, presentment, protect, or notice of any kind, (i) suspend or terminate any commitment to provide Loans or other extensions of credit under the Credit Agreement and other Loan Documents, (ii) charge and demand payment of interest on any or all of the Obligations at the Default Rate from and after any Termination Event or Event of Default (other than the Specified Defaults), (iii) commence any legal or other action to collect any or all of the Obligations from the Borrower, any other Credit Party and/or any Collateral, (iv) foreclose or otherwise realize on any or all of the Collateral, and/or appropriate, setoff or apply to the payment of any or all of the Obligations, any or all of the Collateral, in each case in compliance with the Credit Agreement, the other Loan Documents and/or applicable law and (v) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, any other Loan Documents and/or applicable law, all of which rights and remedies are fully reserved by the Lender Parties, in each case of clauses (i) through (v) above, to the extent permitted and in accordance with the Credit Agreement and other Loan Documents.

(b)

Any agreement by the Lender Parties to extend the Forbearance Period, if any, must be set forth in writing and signed by a duly authorized signatory of each of the Agent and the Lender Parties constituting “Required Lenders” under the Credit Agreement.

(c)

Borrower and the other Credit Parties each acknowledges that the Lender Parties have not made any assurances concerning (i) any possibility of an extension of the Forbearance Period, (ii) the manner in which or whether the Specified Defaults may be resolved or (iii) any additional forbearance, waiver, restructuring or other accommodations.

(d)

The parties hereto agree that the running of all statutes of limitation or doctrine of laches applicable to all claims or causes of action that any Lender Party may be entitled to take or bring in order to enforce its rights and remedies against the Borrower or any other Credit Party is, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.

(e)

The Borrower and the other Credit Parties each acknowledges and agrees that any Loan or other financial accommodation that any Lender Party makes on or after the Effective Time has been made by such party in reliance upon, and is consideration for, among other things, the general releases and indemnities contained in Article VI hereof and the other covenants, agreements, representations and warranties of the Borrower and the other Credit Parties hereunder.

ARTICLE V.

LIMITED WAIVER OF DEFAULT RATE INTEREST

Section 5.01 The Lender Parties, for and on behalf of all Lenders, hereby waive, effective as of the Effective Time, the Credit Parties’ liability for any and all incremental Default Rate interest imposed under Section 1.3(c) of the Credit Agreement that accrued prior to the Effective Time or that would otherwise accrue during the Forbearance Period, in each case resulting solely from the occurrence and continuance of the Specified Defaults. Such waiver shall be limited precisely as written and shall not apply to non-Default Rate interest accrued at any time or any Default Rate interest that accrues at any time from and after the expiration or termination of the Forbearance Period. In addition, such waiver shall not be deemed to constitute or establish a custom or practice on the part of the Lenders and the Credit Parties.

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ARTICLE VI.

GENERAL RELEASE AND INDEMNITY

Section 6.01 In consideration of, among other things, the Agent’s and the other Lender Parties’ execution and delivery of this Agreement, each of the Borrower and the other Credit Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges each Releasee from any and all claims (including crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against any or all of the Agent and Lender Parties and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective permitted successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Effective Time, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Loan Documents or transactions contemplated thereby or any actions or omissions in connection therewith, (ii) any aspect of the dealings or relationships between or among the Borrower and the other Credit Parties, on the one hand, and any or all of the Agent and Lenders, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof, or (iii) any aspect of the dealings or relationships between or among any or all of Sponsor, on the one hand, and the Agent and Lenders, on the other hand, but only to the extent such dealings or relationships relate to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof. The receipt by the Borrower or any other Credit Party of any Loans or other financial accommodations made by Agent or any Lender after the date hereof shall constitute a ratification, adoption, and confirmation by such party of the foregoing general release of all Claims against the Releasees that are based in whole or in part on facts, whether or not now known or unknown, existing on or prior to the date of receipt of any such Loans or other financial accommodations. In entering into this Agreement, the Borrower and each other Credit Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of this Agreement, the Credit Agreement, the other Loan Documents and payment in full of the Obligations.

Section 6.02 Each Credit Party agrees to indemnify, hold harmless and defend the Releasees in connection with this Agreement and the other documents and transactions contemplated hereby or related hereto, including Attorney Costs, all as provided in, and to the extent required by, Section 9.6 of the Credit Agreement; provided, however, the Credit Parties agree that the Agent’s and Consenting Lenders’ entering into and complying with the terms of this Agreement shall not constitute bad faith, gross negligence or willful misconduct.

Section 6.03 Each of the Borrower and the other Credit Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower or any other Credit Party pursuant to Section 6.01 hereof. If the Borrower, any other Credit Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Borrower and the other Credit Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

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ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

To induce the other parties hereto to enter into this Agreement, each Credit Party hereby represents and warrants to the Agent and each of the other Lender Parties that:

Section 7.01 Binding Obligation. This Agreement has been duly executed and delivered by each Credit Party and is the legal valid and binding obligation of each such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 7.02 Authorization. The execution, delivery and performance by each Credit Party of this Agreement have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, action.

Section 7.03 No Conflict. The execution, delivery and performance by each Credit Party of this Agreement do not and will not (a) contravene the terms of such Credit Party’s Organization Documents, (b) conflict with or result in any material breach or contravention of, or result in the creation of any lien (other than Liens created under the Loan Documents or the Second Lien Indebtedness Documents) under, any document evidencing any material Contractual Obligation to which such Credit Party is a party or any order, injunction, writ or decree of any Governmental Authority to which such Credit Party or its Property is subject, or (c) violate any material Requirement of Law in any material respect.

Section 7.04 Credit Agreement and Loan Document Representations and Warranties. Except with respect to the Specified Defaults, after giving effect to the transactions contemplated hereunder, the representations and warranties contained in Article III of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent (i) any such representation or warranty is qualified as to “materiality” or “Material Adverse Effect,” in which case it is true and correct in all respects and (ii) such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of such earlier date; provided that all representations and warranties that specifically relate to the Closing Date are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of the date hereof to the same extent as though made on and as of the Effective Time (and all references to “Closing Date” shall be deemed to mean the Effective Time for purposes of that representation or warranty).

Section 7.05 Collateral. The Lender Parties’ security interests in the Collateral continue to be valid, binding, perfected and enforceable first-priority security interests that secure the Obligations (subject only to the Permitted Liens), and no tax or judgment liens are currently of record against the Borrower or any other Credit Party.

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Section 7.06 No Default. As of the date hereof, except for the Current Defaults, no Default or Event of Default has occurred and is continuing as of the Effective Time, or will result from the entry by any Credit Party into or performance by such Credit Party of its obligations under this Agreement.

Section 7.07 Recitals. The recitals to this Agreement (to the extent made by, or in respect of, the Credit Parties) are true and correct in all material respects.

ARTICLE VIII.

RATIFICATION OF LIABILITY

Section 8.01 Ratification of Liability. The Borrower and the other Credit Parties, as debtors, grantors, pledgors, guarantors, assignors, or in other similar capacities in which such parties grant liens or security interests in their properties or otherwise act as accommodation parties or guarantors, as the case may be, under the Loan Documents, hereby ratify and reaffirm all of their payment and performance obligations and obligations to indemnify, contingent or otherwise, under each of such Loan Documents to which it is a party, and ratify and reaffirm their grants of liens on or security interests in their properties pursuant to such Loan Documents to which they are a party, respectively, as security for the Obligations under or with respect to the Credit Agreement, and confirm and agree that such liens and security interests hereafter secure all of the Obligations, including all additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Credit Agreement or any other Loan Document. The Borrower and the other Credit Parties further agree and reaffirm that the Loan Documents to which they are parties now apply to all Obligations as defined in the Credit Agreement, as modified hereby (including all additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Credit Agreement or any other Loan Document). Each such party (i) further acknowledges receipt of a copy of this Agreement and all other agreements, documents, and instruments executed and/or delivered in connection herewith, (ii) consents to the terms and conditions of same, and (iii) agrees and acknowledges that each of the Loan Documents, as modified hereby, remains in full force and effect and is hereby ratified and confirmed. Except as expressly provided herein, the execution of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender Party, nor constitute a waiver of any provision of any of the Loan Documents nor constitute a novation of any of the Obligations under the Credit Agreement or other Loan Documents.

ARTICLE IX.

CONDITIONS TO EFFECTIVENESS OF AGREEMENT

Section 9.01 Conditions. This Agreement shall become effective upon the satisfaction or waiver of each of the following conditions precedent as determined by Agent (the time at which such conditions have been so satisfied or waived, the “Effective Time”):

(a)

The Agent shall have received counterparts of this Agreement duly executed by the Borrower, the other the Credit Parties, and each Consenting Lender (which Consenting Lenders shall constitute Required Lenders).

(b)

The Agent shall have received all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit C, each in form and substance reasonably satisfactory to the Agent, including a fully executed copy of the Amendment No. 2 to Second Lien Note Agreement.

(c)

The Borrower shall have paid in cash all accrued and unpaid fees and all costs and expenses of the Agent to the extent then due and payable pursuant to the Loan Documents, including all reasonable fees, costs and expenses of Latham & Watkins LLP that have been presented in writing to the Borrower for payment on or prior to the date hereof.

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(d)

The representations and warranties contained herein shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein), and no Forbearance Default, Default, Event of Default or event that with notice, the passage of time or both would constitute a Forbearance Default and/or Event of Default, other than the Specified Defaults, shall exist on the date hereof.

(e)

All corporate proceedings taken in connection with the transactions contemplated by this Agreement and all documents, instruments, and other legal matters incident thereto shall be satisfactory to the Agent.

(f)

The Agent shall have received from the Borrower (x) payment of interest owing with respect to the Term Loans in an amount equal to $490,126.26 and (y) a payment of interest owing with respect to the Original Revolving Loans in an amount equal to $228,506.73.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.2 of the Credit Agreement.

Section 10.02 Effect of This Agreement.

(a)

Except as specifically amended hereby, all terms, conditions, covenants, representations and warranties contained in the Credit Agreement and other Loan Documents, and all rights of the Lender Parties and all of the Obligations, shall remain in full force and effect. The Borrower and the other Credit Parties hereby confirm that the Credit Agreement and the other Loan Documents are in full force and effect and that neither the Borrower nor any other Credit Party has any right of setoff, recoupment or other offset or any defense, claim or counterclaim with respect to any of the Obligations, the Credit Agreement or any other Loan Document.

(b)

Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not directly or indirectly (i) create any obligation to make any further Loans or to continue to defer any enforcement action after the occurrence of any Default or Event of Default (including any Forbearance Default), (ii) constitute a consent or waiver of any past, present or future violations of any provisions of the Credit Agreement or any other Loan Documents nor constitute a novation of any of the Obligations under the Credit Agreement or other Loan Documents, (iii) amend, modify or operate as a waiver of any provision of the Credit Agreement or any other Loan Documents or any right, power or remedy of any Lender Party, (iv) constitute a consent to any merger or other transaction or to any sale, restructuring or refinancing transaction, or (v) constitute a course of dealing or other basis for altering any Obligations or any other contract or instrument. Except as expressly set forth herein, each Lender Party reserves all of its rights, powers, and remedies under the Credit Agreement, the other Loan Documents and applicable law. All of the provisions of the Credit Agreement and the other Loan Documents, including the time of the essence provisions, are hereby reiterated, and if ever waived (other than as provided in Sections 5.01 and 10.06 hereof), are hereby reinstated.

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(c)

From and after the Effective Time, (i) the term “Agreement” in the Credit Agreement, and all references to the Credit Agreement in any Loan Document, shall mean the Credit Agreement, as amended by, among things, this Agreement, except where referring to the Existing Credit Agreement and (ii) the term “Loan Documents” in the Credit Agreement and the other Loan Documents shall include this Agreement and any agreements, instruments and other documents executed and/or delivered in connection herewith.

(d)

No Lender Party has waived, is by this Agreement waiving, or has any intention of waiving (regardless of any delay in exercising such rights and remedies), any Default or Event of Default that may be continuing on the date hereof or any Event of Default that may occur after the date hereof (whether the same or similar to the Specified Defaults or otherwise), and no Lender Party has agreed to forbear with respect to any of its rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Specified Defaults solely to the extent expressly set forth herein), that may have occurred or are continuing as of the date hereof, or that may occur after the date hereof.

(e)

The Borrower and the Credit Parties acknowledge and agree that the Lender Parties’ agreement to forbear from exercising certain of their default-related rights and remedies with respect to the Specified Defaults during the Forbearance Period does not in any manner whatsoever limit any Lender Party’s right to insist upon strict compliance by the Borrower and the other Credit Parties with the Credit Agreement, this Agreement or any other Loan Document during the Forbearance Period, except as expressly set forth herein.

(f)	This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Credit Agreement or any other Loan Document.

Section 10.03 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission, including by PDF file, shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.04 Construction. This Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Agreement or any such other agreements and documents nor any alleged ambiguity therein shall be interpreted or resolved against any party on the ground that such party or its counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Agreement and all other agreements and documents executed in connection therewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect. If any matter is left to the decision, right, requirement, request, determination, judgment, opinion, approval, consent, waiver, satisfaction, acceptance, agreement, option or discretion of one or more Lender Parties or their respective employees, counsel, or agents in the Credit Agreement or any other Loan Documents, such action shall be deemed to be exercisable by such Lender Parties or such other Person in its sole and absolute discretion and according to standards established in its sole and absolute discretion. Without limiting the generality of the foregoing, “option” and “discretion” shall be implied by the use of the words “if” and “may.”

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Section 10.05 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Section 9.18 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

Section 10.06 WAIVERS BY THE BORROWER AND OTHER CREDIT PARTIES. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY, WHICH WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Section 10.07 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.08 Costs and Expenses. The Credit Parties agree to reimburse the Agent for all costs and expenses incurred by the Agent or any of its Related Persons in connection with this Agreement and the other documents and transactions contemplated hereby or related hereto, including Attorney Costs, all as provided in, and to the extent required by, Section 9.5 of the Credit Agreement.

Section 10.09 Assignments; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Lender Parties and their respective permitted successors and assigns all as provided in, and to the extent required by, Sections 9.8 and 9.9 of the Credit Agreement. No Person other than the parties hereto, and in the case of Article 6 hereof, the Releasees, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Releasees under Article 6 hereof) are hereby expressly disclaimed.

Section 10.10 Severability. The invalidity, illegality, or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction. If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

Section 10.11 Further Assurances. The Borrower and each other Credit Party agrees to take all further actions and execute all further documents as the Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith.

Section 10.12 Final Agreement. This Agreement, the Credit Agreement, the other Loan Documents, and the other written agreements, instruments, and documents entered into in connection therewith (collectively, the “Borrower/Lender Documents”) set forth in full the terms of agreement between the parties hereto and thereto with respect to the subject matter thereof and are intended as the full, complete, and exclusive contracts governing the relationship between such parties with respect to the subject matter thereof, superseding all other discussions, promises, representations, warranties, agreements, and understandings between the parties with respect thereto. Except as provided therein, no term of the Borrower/Lender Documents may be modified or amended, nor may any rights thereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment, or waiver is sought. Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind. Agent’s or any other Lender Party’s exercise or failure to exercise any rights or remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights and remedies in any other instances. There are no oral agreements among the parties hereto.

11

Section 10.13 Opportunity to Participate. The Agent hereby represents, agrees and acknowledges that all Lenders (other than any Restricted Lenders) have been provided with a reasonable opportunity (as determined in the good faith judgment of the Agent) on and prior to the date hereof to become a party to this Agreement and to receive the most-favorable treatment under this Agreement that is provided to any other Person (including the opportunity to participate on a pro rata basis on the same terms in the LIFO Revolving Loans permitted to be issued as a result of this Agreement, to participate in all other applicable amendments, waivers, supplements and forbearance set forth herein and, for the avoidance of doubt, subject to the credit support provided under the Sponsor Guaranty with respect to the LIFO Revolving Loans), as contemplated under Section 9.1(a)(Y) of the Credit Agreement (the foregoing, the “Most Favored Deal Terms”). The Credit Parties hereby represent, agree and acknowledge that they were willing to execute and effectuate this Agreement and the transactions related thereto even if all Lenders were Consenting Lenders hereunder and received the Most Favored Deal Terms.

[Remainder of this page intentionally left blank]

12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date and year first above written.

Borrower:	AMENDIA, INC.

	By:	/s/ Christopher Anderson
	Name:	Christopher Anderson
	Title:	Vice President

Other Credit Parties:	KAMD BUYER, INC.

	By:	/s/ Christopher Anderson
	Name:	Christopher Anderson
	Title:	President

CUSTOM SPINE ACQUISITION, INC.

	By:	/s/ Christopher Anderson
	Name:	Christopher Anderson
	Title:	President

DIRECT SPINE SOURCE, LLC

	By:	/s/ Christopher Anderson
	Name:	Christopher Anderson
	Title:	President

OMNI ACQUISITION INC.

	By:	/s/ Christopher Anderson
	Name:	Christopher Anderson
	Title:	President

[Signature Page to Forbearance Agreement and First Amendment to Amended and Restated Credit Agreement]

SPINE ASSOCIATION FOR EDUCATION, INC.

By:	/s/ Christopher Anderson
Name:	Christopher Anderson
Title:	President

SPINE SELECT ACQUISITION, INC.

By:	/s/ Christopher Anderson
Name:	Christopher Anderson
Title:	President

SPINAL ELEMENTS, INC.

By:	/s/ Christopher Anderson
Name:	Christopher Anderson
Title:	Vice President

[Signature Page to Forbearance Agreement and First Amendment to Amended and Restated Credit Agreement]

Agent:

ANTARES CAPITAL LP, as Agent

By:	/s/ Heidi Rinehart
Name: Heidi Rinehart
Title: Duly Authorized Signatory

[Signature Page to Forbearance Agreement and First Amendment to Amended and Restated Credit Agreement]

Lender:

ANTARES HOLDINGS LP

By:	Antares Holdings GP Inc., its general partner

By:	/s/ Mark Jarosz
Name: Mark Jarosz
Title: Duly Authorized Signatory

[Signature Page to Forbearance Agreement and First Amendment to Amended and Restated Credit Agreement]

Lender:

TWILIGHT SILVER INVESTMENT PTE. LTD

By:	/s/ Manning Doherty
Name: Manning Doherty
Title: Director

[Signature Page to Forbearance Agreement and First Amendment to Amended and Restated Credit Agreement]

EXECUTION VERSION

EXHIBIT A

Specified Defaults

Current Defaults

1.

The Event of Default arising under Section 7.1(a) of the Credit Agreement resulting from Borrower’s failure to pay interest due and payable on or about July 1, 2018 as required under Section 1.3(a) of the Credit Agreement.

2.

The Event of Default arising under Section 7.1(a) of the Credit Agreement resulting from Borrower’s failure to pay principal due and payable on or about July 1, 2018 as required under Section 1.8(a)(i) of the Credit Agreement.

3.

The Event of Default arising under Section 7.1(e) of the Credit Agreement resulting from the “Current Defaults” existing under the Second Lien Credit Agreement, as identified in that certain Amendment No. 2 to Second Lien Note Agreement, dated as of July 12, 2018.

Anticipated Defaults

1.

The Events of Default that would arise under Section 7.1(a) of the Credit Agreement if Borrower failed to pay interest due and payable on each Interest Payment Date occurring on or prior to the Outside Forbearance Expiration Date.

2.	The Events of Default that would arise under Section 7.1(a) of the Credit Agreement if Borrower failed to pay principal due and payable on or prior to the Outside Forbearance Expiration Date.

EXHIBIT B

Blackline of First Amendment to Amended and Restated Credit Agreement

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 13, 2017

by and among

AMENDIA, INC.,

as the Borrower,

KAMD BUYER, INC.,

as Holdings,

ANTARES CAPITAL LP,

as Agent for all Lenders,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

FIFTH THIRD BANK AND ANTARES CAPITAL LP,

as Co-Lead Arrangers and Co-Bookrunners

TABLE OF CONTENTS

Article I - THE CREDITS		2
1.1	Amounts and Terms of Commitments	2
1.2	Evidence of Loans; Notes	~~8~~9
1.3	Interest	9
1.4	Loan Accounts; Register	~~10~~12
1.5	Procedure for Revolving Borrowing	~~11~~13
1.6	Conversion and Continuation Elections	~~12~~14
1.7	Optional Prepayments and Reductions in Revolving Loan Commitments	~~13~~14
1.8	Mandatory Prepayments of Loans and Commitment Reductions	~~15~~18
1.9	Fees	~~20~~22
1.10	Payments by the Borrower	~~21~~24
1.11	Payments by the Lenders to Agent; Settlement	~~23~~26
1.12	Incremental Term Loans and Revolving Loan Commitments	~~27~~30
Article II - CONDITIONS PRECEDENT		~~30~~34
2.1	Conditions of Initial Loans	~~30~~34
2.2	Conditions to Certain Borrowings	~~32~~35
Article III - REPRESENTATIONS AND WARRANTIES		~~32~~36
3.1	Corporate Existence and Power	~~33~~37
3.2	Corporate Authorization; No Contravention	~~33~~37
3.3	Governmental Authorization	~~33~~37
3.4	Binding Effect	~~34~~38
3.5	Litigation	~~34~~38
3.6	No Default	~~35~~38
3.7	ERISA Compliance	~~35~~39
3.8	Use of Proceeds; Margin Regulations	~~35~~39
3.9	Ownership of Property; Liens	~~35~~39
3.10	Taxes	~~36~~40
3.11	Financial Condition	~~36~~40
3.12	Environmental Matters	~~37~~41
3.13	Regulated Entities	~~38~~42
3.14	Solvency	~~38~~42
3.15	Labor Relations	~~38~~42
3.16	Intellectual Property	~~38~~42
3.17	Brokers’ Fees; Transaction Fees	~~38~~43
3.18	Insurance	~~39~~43
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	~~39~~43
3.20	Jurisdiction of Organization; Chief Executive Office	~~39~~44
3.21	Deposit Accounts and Other Accounts	~~39~~44
3.22	Bonding	~~40~~44
3.23	Closing Date Merger Agreement	~~40~~44
3.24	Status of Holdings	~~40~~44
3.25	Second Lien Indebtedness Documents	~~40~~45
3.26	Full Disclosure	~~40~~45
3.27	Foreign Assets Control Regulations and Anti-Money Laundering	~~41~~45
3.28	Patriot Act	~~41~~46
3.29	Regulatory Matters	~~41~~46

i

Article IV - AFFIRMATIVE COVENANTS		~~44~~49
4.1	Financial Statements	~~44~~49
4.2	Certificates; Other Information	~~45~~51
4.3	Notices	~~47~~52
4.4	Preservation of Corporate Existence, Etc	~~49~~54
4.5	Maintenance of Property	~~49~~54
4.6	Insurance	~~49~~55
4.7	Payment of Obligations	~~51~~56
4.8	Compliance with Laws	~~51~~56
4.9	Inspection of Property and Books and Records	~~51~~57
4.10	Use of Proceeds	~~52~~57
4.11	Cash Management Systems	~~52~~57
4.12	Landlord Agreements	~~52~~58
4.13	Further Assurances	~~53~~58
4.14	Environmental Matters	~~55~~60
4.15	Restatement Effective Date Merger	~~55~~61
4.16	Post-Closing Covenant	~~55~~61
4.17	Lender Meetings	61
Article V - NEGATIVE COVENANTS		~~55~~61
5.1	Limitation on Liens	~~56~~61
5.2	Disposition of Assets	~~59~~64
5.3	Consolidations and Mergers	~~60~~66
5.4	Loans and Investments	~~60~~66
5.5	Limitation on Indebtedness	~~62~~68
5.6	Transactions with Affiliates	~~65~~71
5.7	Management Fees and Compensation	~~65~~71
5.8	Use of Proceeds	~~66~~72
5.9	Contingent Obligations	~~67~~72
5.10	Compliance with ERISA	~~68~~74
5.11	Restricted Payments	~~68~~74
5.12	Change in Business	~~69~~75
5.13	Change in Structure	~~69~~75
5.14	Changes in Accounting, Name and Jurisdiction of Organization	~~69~~75
5.15	Amendments to Restatement Effective Date Related Agreements	~~70~~76
5.16	No Negative Pledges	~~70~~76
5.17	OFAC; Patriot Act	~~71~~77
5.18	Sale-Leasebacks	~~71~~77
5.19	Hazardous Materials	~~71~~77
5.20	Prepayment of Second Lien Indebtedness	~~71~~77
5.21	Regulatory	~~72~~78
5.22	Interest Periods	78
Article VI - FINANCIAL COVENANTS		~~72~~78
6.1	Capital Expenditures	~~72~~78
6.2	Leverage Ratio	~~72~~78
6.3	Minimum Fixed Charge Coverage Ratio	~~73~~79
6.4	Equity Cure	~~73~~80
Article VII - EVENTS OF DEFAULT		~~74~~80
7.1	Event of Default	~~74~~80

7.2	Remedies	~~77~~83
7.3	Rights Not Exclusive	~~77~~84
7.4	Cash Collateral for Letters of Credit	~~77~~84
Article VIII - AGENT		~~78~~84
8.1	Appointment and Duties	~~78~~84
8.2	Binding Effect	~~80~~86
8.3	Use of Discretion	~~80~~86
8.4	Delegation of Rights and Duties	~~81~~87
8.5	Reliance and Liability	~~81~~88
8.6	Agent Individually	~~82~~89
8.7	Lender Credit Decision	~~82~~89
8.8	Expenses; Indemnities; Withholding	~~83~~90
8.9	Resignation of Agent or L/C Issuer	~~84~~91
8.10	Release of Collateral or Guarantors	~~85~~92
8.11	Additional Secured Parties	~~86~~93
8.12	Titles	~~87~~94
Article IX - MISCELLANEOUS		~~87~~94
9.1	Amendments and Waivers	~~87~~94
9.2	Notices.	~~94~~99
9.3	Electronic Transmissions	~~95~~100
9.4	No Waiver; Cumulative Remedies	~~96~~101
9.5	Costs and Expenses	~~96~~102
9.6	Indemnity	~~97~~102
9.7	Marshaling; Payments Set Aside	~~98~~104
9.8	Successors and Assigns	~~98~~104
9.9	Assignments and Participations; Binding Effect	~~98~~104
9.10	Non-Public Information; Confidentiality	~~103~~109
9.11	Set-off; Sharing of Payments	~~105~~111
9.12	Counterparts; Facsimile Signature	~~106~~112
9.13	Severability	~~106~~112
9.14	Captions	~~106~~112
9.15	Independence of Provisions	~~106~~112
9.16	Interpretation	~~107~~113
9.17	No Third Parties Benefited	~~107~~113
9.18	Governing Law and Jurisdiction	~~107~~113
9.19	Waiver of Jury Trial	~~108~~114
9.20	Entire Agreement; Release; Survival	~~108~~114
9.21	Patriot Act	~~109~~115
9.22	Replacement of Lender	~~109~~115
9.23	Joint and Several	~~110~~116
9.24	Creditor-Debtor Relationship	~~110~~116
9.25	Keepwell	~~110~~116
Article X - TAXES, YIELD PROTECTION AND ILLEGALITY		~~110~~116
10.1	Taxes	~~110~~116
10.2	Illegality	~~114~~120
10.3	Increased Costs and Reduction of Return	~~115~~121
10.4	Funding Losses	~~116~~123
10.5	Inability to Determine Rates	~~117~~123

10.6	Reserves on LIBOR Rate Loans	~~117~~124
10.7	Certificates of Lenders	~~118~~124
Article XI - DEFINITIONS		~~118~~124
11.1	Defined Terms	~~118~~124
11.2	Other Interpretive Provisions	~~149~~157
11.3	Accounting Terms and Principles	~~150~~158
11.4	Payments	~~150~~159
11.5	Certifications	~~150~~159

SCHEDULES

Schedule 1.1(a)	Term Loan Commitments
Schedule 1.1(b)	Revolving Loan Commitments
Schedule 3.2(b)	Material Breach
Schedule 3.5	Litigation
Schedule 3.7(a)	Title IV Plans; Multiemployer Plans
Schedule 3.7(b)	ERISA Events
Schedule 3.8	Margin Stock
Schedule 3.9	Real Estate
Schedule 3.10	Taxes
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.17	Brokers’ and Transaction Fees
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdictions of Organization; Chief Executive Offices
Schedule 3.21	Deposit Accounts and Other Accounts
Schedule 3.22	Bonding
Schedule 3.29	Regulatory Matters
Schedule 4.16	Post-Closing Requirements
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Transactions with Affiliates
Schedule 5.9	Contingent Obligations

EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.1(d)	Form of Swing Loan Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 1.8(e)	Form of Excess Cash Flow Certificate
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 10.1	Form of U.S. Tax Compliance Certificate
Exhibit 11.1(a)-1	Form of Assignment
Exhibit 11.1(a)-2	Form of Restricted Lender Assignment
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Swingline Note
Exhibit 11.1(f)	Form of Term Note

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, and as the same may be amended, restated, amended and restated, supplemented or modified from time to time, this “Agreement”) is entered into as of April 13, 2017, by and among AMENDIA, INC., a Georgia corporation (the “Company” or “Borrower”), KAMD BUYER, INC., a Delaware corporation (“Holdings”), the other Persons party hereto from time to time that are designated as a “Credit Party”, ANTARES CAPITAL LP, a limited partnership (in its individual capacity, “Antares Capital”), as Agent for ANTARES HOLDINGS LP (in its individual capacity, “Antares Finance”) and the other financial institutions from time to time party to this Agreement (collectively, the “Lenders” and, individually, each a “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower is party to that certain Credit Agreement, dated as of the Original Closing Date, by and among the Borrower, Holdings, the other Persons party thereto that are designated as a “Credit Party”, Agent, and the financial institutions from time to time party thereto (as subsequently amended or otherwise modified from time to time, prior to the date hereof, the “Original Credit Agreement”);

WHEREAS, the Borrower has advised the Agent and the Lenders that Borrower desires to enter into that certain Agreement and Plan of Merger dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Restatement Effective Date Merger Agreement” and together with all documents, agreements and instruments executed in connection therewith, the “Restatement Effective Date Merger Documents”) by and among KAMD Holdings, Inc., Borrower, KAMD Merger Sub II, Inc., a Delaware corporation (“Spinal Elements Merger Sub”), Spinal Elements, Inc. (“Spinal Elements”), Jason Blain, Todd Andres and Fortis Advisors LLC, pursuant to which Borrower will acquire, directly or indirectly, all or substantially all of, the assets and property of Spinal Elements (collectively, the “Restatement Effective Date Merger”) pursuant to the terms of the Restatement Effective Date Merger Agreement; and

WHEREAS, the Borrower has requested, among other things, that the Lenders (a) increase the Term Loan to $62,680,000, with the total proceeds of the increased Term Loan to be used by the Borrower on the Restatement Effective Date to (i) fund certain fees and expenses associated with this Agreement and (ii) refinance the outstanding Term Loans, Revolving Loans and DDTLs (each as defined in the Original Credit Agreement) under the Original Credit Agreement and (b) amend and restate the Original Credit Agreement and amend the Loan Documents in certain other respects.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree to amend and restate the Original Credit Agreement in its entirety as follows:

ARTICLE I -

THE CREDITS

1.1    Amounts and Terms of Commitments.

(a)    The Term Loans.

(i)    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Restatement Effective Date, the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Term Loan Commitment” (such amount being referred to herein as such Lender’s “Term Loan Commitment”). As of the Restatement Effective Date and prior to giving effect to this Agreement, the outstanding principal amount of the “Term Loans” under the Original Credit Agreement was $51,630,000. The parties hereto agree that all of the outstanding principal amount and accrued and unpaid interest (to the extent not paid on the Restatement Effective Date) on the “Term Loans” under the Original Credit Agreement shall be automatically deemed to have been, and hereby is, converted into a portion of the outstanding principal amount of the Term Loan A hereunder in like amount without constituting a novation, and each Lender with a Term Loan Commitment severally and not jointly, agrees, on terms and conditions hereinafter set forth, to lend to the Borrower on the Restatement Effective Date the remainder of its Term Loan Commitment (which amounts, collectively with the converted portion and the Converted Term Loans, shall constitute the Term Loan A hereunder), in each case, in an aggregate amount equal to its Term Loan Commitment. Borrower hereby (x) represents, warrants, agrees, covenants and reaffirms that it has no known defense, set off, claim or counterclaim against the Agent and the Lenders as of the Restatement Effective Date with regard to its Obligations in respect of such Term Loan A and (y) reaffirms its obligation to repay such Term Loan A in accordance with the terms and provisions of this Agreement and the other Loan Documents.

(ii)    Subject to the terms and conditions hereof, each Lender with an outstanding Revolving Loan (as defined in the Original Credit Agreement) under the Original Credit Agreement, by its acceptance hereof, severally agrees to convert an equal principal amount of its outstanding Revolving Loans under the Original Credit Agreement into a term loan hereunder (the “Converted Term Loans”; the conversion thereof, the “Term Loan Conversion”) in the principal amount set forth in Schedule 1.1(a) under the heading “Converted Term Loans”. Amounts converted on the Restatement Effective Date under this Section 1.1(a)(i)(ii), together with amounts borrowed or converted on the Restatement Effective Date under Section 1.1(a)(i) above, are referred to herein, collectively, as the “Term Loan A.”

(iii)    Subject to the terms and conditions of this Agreement and in the applicable Incremental Term Loan Assumption Agreement, and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with an Incremental Term Loan Commitment severally and not jointly agrees to make Incremental Term Loans to the Borrower, in an amount not to exceed such Lender’s Incremental Term Loan Commitment.

(iv)     Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Loan Commitments. Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.

(b)    The Revolving Credit. (i) Prior to the effectiveness of the Fir st Amendment, (x)  the Original Revolving Lenders co mmitted to make certain Loans (collectively, the “Original Revolving Loans”) to the Borrower (and the aggregate outstanding principal amount of such Original Revolvin g Loans im mediate ly prior to the effectiveness of the F irst Amendment is $20,00 0,000) and (y)   there were no Letter s of Cr edit Issued under Section   1.1(c). The commitments to provide the Origi nal Revolvi ng Loans are, as of the First Amendment Date, as set forth on Schedule 1.1(b) under the heading “Ori gi nal Revolving Loan Co mmitments ” (such amount as the same may be reduced or increased fro m time to time i n accord ance wi th this Agreement, being referred to herein as such Lender’ s “Original Revolving Loan Commitment ”). Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Orig inal Revolving Lender severally and not jointly agrees to make Orig inal Revolving Loans to the Borrower (~~each such  Loan,  a “Revolving Loan ”;~~ unless the context shall otherwise require, the term “Original Revolving Loan” shall include any Incremental Revolving Loan) from time to time on any Business Day during the period from and including the Restatement Effective Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding ~~the  amount~~such Lenders’ Original Revolving Loan Commitment (unless the context shall otherw ise require, the ter m “Original Revolving Loan Commitments” shall include the Incremental Revolving Loan Comm itment s); provided , how ever, that after giving effect to any Borrow ing of Original Revolving Loans, the aggregate principal amount of all outstanding Original Revolvin g Loans shall not exceed the Maximum Original Revolving Loan Balance. Subject to the terms and conditions of this Agreement and in relia nce upon the repres entations and warranties of the Cre dit Par ties contained herein, each LIFO Revolving Lender severally and not j ointly agrees to make Loans to the Borrow er (each such Loan, a “L IFO Revolving Loan” and, together wi th each Original Revolving Loan, a “Revolving Loan” ) from time to time on any Business Day durin g the period from and including the First Amendment Date through the LIFO Maturity Date, in an aggregate amoun t not to exceed at any time outstanding such Lender’ s LIF O Revolvi ng Loan Commi tment, whi ch LIFO Re vol vi ng Loan Commi tments, as of the First Amendment Date, are set forth opposite such Lender’s name ~~in~~on Schedule 1.1(b) under the heading “LIFO Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “LIFO Revolving Loan Commitment”~~; unless the context shall otherwise require, the term~~ and, together with such Lender ’s Original Re volving Loa n Commitment, such Lender’ s “Revolving Loan ~~Commitments” shall include the Incremental Revolving Loan Commitments~~ Commitment” ); provided, however, that, after giving effect to any Borrowing of LIFO Revolving Loans, the aggregate principal amount of all outstanding LIFO Revolving Loans shall not exceed the Maximum LIFO Revolving Loan Balance. ~~For the avoidance of doubt, the Revolving Loan Commitments  (as of the Restatement Effective Date)  are set forth on Schedule  1.1(b) on the Restatement Effective Date after giving effect to the Term Loan Conversion (and shall not be reduced by the amount of the Converted Term Loans).~~

(ii)    Subject to the other terms and conditions hereof, amounts borrowed under this Section 1.1(b) may be repaid and reborrowed from time to time~~.~~

; provided, ho wever, that notw ithstanding anything contained in this Agreement to the contrary, Borrow er shall not repay any Origina l ~~The  “Maximum~~ Revolving ~~Loan  Balance” from time to  time will be equal to the Aggregate Revolving Loan Commitment then in effect less the  sum of  (I) the  aggregate amount of Letter of Credit O bligations plus (II) the aggregate principal amount of outstanding Swing Loans~~Loa ns to the ext ent that the re are any draw n and outstanding LI FO Revolving Loans immediately after giving effect to such repayment of Ori ginal Revolving Loans (and, for the avoidance of doubt, Borrower hereby directs the Agent to apply all repayments of Revolving Loans to the LIFO Revolving Loans to the extent that any LIFO Revolving Loans would remai n draw n and outstanding after giving to such repayment) . If at any time the then outstanding principal balance of Original Revolving Loans exceeds the sum of (i)   the Maximum Original Revolving Loan Balance plus (ii) the aggregate amount of PIK Interest that has been paid wi th respect to Or iginal Revolving Loans, then the Borrower shall immediately prepay outstanding Original Revolving Loans in an amount sufficient to eliminate such excess. If at any time the then outstanding principal balance of LIFO Revolving Loans exceeds the Maximum LIFO Revolving Loan Balance, then the Borrower shall immediately prepay outstanding LIFO Revolving Loans in an amount sufficient to eliminate such excess.

~~Immediately  prior  to the  effectiveness of this Agreement, the outstanding principal balance of the Revolving Loans is $11,050,000.00, such amount constituting the outstanding Revolving Loans under the Original Credit Agreement. Borrowe r hereby (x) represents, warrants, agrees,  covenants and reaffirms that it has no known defense, set off, claim or counterclaim against the Agent and the Lenders as of the Restatement Effective Date with regard to its Obligations in respect of such Revolving Loans und er the Original Credit Agreement and (y) reaffirms its obligation to repay the Term Loan A in accordance with the terms and provisions of this Agreement and the other Loan Documents.~~

(c)    Letters of Credit. (i) Conditions. On the terms and subject to the conditions contained herein, the Borrower may request, at any ti me pri or to the Fi rst Amen dment Date or after the LIFO Matur ity Date, that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices, and for the account of the Credit Parties, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from and including the Restatement Effective Date through the earlier of (x) the Final Availability Date and (y) five (5) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A)    (i) Original Revolving Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $5,000,000 (the “L/C Sublimit”);

(B)    the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than five (5) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its automatic renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C)    (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Original Revolving Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non- Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Original Revolving Loan Commitments of the other Lenders have been increased (with the prior written consent of such Lenders) by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Original Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Original Revolving Lenders in a manner consistent with Section 1.11(e)(ii).

(ii)    Notice of Issuance. The Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in any other written form acceptable to such L/C Issuer (an “L/C Request”).

(iii)    Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and Agent shall provide copies of such notices to each Original Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Original Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv)    Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Original Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v)    Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Orig inal Revolving Lender and the Borrower) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable in cash on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Or iginal Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate specified in Section 1.3(c) to past due Origin al Revolving Loans that are Base Rate Loans (regardless of whether or not an election is made under such Section).

(vi)    Reimbursement Obligations of the Original Revolving Lenders.

(1)    Upon receipt of the notice described in clause (v) above from Agent, each Orig inal Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.11(e)(ii)).

(2)    By making any payment described in clause (1) above (other than during the continuation of an Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made ~~a~~an Original Revolving Loan to the Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed ~~a~~an Original Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii)    Obligations Absolute. The obligations of the Borrower and the Orig inal Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Orig inal Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Ori ginal Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Orig inal Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(d)    Swing Loans. (i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender shall make Loans (each a “Swing Loan”) available to the Borrower under the Original Revolving Loan Commitments from time to time on any Business Day during the period from the Restatement Effective Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan, and the Borrow er will not request any S wi ng L oan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Origina l Revolving Loans would exceed the Maximum Orig inal Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Original Revolving Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan that bears interest at the interest rate applicable to Orig inal Revolving Loans that are Base Rate Loans and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii)    Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 2:00 p.m. on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii)    Refinancing Swing Loans.

(1)    The Swingline Lender may at any time (and shall no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to Section 1.11(e)(ii)).

(2)    Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 12:00 p.m. may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under

Section 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv)    Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2    Evidence of Loans; Notes.

(a)    The Term Loan A made by each Lender with a Term Loan Commitment is evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in an amount equal to the unpaid balance of the Term Loan A held by such Lender.

(b)    The Revolving Loans made by each Revolving Lender are evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

(c)    Swing Loans made by the Swingline Lender are evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.

1.3    Interest.

(a)    Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made, and all interest which is not paid when due, shall bear interest at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided, that Swing Loans may not be LIBOR Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. All computations of fees and interest under this Agreement shall be made on the basis of a 360-day year (or, in the case of interest on Base Rate Loans, a 365/366 day year) and in each case actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. The Borrower hereby agrees that accrued and unpaid interest in an amount equal to $124,744.04 due and owing to the “Lenders” under and as defined in the Original Credit Agreement as of the Restatement Effective Date shall be paid in cash by the Borrower to the Agent, for the benefit of such Lenders, on the Restatement Effective Date. The Borrowing of the Term Loan A shall be made upon the Borrower’s written notice delivered (including by Electronic Transmission) to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which shall specify the applicable Interest Period for the Term Loan A to be made as of Restatement Effective Date. For the avoidance of doubt, the portion of the Term Loan A constituting “LIBOR Rate Loans” under the Original Credit Agreement shall automatically be deemed to have an Interest Period hereunder starting on the Restatement Effective Date as set forth in the immediately preceding sentence and (ii) no Loan Party shall owe any “breakage” or other amounts pursuant to Section 10.4 by reason of the termination of such Interest Period (as defined in the Original Credit Agreement) on the Restatement Effective Date.

(b)    Interest on each Loan shall be paid in cash in arrears on each Interest Payment Date; provid ed that (x) the Borrower may elect (a “PIK Election” ) in its sole discretion to pay interest that is due under this Agreement on all Term Loans held by the First Amendment Consenting Len ders and all Original Revolving Loans held by the First Amendment Consenting Lenders and is payable on any Interest Payment Date (other than any Interes t Payment Date that is a Payment Reinstatement Date) that occurs during the period (such period, the “PIK Ele ction Perio d” ) fro m and includin g the Fi rst Amendment Date and ending on or prior to the date that is eighteen (18) mo nths following the First Amendment Date at a rate of up to 4.1% per annum in kind by adding (on the applicable Interes t Payment Date) the amou nt of the applicable accrued interest to the outstanding principal amount of such Term Loans held by any First Amendment Consenting Lende r and/or O riginal Revolving Loans held by an y First Amendment Con senting Lender (the “PIK Portion” ; and all such in terest paid in kind, “PIK Interes t” ) and thereafter such capitaliz ed amounts shall bear in terest in acco rdance w ith Section   1.3(a) (provided, further, that unless the Borrower shall hav e notified the Agent at least 5 Business Days prior to the applicable Interest Pay ment Date that occurs during the PIK Electio n Period, th e Borrow er will be deemed to have made a PIK Election as to the interes t payment due on such Loans (other than any LIFO Revolving Loan) held by the First Amendmen t Consenting Lenders on such Interest Paym ent Date) and (y)   all interest due under this Agreeme nt on Term Loans or Original Revolving Loans held by the First Amendment Consenting Lenders that was payable on an Interest Payment Date occurring on or after July 1, 2018 but prior to the First Amendment Date and which was not paid i n cash on or prior to th e First Amendment Date shall be deemed to have been paid in kind on such Interest Payment Date by adding (as of the applica ble Inter est Payment Date) the amount ther eof to the outstanding principal bal ance of the Term Lo ans or Or ig inal Revo lv ing Loans, as appl icable , and shall at all times thereafter constitute PIK Interes t. A mounts representing the PIK Interest shall be payable in cash on the earl ier to occur of (i )   the LIFO Maturi ty Date and (ii)   the matur ity date of the

applicable Loan, whether by acceleration or otherwise. The obligation of the Borro wer to pay all PIK Interes t shall auto ma tically be evid enced by this Agreement wi thout any further action by any Person. Interest shall also be paid (i)  on the date of any payment or prepayment of Term Loans in full  ~~and~~, (ii)   with respect to Original Revolving Loans, on the Revolving Termination Date~~.~~ and (iii)   with res pect to LIFO Revolvi ng Loans, on the ea rlier to occur of (x) the LIFO Maturity Date and (y)   the acceleration of the LIFO Re volving Loans. If at any time during the First Amendment Period (x)   Borrower makes a cas h payment of principal in respect of the Original Revolving Loans or Term Loans to any Fi rst Amendment Non- Consenting Lender, then the Borrower shall be required to concu rrently make, in addition to all payments requir ed to be made pursuant to any oth er provis io n of th is Agreeme nt, a cash payme nt in re spec t of the pri nci pal amo unt of such Loans to each Fi rst Amendment Consenting Lender in an amount that wo uld have otherw ise been payable on a pro rata basis concurrently to such Lenders as if such Lenders were First Amen dment Non-Consenting Lenders and based on the total principal amount (for the avoidance of doubt, inclusive of any PIK Interes t) of th e applicable Loans held by such Lenders, or (y)   Borrower makes a cash payment of interest in respect of the Original Revolving Loans or Term Loans to any First Amendment Non-Consenting Lender in excess of the amount of interest that wou ld have been required to be paid in cash to such Lender at such ti me if suc h Lender were a Fi rs t Amendment Consentin g Lender, then the Borrow er shall be require d to concurr ently ma ke, in addition to all payments required to be made pursuant to any other prov is ion of thi s Agreement, a cash interest payment in respect of such Loans to each First Amendment Consenting Lender in an amount that wo uld have otherw ise been payable on a pro rata basis concurrently to such Lenders as if such Lenders were First Amen dment Non-Consenting Lenders and based on the total principal amount of the applicab le Loans held by such Lenders. In furthera nce of the i mmediately preced ing sentence, the Agent is hereb y authoriz ed to apply any such repayment purportedly delivered to the Agent for the benefi t of any N on-Consenting Lender in a manner that will effect the sharing of prepayments required by Section  9.11(b).

(c)    At the written election of Agent or the Required Lenders while any Specified Event of Default (other th an any Speci fied Default) exists (or automatically while any Event of Default under Section 7.1(a) (other than any Specified Defaul t), 7.1(f) or 7.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans and past due interest thereon, if any, from and after the date of occurrence of such Specified Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable in cash on demand of Agent or the Required Lenders.

(d)    Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Restatement Effective Date as otherwise provided in this Agreement.

(e)    All interest payable pursuant to this Section 1.3 shall be applied in accordance with Section 1.10(a).

1.4    Loan Accounts; Register.

(a)    Subject to Sections 1.4(b) – (d) below, Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Subject to Sections 1.4(b) – (d) below, such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)    Agent, acting as a non-fiduciary agent of the Borrower solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Term Loans, Revolving Loans, Swing Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrower and its application to the Obligations.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)    The entries in the Register shall be conclusive absent manifest error and the Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.

1.5    Procedure for Revolving Borrowing.

(a)    Each Borrowing of a Revolving Loan shall be made upon the Borrower’s irrevocable (subject to Section 10.5) written notice delivered (including by Electronic Transmission) to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (i) on the requested Borrowing date of each Base Rate Loan equal to or less than $3,000,000, (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan in excess of $3,000,000 but equal to or less than $5,000,000, (iii) on the date which is two (2) Business Days prior to the requested Borrowing date of each Base Rate Loan in excess of $5,000,000 and (iv) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan; provided that, with respect to any borrowing of a Revolving Loan that is to be made on the Restatement Effective Date, such Borrowing Notice must be received by Agent prior to 2:00 p.m. one (1) Business Day prior to the Restatement Effective Date. Such Notice of Borrowing shall specify:

(i)    the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 (and multiples of $50,000 in excess thereof), except with respect to any initial Incremental Revolving Borrowing, to the extent otherwise provided in the related Incremental Revolving Loan Assumption Agreement;

(ii)    the requested Borrowing date, which shall be a Business Day;

(iii)    whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv)     if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b)    Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c)    Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Restatement Effective Date will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

1.6    Conversion and Continuation Elections.

(a)    The Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $100,000 (and multiples of $50,000 in excess thereof). Any such election must be made by the Borrower by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default (o the r than any Specified Default) has occurred and is continuing and Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b)    Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided, that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c)     Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

1.7    Optional Prepayments and Reductions in Revolving Loan Commitments.

(a)     Optional Prepayments Generally. The Borrower may at any time upon (i) at least two (2) Business Days’ with respect to any LIBOR Rate Loans (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent or (ii) written notice by the

Borrower to the Agent on the day of prepayment with respect to any Base Rate Loan, prepay the Loans in whole or in part in an amount greater than or equal to $100,000 (other than Revolving Loans and Swing Loans for which prior written notice is not required and for which no minimum shall apply), in each instance, without penalty or premium except as provided in Section 10.4;  provided, however, that the Borrower shall not be permitted to make any prepayment of Term Loans pursuant to this Section  1.7(a) at a time when the principal amount of  outstanding LIFO Revolving Loans is greater than $0 immediately after giving effect to any such prepayments of Term Loans. Optional partial prepayments of Term Loans shall be applied pro rata among each tranche of Term Loans based upon the respective outstanding principal balances thereof, and then shall, subject to Section 1.10(a), be applied as directed by the Borrower; provided that the same order of application shall apply to each tranche of Term Loans and, in the absence of such direction, in direct order of maturity to the Term Loans as a whole. Optional partial prepayments of Term Loans in amounts less than $100,000 shall not be permitted. The foregoing provisions shall not apply with respect to any Discounted Buyback governed by Section 1.7(d). A ll prepayments of Revolving Loans shall be applied first to repayment of LIFO  Revolving Loans until all LIFO Revolving Loans have been repaid in full and then to  repayment of Original Revolving Loans.

(b)    Reductions in Revolving Loan Commitments.

(i)    The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent permanently reduce the Aggregate Original Revolving Loan Commitment; provided, that (i) such reductions shall be in an amount greater than or equal to $1,000,000, ~~and~~ (ii)  no reductions to the Aggregate Original Revolving Loan Commitme nt may   be made at a time when the Aggregate LIFO Revolving Loan Co mmi tment is greate r  than $0 and (iii ) after giving effect to such reduction, Availability shall be not less than $5,000,000. All reductions of the Aggregate Or iginal Revolving Loan Commitment shall be allocated pro rata among all Lenders with ~~a~~an Or ig ina l Revolving Loan Commitment. A permanent reduction of the Aggregate Original Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit or the Swingline Commitment; provided, that the L/C Sublimit and/or the Swingline Commitment, as applicable, shall be permanently reduced by the amount thereof in excess of the Aggregate Orig inal Revolving Loan Commitment. The Borrow er shall not be permitted to permanently reduce th e Aggregate LIFO Revolving Loan Commitment prior to the LIFO Revolving Calc ulation Date (except as other wise ag reed by the Required LIFO Revolving Lenders). The Requi red LIFO Revolving Lenders shall be permitted to permanently reduce the Aggregate LIFO Revolving Loan Commitment at an y time  after the LIFO Revolvi ng Calculation Date.

(ii)    [reserved].

(c)    Notices. The notice of any prepayment or commitment reduction pursuant to clause (a) or (b) above shall not thereafter be revocable by the Borrower and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction; provided, however, that a notice of prepayment and commitment reduction delivered by the Borrower in connection with a prepayment of the Obligations in full may state that such prepayment and reduction is conditioned upon the effectiveness of other credit facilities, the proceeds of which shall be used to repay the Obligations in full in cash, in which case such notice may be revoked by the Borrower (by written notice provided to Agent prior to the specified effective date thereof) if such condition is not satisfied. The payment amount specified in such notice shall be due and payable in cash on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4.

(d)    Discounted Buybacks.

(i)    Generally. ~~So~~At any ti me pri or to the Fi rst Amendment Date or after the LIFO Maturity Date, so long as (A) no Default or Event of Default has occurred and is continuing on both the date a Discounted Buyback Notice (as defined below) is delivered to Agent and Lenders and the date a Discounted Buyback (as defined below) is made (both before and after giving effect thereto) and (B) no Revolving Loans or Swing Loans are used to fund such Discounted Buyback, Borrower and its Subsidiaries shall be permitted to make voluntary prepayments of the Term Loans from internally generated funds (each, a “Discounted Buyback”) during the term of this Agreement pursuant to the provisions of this Section 1.7(d). Notwithstanding anything to the contrary provided in this Agreement or any other Loan Document, Borrower shall not be permitted to make any Discounted Buyback if after giving effect thereto (and subsequent to the retirement or extinguishment of such Term Loans) the (x) Restricted Lenders or (y) Independent Debt Fund Affiliates would hold a greater aggregate principal amount of Indebtedness than is permitted by Section 9.10.

(ii)    Procedures. In connection with any Discounted Buyback, Borrower will notify Agent and Lenders holding the Term Loans in writing (the “Discounted Buyback Notice”) that Borrower desires to prepay the Term Loans on a specified Business Day, in a maximum aggregate amount (which amount shall be not less than $2,500,000 and whole increments of $100,000 in excess thereof) (the “Discounted Buyback Amount”) at a discount to par (which shall be expressed as a range of percentages of par of the principal amount of the Term Loans) specified by Borrower with respect to each Discounted Buyback, the “Discount Price Range”); provided that such notice shall be received by Agent and Lenders no earlier than ten (10) Business Days and no later than five (5) Business Days prior to the proposed date of such Discounted Buyback. In connection with a Discounted Buyback, Borrower will allow each Lender holding the Term Loans to specify a discount to par (which shall be expressed as a price equal to a percentage of par of the principal amount of the Term Loans held by such Lender, the “Acceptable Discount Price”) for a principal amount (subject to rounding requirements specified by Agent) of the Term Loans held by such Lender at which such Lender is willing to permit such voluntary prepayment; provided, however, that each Restricted Lender and each Independent Debt Fund Affiliate agrees that it shall be required to offer all of its Term Loans for prepayment at one or more Acceptable Discount Prices within the Discount Price Range to the extent that, after giving effect to such Discounted Buyback, the ~~Sponsor Controlled Affiliated~~Restricted Lenders would hold a greater aggregate principal amount of Indebtedness than is permitted by Section ~~9.10~~9.9(b ). Based on the Acceptable Discount Prices and principal amounts of the Term Loans specified by Lenders, if any, Agent, in consultation with Borrower, will determine the applicable discount price (the “Applicable Discount Price”) for the applicable Discounted Buyback, which will be the lower of (i) the lowest Acceptable Discount Price at which Borrower can complete the Discounted Buyback for the Discounted Buyback Amount and (ii) if the Lenders’ response is such that the Discounted Buyback could not be completed for the full Discounted Buyback Amount, the next lowest Acceptable Discount Price specified by the Lenders that is within the Discount Price Range specified by Borrower and then pro rata at the clearing level (it being understood that Borrower may revoke any offer made pursuant to a Discounted Buyback Notice at any time prior to the date of the applicable Discounted Buyback). For the avoidance of doubt, no Lender shall be obligated to participate in a Discounted Buyback.

(iii)    Prepayments; Application. Borrower shall prepay the Term Loans (or the respective portion thereof) offered by Lenders at the Acceptable Discount Prices specified by each such Lender that are equal to or less than the Applicable Discount Price (“Qualifying Term Loans”) at the Applicable Discount Price; provided that if the aggregate proceeds required to prepay Qualifying Term Loans (disregarding any interest payable under this Section 1.7(d)) would exceed the Discounted Buyback Amount for such Discounted Buyback, Borrower shall prepay such Qualifying Term Loans at the Applicable Discount Price ratably based on the respective principal amounts of such Qualifying Term Loans (subject to rounding requirements specified by Agent). The portion of the Term Loans prepaid by Borrower pursuant to this Section 1.7(d) shall be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment. The par principal amount of the Term Loans prepaid pursuant to this Section 1.7(d) shall be applied to reduce the remaining installments of the respective Term Loans owing to the Lenders so prepaid pro rata against all such scheduled installments based upon the respective amounts thereof (without affecting the amount of the installment payments owing to the Lenders not prepaid pursuant to this Section 1.7(d)). The par principal amount of the Term Loans prepaid pursuant to this Section 1.7(d) shall be deemed immediately cancelled upon payment of the applicable Discounted Buyback.

(iv)    Lender Consent. The Lenders hereby consent to the transactions described in this Section 1.7(d) and waive the requirements of any provision of this Agreement or any other Loan Document that might otherwise result in a Default or Event of Default as a result of a Discounted Buyback.

(v)    Miscellaneous. Each Discounted Buyback shall be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, type and Interest Periods of accepted Term Loans, conditions for terminating a Discounted Buyback or rescinding an acceptance of prepayment, forms of other notices (including notices of offer and acceptance) by Borrower and Lenders and determination of Applicable Discount Price) established by Agent acting in its reasonable discretion in consultation with Borrower. The making of a Discounted Buyback shall be deemed to be a representation and warranty by Borrower that all conditions precedent to such Discounted Buyback set forth in this Section 1.7(d) were satisfied in all respects.

1.8    Mandatory Prepayments of Loans and Commitment Reductions.

(a)    Scheduled Term Loan Payments.

(i)    Scheduled Term Loan A Payments. The principal amount of the Term Loan A shall be paid in installments on the dates and in the respective amounts shown below in accordance with Section 1.10(a)~~:~~; provided, how ever, that each First Amendment Consentin g Lender agrees that an y amounts show n below that would otherw ise be due and payable to su ch First Amendment Consenting Lender on any date (other than any date that is a Payment Reinstatemen t Date) on or after July 1, 2018 and prior to the LIFO Maturity Date shall instead be payable on (and, for th e avoidance of doubt, not prior to) th e LIFO Maturity Date (any amounts of principal that would, as of the time of determination, h ave been payable pursuant to this Section   1.8(a)(i) but for this proviso, the “Deferred Amounts” ):

Date of Payment	Amount of Term Loan A Payment
July 1, 2017	$391,750
October 1, 2017	$391,750

January 1, 2018	$391,750
April 1, 2018	$391,750
July 1, 2018	$783,500
October 1, 2018	$783,500

January 1, 2019	$783,500
April 1, 2019	$783,500
July 1, 2019	$783,500
October 1, 2019	$783,500

January 1, 2020	$783,500
April 1, 2020	$783,500
July 1, 2020	$783,500
October 1, 2020	$783,500

January 1, 2021	$783,500
April 1, 2021	$783,500
July 1, 2021	$783,500
October 1, 2021	$783,500

January 1, 2022	$783,500
April 1, 2022	$783,500
July 1, 2022	$783,500
October 1, 2022	$783,500

January 1, 2023	$783,500
April 1, 2023	$783,500
April 13, 2023	All remaining outstanding principal of the Term Loan A

The final scheduled installment of each Term Loan A shall, in any event, be in an amount equal to the entire remaining principal balance of that Term Loan A.

(ii)    [Reserved]:

(iii)    Scheduled Incremental Term Loan Payments. Scheduled installments for an Incremental Term Loan shall be as specified in the applicable amendment or joinder agreement.

(b)    Revolving Loan.

(i )    The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.

(ii)     On the LIF O Maturity Date, the Borrow er shall repay to the Lenders in full the aggregate principal amount of the LIFO Rev olving Loans outstanding on such date.

(c)    Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i)    make a Disposition; or

(ii)    suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $750,000, then (A) the Borrower shall promptly notify Agent of such Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly following receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.8(g) hereof. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets of a kind then used or usable in the business of Borrower or such Subsidiary, within two hundred seventy (270) days after the date of such Disposition or Event of Loss or enters into a binding commitment thereof within said two hundred seventy (270) day period and subsequently makes such reinvestment within one hundred eighty (180) days after the expiration of such two hundred seventy (270) day period; provided, that the Borrower notifies Agent of Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(d)    Incurrence of Debt; Specified Equity Contributions. Immediately upon receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of Specified Equity Contributions or the incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder), the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to such Specified Equity Contributions or Net Issuance Proceeds, in each instance, for application to the Loans in accordance with Section 1.8(g).

(e)    Excess Cash Flow. Within five (5) Business Days after the annual financial statements are required to be delivered pursuant to Section 4.1(a) hereof, commencing with such annual financial statements for the Fiscal Year ending on December 31, 2017 (for the period from the Restatement Effective Date through December 31, 2017), the Borrower shall deliver to Agent a written calculation of Excess Cash Flow of the Credit Parties and their Subsidiaries for such Fiscal Year in the form of Exhibit 1.8(e) and certified as correct on behalf of the Credit Parties by a Responsible Officer of the Borrower and concurrently therewith shall deliver to Agent, for distribution to the Lenders, an amount equal to (i) 50% of such Excess Cash Flow, if the First Lien Net Leverage Ratio (as calculated in the manner set forth on Exhibit 4.2(b)) as of the last day of such Fiscal Year is greater than 2.75 to 1.00, (ii) 25% of such Excess Cash Flow, if the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.75 to 1.00, but greater than 2.25 to 1.00 and (iii) 0% of such Excess Cash Flow, if the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.25 to 1.00, minus, in each case, at the option of the Borrower, the sum of (A) the aggregate amount of any voluntary prepayments of Revolving Loans (to the extent accompanied by a permanent reduction of the Revolving Loan Commitment) made during such Fiscal Year, and (B) the aggregate amount of any voluntary prepayments of the Term Loans made during such Fiscal Year (other than Discounted Buybacks), for application to the Loans in accordance with the provisions of Section 1.8(g) hereof, in each case to the extent made during the applicable Fiscal Year to the extent not financed through the issuance of Stock or Stock Equivalents or the incurrence of Indebtedness. Excess Cash Flow shall be calculated in the manner set forth in Exhibit 1.8(e).

(f)    Reserved.

(g)    Application of Prepayments. Subject to Section 1.10(c), any prepayments pursuant to Section 1.8(c), 1.8(d) or 1.8(e) shall be applied first to prepay the next four (4) installments of each tranche of Term Loans, if any, in direct order of maturity and then to prepay all remaining installments of the Term Loans pro rata against all such scheduled installments based upon the respective amounts thereof (which, if any Other Term Loans are then outstanding, shall consist of a prepayment of Other Term Loans in an amount equal to the Other Pro Rata Share of such prepayment of Term Loans and a prepayment of Term Loans that are not Other Term Loans in the remaining amount), second to prepay outstanding Swing Loans, third to prepay outstanding Revolving Loans, without permanent reduction of the Revolving Loan Commitment; fourth, to cash collateralize all Letter of Credit Obligations; and fifth, to make prepayments pursuant to Section 1.8 of the Second Lien Credit Agreement~~.~~; provid ed, how ever, to the ex tent Agent receiv es a prepayment in excess of $3,500,000 pursuant to Secti on   1.8(c) as a result of any Disposition or Event of Loss (or an y series of related Disposit ions or Events of Loss), Agent may elect, in its sole dis cretion, to first apply such Net Proc eeds to prepay outstanding LIF O Revolving Loans (w ithout permanent reduction of the Aggregate LIFO Revolving Loan Commitme nts). The Borrower shall provide Agent and the Lenders with at least two (2) Business Days prior written notice of any prepayment proposed to be made pursuant to Section 1.8(b), 1.8(c) or 1.8(d). Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share (if any) of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of any tranche of Term Loans required to be made pursuant to clauses (c), (d) and (e) of this Section 1.8 by providing written notice (each, a “Rejection Notice”) to Agent and the Borrower no later than 5:00 p.m. one (1) Business Day prior to the applicable prepayment date. Each Rejection Notice from a Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of such Term Loans. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining, and to the extent that any prepayment pursuant to this Section 1.8 would otherwise be applied to a LIBOR Rate Loan prior to the last day of the Interest Period applicable thereto, and no Default or Event of Default exists or is continuing, the Borrower may instruct Agent in writing to hold such prepayment as cash collateral until the last day of the applicable Interest Period (and interest in respect of the amounts so held shall continue to accrue thereon at the rate provided hereunder for the Loans which such amounts are intended to repay until such amounts are used in full to repay such Loans) and then Agent shall apply such prepayment to pay such LIBOR Rate Loan on the last day of the applicable Interest Period. Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

(h)    No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.9    Fees.

(a)    Fees. The Borrower shall pay to (i) Antares Capital those fees in the amounts and at the times set forth in that certain amended and restated letter agreement, among the Borrower, Antares Capital and Antares Finance, dated as of the Restatement Effective Date (as may be amended from time to time, the “Fee Letter”) and (ii) Antares Finance, ratably for itself and the Lenders, a non-refundable closing fee equal to 0.50% of the aggregate principal amount of the Commitments on, and subject to the occurrence of, the Restatement Effective Date.

(b)    Unused Commitment Fees.

(i)    The Borrower shall pay to Agent a fee (the “Unused Commitment Fee”) for the ratable account of each Revolving Lender in an amount equal to

(A)    the average daily balance of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar quarter (other than, at any time after the Guaranty Termination Date, the average daily balan ce of the LIFO Revolving Loan Commitment of such Revolving Lender), less

(B)    the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Revolving Lender, plus (z) in the case of the Swingline Lender, the average daily balance of all outstanding Swing Loans held by such Swingline Lender, in each case, during the preceding calendar quarter; provided, that in no event shall the amount computed pursuant to clauses (A) and (B) with respect to the Swingline Lender be less than zero,

(C)    multiplied by one-half of one percent (0.50%) per annum.

The total Unused Commitment Fee paid by the Borrower will be equal to the sum of all of the Unused Commitment Fees due to the Lenders, subject to Section 1.11(e)(vi). Such fee shall be payable quarterly in arrears on the first day of the calendar quarter following the date hereof and the first day of each calendar quarter thereafter. The Unused Commitment Fee provided in this Section 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement.

The Borrower hereby agrees that accrued and unpaid “Unused Commitment Fees” (as defined in the Original Credit Agreement) in an amount equal to $658.33 are due and owing to certain Lenders under the Original Credit Agreement as of the Restatement Effective Date and shall be paid in full in cash by the Borrower to the Agent, for the benefit of the Lenders, on the Restatement Effective Date.

The Borrower hereby agrees that accrued and unpaid “Unused DDTL Commitment Fees” (as defined in the Original Credit Agreement) in an amount equal to $1,133.33 are due and owing to certain Lenders under the Original Credit Agreement as of the Restatement Effective Date and shall be paid in full in cash by the Borrower to the Agent, for the benefit of the Lenders, on the Restatement Effective Date.

(ii)    [reserved].

(c)    Letter of Credit Fee. The Borrower agrees to pay to Agent for the ratable benefit of the Or iginal Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable and documented out-of-pocket costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Original Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Required Original Revolving Lenders’ option, while a Specified Event of Default exists (or automatically while an Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Original Revolving Lenders in arrears, on the first day of each calendar quarter and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

(d)    All fees payable pursuant to this Section 1.9 shall be applied in accordance with Section 1.10(a).

1.10    Payments by the Borrower.

(a)    All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. on the date due. Any payment which is received by Agent later than 2:00 p.m. may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes Agent and each Lender to make ~~a~~an Orig inal Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay, and the Borrow er directs the Agent to apply the proceeds of such Origin al Revolvi ng Loans to pay such am ounts to th e appli cabl e Secured Parti es entitled to such amounts in accordance with the Loan Documents, (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on or afte r the date due  and paya ble, or (ii) after five (5) days’ prior notice to the Borrower, other fees, costs or expenses due and payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents. T he Borro wer hereby authoriz es Agent and each LIFO Revolving Lender, regardless of whether the conditions in Section  2.2 have been satisfied at such time, to make a LIFO Revolving Loan (which shall be a Base Rate Loan) to pay, and the Borrow er directs the Agent to apply the proceeds of such LIFO Revolving Loans to pay such amounts to the applica ble Secured Parties en titled to such amounts in accordance wi th the Loan Documents, (i)   interest wi th respect to the LIFO Revolving Loans, agent fees and Unused Commitment Fees with respect to the LIF O Revolvi ng Loan Commitments, in each instan ce, on or after the date due and payable, or (ii)   after fiv e (5) days ’ prior notice to the Borrow er, other fees, costs or expenses due and payable by th e Borrower or any of its Subsidiaries hereunder or under the other Loan Documents. Fur thermore, at any time on or after the First Amen dment Date but on or prior to the LIFO Revolving Calc ulation Date, the Borrower authorizes the Agent and each LIFO Revolving Lender to mak e, and each LIFO Revolving Lender shall ma ke, regardles s of whether the con ditions in Section   2.2 have been satisfied at such time, at the di rection of the Required LIFO Revolving Lenders in their sole discretion, LIFO Revolving Loans t o the Borrower (i)   at an y time when the aggregate amount of unrestricted cash and Cash Equivalents (as reflected in the mos t re cent report delivered to the Administrative Agent pursuant to Section 4.1(d)) of the Borrower and its Restricted Subsidiaries as of such date is less than $750,000, in an amount not to exceed the excess of $750,000 over the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the other Credit Parties as of such date, (ii)   at any time, in an amount up to any then outstanding Accounts Payable Adjustment Amount and (iii)   on or after the occurrence of a Triggering Event (as defined i n the Spo nsor G uaranty), to pay, and the Borrow er directs the Agent to apply the proceeds of such LIFO Revolving Loans to pay such amounts to the applicable Secured Parties entitled to such amounts in accordance wi th the

Loan Documents, (x)   any Guaranteed PIK Interest (as defined in the Sponsor Guaranty), (y) the Guaranteed Cash Interest (as defined in the Sponsor Guaran ty) and (z )   the Guaranteed Fees (as defined in the Sponsor Guaranty).

(b)    Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)    During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders or Required LIFO Revolving Lenders, apply any and all payments received by Agent in respect of any Obligation, including proceeds of Collateral, in accordance with clauses first through ~~sixth~~tenth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents (in each case, other than amounts th at have been repaid wi th the pro ceeds of pa yments received from the Sponsor Guarantors pursuant to th e terms of the Sponsor Guarant y);

second, to payment of all accrued unpaid interest on the LIFO Revolving Loans and fees ow ed to Agent and the Lenders in connection ther ew ith (in each case, other than amounts th at have been repaid wi th the proceeds of payments received from the Sp onsor Guarantors pursu ant to the terms of the Sponsor Guaranty);

third, to payment of principal of the LIFO Revolving Loans and to othe r amounts required to be paid pursuant to the terms of the Sponso r Guaranty (in each case, other than the amount of LIFO Revolving Loans and such other amounts that have, in each case, been repaid wi th the proceeds of payments received from the Sponsor Guarantors pursuant to th e terms of the Sponsor Guarant y);

fourth, to payment of any other amounts ow ing wi th respect to the LIFO Revolving Loans or LIFO Revolving Loan Commitments, in each case to the extent constituting Obligatio ns (in each case, other th an amounts that have been repaid wi th the proceeds of payments received from the Sponsor G uarantors pursuant to the terms of the Sponsor Guaranty);

~~second~~fifth, to payment of costs and expenses, including Attorney Costs, of Lenders payable or reimbursable by the Credit Parties under the Loan Documents (i n each case, other than amounts that have been repaid wi th the proceeds of payments receiv ed from the Sponsor Guarantors pursuant to the terms of the Sponsor Guaranty);

~~third~~six th, to payment of all accrued unpaid interest on the Obligations (other than Banking Services Obligations) and fees owed to Agent, Lenders and L/C Issuers (other than (x ) fees owed in respect of Banking Services Obligations and (y)   amounts that have been repaid wi th the proceeds of payments receiv ed from the Spo nsor Guarantors pursuant to the terms of the Sponsor Guaranty);

~~fourth~~seven th, to payment of principal of the Obligations (other than Banking Services Obligations) including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable (in each case, other than amounts that have been repaid with the proceeds of payments received from the Sponsor Guarantors pursuant to the terms of the Sponsor Guaranty);

~~fifth~~eighth, to payment of any other amounts owing constituting Obligations, including, without limitation, Banking Services Obligations~~;  and~~ (in each case, other than amounts that have been repaid wi th the proceeds of payment s received from the Sponsor Guarantors pursuant to th e terms of the Sponsor Guarant y);

ninth; to payment of principal of Loans that have been paid by the Sponsor Guarantors i n accordance wi th th e G uarantor Subrogation Rights (as defi ned in the Sponsor Guaranty) set forth in the Sponsor Guaranty; and

~~sixth~~ten th, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto, including the Borrower, as the case may be.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third, fourth ~~and~~, fifth, sixth, seventh, eighth and ninth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.

(d)    Notw ithstanding any terms of this Agreement or any other Loan Document to the contrary, any payment received by Agent pursuant to the Sponsor Guaranty (other than any payment made pu rsuant to Section   2.6 or 8.11 of th e Sponsor Guaranty) shall be applied as and when requi red by Section   2.5(b) of the Sponsor Guaranty.

1.11     Payments by the Lenders to Agent; Settlement.

(a)    Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested (and may do so by way of permitted delegation under Section 8.4 to Antares Finance). Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. on such scheduled Borrowing date. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)    At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in Section 1.1(c)(vi) and Section 1.11(e)(iv)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it; provided, however, that in the case of any payment of principal received by Agent from the Borrower in respect of any Term Loan prior to 1:00 p.m. on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on such Business Day, and, in the case of any payment of principal received by Agent from the Borrower in respect of any Term Loan later than 1:00 p.m. on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on the next Business Day. Except as provided in the preceding proviso with respect to any Term Loan payments, such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date.

(c)    Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this Section 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of Section 1.11(b), to the extent that Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d)    Return of Payments.

(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)    If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)    Non-Funding Lenders.

(i)    Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, or to fund any purchase of any participation to be made or funded by it (including with respect to any Letter of Credit or Swing Loan), or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii)    Reallocation. If any Original Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent’s election at any time or upon Borrower’s or any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Orig inal Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Origi nal Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Orig inal Revolving Lender’s (other than any other Non-Funding Lender’s or Impacted Lender’s) Commitment Percentage had been increased proportionately), provided, that no Orig inal Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Orig inal Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Original Revolving Loan Commitment.

(iii)    Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender (other than a Non-Funding Lender who only holds Term Loans) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, an “Original Revolving Lender”, a “LIFO Revolving Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revo lving

Lenders”, “Required Ori gi nal Revolving Lenders”, “Required LIFO Revolving Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided, that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, Required Revolving Lenders, Required Original Revolving Lenders and Required LIFO Revolving Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)    Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all portions of any payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount of such Non-Funding Lender to the appropriate Secured Parties thereof. In  the case of any N on-Funding Le nder that i s an O riginal Revolving Lender, Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 1.11(e)(ii), of all Letter of Credit Obligations until the Obligations (other than Obligations under Secured Rate Contracts or Banking Services Obligations that are, in each case, not due and payable or contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non- Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Orig inal Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute ~~a~~an Original Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Original Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Ori ginal Revolving Loans or Letter of Credit participation interests from the other Original Revolving Lenders until such time as the aggregate amount of the Original Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Original Revolving Lenders in accordance with their Commitment Percentages of the Aggregate ~~Revolving~~Original Revolving Loan Commitment. With respect to such Non-Funding Lender’s failure to fund LIFO Revolving Loans, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to co nstitute a LIFO  Revolving Loan and, if necessary to effectuate the foregoing, the other LIFO Revolving Lenders shall be deemed to have sold, and such N on-Funding Lender shall be deemed to have purc hased, LIFO Revolvi ng Loans from the other LIFO Revolving Lenders until such time as the aggregate amount of the LIFO Re volving Loans are held by th e LIFO Revolving Lenders in accordance with their Commitment Percentages of the Aggregate LIFO Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swingline Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations, Swing Loans, plus, without duplication and (B) all amounts of such Non-Funding Lender reallocated to other Lenders pursuant to Section 1.11(e)(ii).

(v)    Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)    Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f)    Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

(g)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Lender.

1.12    Incremental Term Loans and Revolving Loan Commitments.

(a)    ~~The~~At any ti me pri or to the Fi rst Amendment Date or af ter the LIF O Maturity Date, the Borrower may, by written notice to Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Loan Lenders, each of which must be (i) an existing

Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable to Agent (which acceptance shall not be unreasonably withheld or delayed) and the Borrower. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make term loans with terms identical to the terms of the existing Term Loans or commitments to make term loans with a different maturity date than the existing Term Loans or with pricing terms different from the pricing terms of the then existing Term Loans (the term loans with such different pricing terms are referred to herein as the “Other Term Loans” and the related Incremental Term Loan Commitments as the “Other Term Loan Commitments”). The Borrower will first seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, if additional commitments are needed, from additional banks, financial institutions and other institutional lenders who will become Incremental Term Loan Lenders in connection therewith. The Borrower and each Incremental Term Loan Lender shall execute and deliver to Agent an Incremental Term Loan Assumption Agreement and such other documentation as Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Loan Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the then existing Term Loans (including, without limitation, the same percentage of amortization over the period of time as the existing Term Loans) except as otherwise set forth herein. If the initial pricing terms on the requested Other Term Loans (as determined by Agent to be equal to the sum of (x) the margin above LIBOR on the requested Other Term Loans (inclusive of any interest rate floors), (y) any OID with respect to the requested Other Term Loans and (z) any upfront fees, but excluding arrangement, structuring and underwriting fees or similar fees not paid to lenders generally paid or payable to any lead arranger or its Affiliates, divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds the pricing terms of any of the then existing Term Loans (as determined by Agent with respect to each such existing Term Loan to be equal to the sum of (x) the Applicable Margin then in effect for such existing Term Loans that is a LIBOR Rate Loan (inclusive of any interest rate floors), (y) any OID with respect to such existing Term Loan and (z) any upfront fees, but excluding arrangement, structuring and underwriting fees or similar fees not paid to lenders generally paid or payable to Antares Capital or any other arranger, divided by the lesser of (A) the average life to maturity of such existing Term Loans and (B) four) by more than 50 basis points, then the pricing terms then in effect for each such existing Term Loan shall automatically be increased to the extent necessary such that the pricing terms (inclusive of any OID) of each such existing Term Loans is equal to the pricing terms of the requested Other Term Loans minus 50 basis points, effective upon the making of the requested Other Term Loans; provided, that, to the extent the pricing terms on the requested Other Term Loans is greater than the pricing terms with respect to such existing Term Loan solely as a result of a higher interest rate floor, then the interest rate margin increase shall be effectuated solely by increasing the interest rate floor on the applicable existing Term Loan, as applicable. The final maturity date of any Incremental Term Loan that is a separate tranche shall be no earlier than the maturity date of the Term Loan A and the Weighted Average Life to Maturity of any such Incremental Term Loan shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loan A.

(b)    The Borrower may, by written notice to Agent from time to time, request Incremental Revolving Loan Commitments in an amount not to exceed the Incremental Revolving Loan Commitment Amount from one or more Incremental Revolving Lenders, each of which must be (i) an existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable to Agent (which acceptance shall not be unreasonably withheld or delayed), the Borrower and each L/C Issuer (which acceptance shall not be unreasonably withheld or delayed and which shall be deemed to have been given by such L/C Issuer unless an objection is delivered to Agent within five (5) Business Days after notice of acceptance of such Person by Agent is delivered to such L/C Issuer). Such notice shall set forth (i) the amount of the Incremental Revolving Loan Commitments being requested (which shall be in minimum increments of $500,000 and a minimum amount of $1,000,000 or such lesser amount equal to the remaining Incremental Revolving Loan Commitment Amount) and (ii) the date on which such Incremental Revolving Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice). The Borrower will first seek Incremental Revolving Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, if additional commitments are needed, from additional banks, financial institutions and other institutional lenders who will become Incremental Revolving Lenders in connection therewith. The Borrower and each Incremental Revolving Lender shall execute and deliver to Agent an Incremental Revolving Loan Assumption Agreement and such other documentation as Agent shall reasonably specify to evidence the Incremental Revolving Loan Commitment of each such Person. The terms and provisions of such Incremental Revolving Credit Commitments and Revolving Loans made under such Incremental Revolving Credit Commitments shall be identical to those of the existing Revolving Loans.

(c)    Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and each Incremental Revolving Loan Assumption Agreement.

(d)    Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 1.12 unless (i) on the date of such effectiveness, the conditions set forth in Section 2.2 shall be satisfied and Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, provided, that, if the proceeds thereof are intended to and shall be used to finance a Permitted Acquisition subject to customary “funds certain provisions”, no Default or Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) shall exist and the condition set forth in paragraph (a) of Section 2.2 shall be limited to the Specified Representations and those representations included in the related acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower (or the applicable Credit Party or Subsidiary) has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations, (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement or Incremental Revolving Loan Assumption Agreement, Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by Agent and consistent with those delivered on the Restatement Effective Date under Section 2.1, (iii) after giving effect to such Incremental Term Loan Commitment and the Incremental Term Loans or such Incremental Revolving Loan Commitment and the Incremental Revolving Loans, as applicable, to be made thereunder and the application of the proceeds therefrom (assuming, in the case of such Incremental Revolving Loan, that the entire amount of such Incremental

Revolving Loan is funded) (x) the Borrower shall be in compliance with the financial covenant set forth in Section 6.2 on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder and (y) the First Lien Net Leverage Ratio and the Leverage Ratio on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder, would be less than or equal to 3.40 to 1.00 and 4.75 to 1.00, respectively, (iv) to the extent reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations, as determined by Agent in its reasonable discretion (x) the applicable Credit Party to any Mortgages shall have entered into, and delivered to Agent, at the direction and in the reasonable discretion of Agent a mortgage modification in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent, (y) the Borrower shall have caused to be delivered to Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Agent, insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 5.1) and (z) the Borrower shall have delivered, at the request of Agent, to Agent and/or all other relevant third parties all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations and (v) any Incremental Term Loan or Incremental Revolving Loan will rank pari passu in right of payment and pari passu with respect to security with the other Loans. Any Incremental Revolving Loans shall be on the same terms (as amended from time to time) (including pricing and maturity date) as, and pursuant to documentation applicable to, the initial Revolving Loans.

(e)    Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan or Incremental Revolving Loan Commitment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment (an “Incremental Amendment”) may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Borrower, to effectuate the provisions of this Section 1.12, and, for the avoidance of doubt, this Section 1.12 shall supersede any provisions in Section 9.1. From and after such effectiveness, the Loans and Commitments established pursuant to this Section 1.12 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments.

(f)    Each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of LIBOR Rate Loans that are Term Loans to be converted into a Borrowing of Base Rate Loans that are Term Loans on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Borrowing of LIBOR Rate Loans that are Term Loans on a pro rata basis. Any conversion of LIBOR Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 10.4. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Borrowing of LIBOR Rate Loans, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, the scheduled amortization payments under Section 1.8(a) required to be made after the making of an Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders holding Term Loans were entitled before such recalculation.

(g)    Each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of each Incremental Revolving Loan Commitment, (i) Or iginal Revolving Loans made under such Incremental Revolving Credit Commitment are included in each Borrowing of outstanding Orig inal Revolving Loans on a pro rata basis and (ii) the Lender providing each Incremental Revolving Credit Commitment shares ratably in accordance with its Commitment Percentage in the aggregate Original Revolving Loans, Swing Loans and Letter of Credit Obligations then outstanding.

ARTICLE II -

CONDITIONS PRECEDENT

2.1    Conditions of Initial Loans. The effectiveness of this Agreement and the obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions:

(a)    Loan Documents. Agent shall have received on or before the Restatement Effective Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1.

(b)    [Reserved].

(c)    Equity Structure. Sponsor shall have invested a minimum of $50,000,000 ($45,000,000 of such $50,000,000 will be used by the Borrower on the Restatement Effective Date to finance the Restatement Effective Date Merger and $5,000,000 of such $50,000,000 will be used by the Borrower on or after the Restatement Effective Date to finance Capital Expenditures) into the Borrower, directly or indirectly, in the form of cash equity into the capital stock or other equity securities of Borrower.

(d)    [Reserved].

(e)    Restatement Effective Date Merger. The Restatement Effective Date Merger shall have been consummated or, substantially simultaneously herewith shall be consummated, in accordance with the terms of the Restatement Effective Date e Merger Agreement (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of Agent, such consent not to be unreasonably withheld, delayed or conditioned).

(f)    [Reserved].

(g)     No Litigation. No order, injunction or judgment has been entered into prohibiting the closing of the credit facilities to be extended hereunder.

(h)     Evidence of Solvency. Agent shall have received a certificate of a Responsible Officer of Borrower, certifying that Borrower and each of the Guarantors on a consolidated basis, after incurring all Indebtedness hereunder and under the Second Lien Credit Agreement on the Restatement Effective Date, will be Solvent as of the Restatement Effective Date.

(i)    Required Information. The Joint Lead Arrangers shall have received (a) unaudited consolidated balance sheets and related statements of income and cash flows of Spinal Elements for each fiscal month ended after February 28, 2017 and at least forty-five (45) days prior to the Restatement Effective Date and (b) a pro forma consolidated balance sheet of Borrower as of the last day of the most recently completed fiscal month ended at least forty-five (45) days prior to the Restatement Effective Date, prepared after giving pro forma effect to the Restatement Effective Date Related Transactions; provided, that each such pro forma financial statement shall be prepared in good faith by Borrower.

(j)    Patriot Act. Agent shall have received, at least five days prior to the Restatement Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that is requested in writing by Agent.

(k)    Payment of Fees and Expenses. Payment of all fees and expenses required to be paid on the Restatement Effective Date pursuant to the Fee Letter shall have been paid on the Restatement Effective Date to the extent invoiced at least one business day prior to the Restatement Effective Date.

2.2    Conditions to Certain Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, in each instance, if, as of the date thereof:

(a)    any representation or warranty (o ther than, w ith respect to LIFO Revolving Loans or First Amendment Consenting Lenders, the Specified Defaults) by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and (i)   with

respect to Orig inal Revolving Lo ans or Issu ances of Letters of Credit, Agent or Required Orig inal Revolving Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect or (ii) with respect to LIFO Revolving Loans, Agent or Required LIFO Revolving Lenders have determined not to make such Loan as a result of the fact that such warranty or representation is untrue or incorrect;

(b)    any Default or Event of Default (in each case, other than, with respect to   LIFO Revolving Loans or First Amendment Consenting Lenders, the Specified Default s) has occurred and is continuing or would reasonably be expected to result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and (i)   wit h respect to Origina l Revolving Loans or Is suances of Letters of Credit, Agent or Required Origina l Revolving Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default or (ii) with respect to LIFO Revolving Loans, Agent or Required LIFO Revolving Lenders shall have determined not to make any Loan as a result of that Default or Event of Default; and

(c)     (i) after giving effect to any Origina l Revolving Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Origina l Revolving Loans would exceed the Maximum Original Revolving Loan Balance or (ii)   after giving effect  to any LIFO Revolvin g Loan, the aggregate outstanding amount of the LIFO Revolving  Loans wou ld exceed th e Maximum LIFO Revolving Loan Balance.

The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

Notwithstanding anything contained herein or otherwise to the contrary, no LIFO Revolving Lender will be required to fund any LIFO Revolving Loan at any time when Original Revolving Availability is greater than $0.

ARTICLE III -

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Restatement Effective Date Related Transactions will be, true, correct and complete~~:~~. Notwithstanding anything in this Article III to the contrary, from and after the occurrence of the Specified Defaults, any representation or warranty made or deemed made by any Credit Party or officer under any Loan Document (including the First Amendment) shall be deemed to include an exception for the Specified Defaults.

3.1    Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:

(a)    is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and, to the extent applicable with respect to the subject jurisdiction, in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)    has the corporate, limited liability company or partnership, as applicable, power and authority and all material governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver, and perform its obligations under, the Loan Documents and the Restatement Effective Date Related Agreements to which it is a party;

(c)    is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and, to the extent applicable with respect to the subject jurisdiction, in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)    is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(i), (b)(ii), (c) or (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2    Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement and by each Credit Party and each of their respective Subsidiaries of any other Loan Document and the Restatement Effective Date Related Agreements to which such Person is party, have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, action, and do not and will not:

(a)    contravene the terms of any of that Person’s Organization Documents;

(b)     except as specifically disclosed in Schedule 3.2(b), conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens under the Loan Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c)    violate any material Requirement of Law in any material respect.

3.3    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement, any other Loan Document or Restatement Effective Date Related Agreement except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and the Liens granted to the Second Lien Agent under the Second Lien Indebtedness Documents, (b) those obtained or made on or prior to the Restatement Effective Date and, in the case of the Restatement Effective Date Related Agreements, those obtained or made on or prior to the Restatement Effective Date and (c) in the case of any Restatement Effective Date Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4    Binding Effect. This Agreement and each other Loan Document and Restatement Effective Date Related Agreement to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5    Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a)    purport to affect or pertain to this Agreement, any other Loan Document or Restatement Effective Date Related Agreement, or any of the transactions contemplated hereby or thereby; or

(b)    except as specifically disclosed in Schedule 3.5, as of the Restatement Effective Date would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $2,000,000 (in each case excluding that portion of any such equitable relief or monetary judgments that is covered by either (i) insurance to the extent the relevant independent third-party insurer has not denied coverage therefore or (ii) an indemnification agreement as to which the indemnifying party has not denied liability); or

(c)    would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate that would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Restatement Effective Date Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Restatement Effective Date, except as set forth in Schedule 3.5, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.

3.6    No Default. No Default or Event of Default (other than any Specifie d  Default) exists or would result from the incurring of any Obligations by any Credit

Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the Restatement Effective Date Related Transactions. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7    ERISA Compliance. Schedule 3.7(a) sets forth, as of the Restatement Effective Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. Except as set forth on Schedule 3.7(b), as of the Restatement Effective Date, no ERISA Event has occurred in connection with which any Credit Party or, to the knowledge of the Credit Parties, any ERISA Affiliate has any material obligations and liabilities which remain outstanding.

3.8    Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or “carrying” (as such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock. As of the Restatement Effective Date, except as set forth on Schedule 3.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock

3.9    Ownership of Property; Liens. As of the Restatement Effective Date, the real estate listed in Schedule 3.9 constitutes all of the Owned Real Estate with a fair market value in excess of $300,000 (“Material Real Estate”) and all of the Leased Real Estate. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, all Material Real Estate, and valid leasehold interests in all Leased Real Estate, subject only to Permitted Liens, and good and valid title to all material owned personal property and valid leasehold interests in all material leased personal property, subject only to Permitted Liens, in each instance, necessary or material in the ordinary conduct of their respective businesses. None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Restatement Effective Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar material contractual rights pertaining to any Owned Real Estate. All permits required to have been issued or appropriate to enable the Real

Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except where the failure to have such permits would not reasonably be expected to result in a Material Adverse Effect.

3.10    Taxes. All federal income and all material state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions reflected therein and all other material taxes otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as set forth in Schedule 3.10, as of the Restatement Effective Date, no material Tax Return of any Tax Affiliate is under audit or examination by any Governmental Authority and no written notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. All material amounts of Taxes have been withheld by each Tax Affiliate from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury regulation Section 1.6011-4(b)(2).

3.11     Financial Condition.

(a)     The unaudited interim consolidated balance sheet of the Company and its Subsidiaries for the fiscal month ended on January 31, 2017, and the related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity for the thirteen (13) fiscal months then ended:

(x)    were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)     present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)     The pro forma unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of January 31, 2017 delivered on the Restatement Effective Date was prepared by the Borrower giving pro forma effect to the funding of the Loans and Restatement Effective Date Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries dated as of January 31, 2017, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c)    Since March 13, 2016, there has been no Material Adverse Effect.

(d)    The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e)    All financial performance projections delivered to Agent, including the financial performance projections delivered on or prior to the Original Closing Date represent the Borrower’s best good faith estimate of future financial performance and are based on assumptions believed when made by the Borrower to be fair and reasonable at the time made in light of then-current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, and that projections are not guaranties of financial performance and that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

3.12    Environmental Matters. Except as set forth in Schedule 3.12 and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been at all times (or, solely with respect to Property not currently managed by the Credit Parties, for the past three (3) years), in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice, in each case, arising under or relating to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate in violation of any Environmental Law or for which there is any liability or obligation under Environmental Laws to perform any investigation or remedial action, or to make any notification, (e) to the knowledge of any Credit Party, all Real Estate currently or previously owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials in violation of any Environmental Law or for which there is any liability or obligation under Environmental Laws to perform any investigation or remedial action, or to make any notification and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

3.13    Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

3.14    Solvency. Both immediately before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the Restatement Effective Date Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.

3.15    Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Restatement Effective Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the knowledge of the Credit Parties, within the last five (5) years prior to the Restatement Effective Date, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16    Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, licenses or otherwise has the valid right to use, all Intellectual Property sufficient for each Credit Party and each Subsidiary of each Credit Party to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property or IP Ancillary Rights owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property or IP Ancillary Rights, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17    Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 3.17 and except for fees payable to Agent, the Lenders, and the Second Lien Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18    Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured as required by Section 4.6. A true and complete listing as of the Restatement Effective Date of such insurance, including issuers, coverages and deductibles, has been provided to Agent.

3.19    Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Restatement Effective Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable (in the case of Stock issued by a corporation), and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrower and Subsidiaries of the Borrower, those in favor of Agent and, subject to the Intercreditor Agreement, the Second Lien Agent, for the benefit of the Secured Parties and the secured parties under the Second Lien Indebtedness Documentation, respectively. All such securities were issued in compliance in all material respects with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party, each Subsidiary of each Credit Party and, as of the Restatement Effective Date, Holdings is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart (after giving effect to the Restatement Effective Date Related Transactions) of Holdings and all of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the completion of any Permitted Acquisition and promptly following the incorporation, organization or formation of any Subsidiary. As of the Restatement Effective Date, (x) the Certificate of Ownership and Merger merging the Spinal Elements Merger Sub with and into Spinal Elements (the “Certificate of Merger”) has been approved by the Delaware Secretary of State, and upon filing and acceptance of the Certificate of Merger, the Restatement Effective Date Merger will be effective.

3.20     Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists (a) each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the Restatement Effective Date and (b) all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Restatement Effective Date.

3.21    Deposit Accounts and Other Accounts. Schedule 3.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Restatement Effective Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.22    Bonding. Except as set forth in Schedule 3.22, as of the Restatement Effective Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.23    Closing Date Merger Agreement. As of the Original Closing Date, the Borrower has delivered to Agent a complete and correct copy of the Closing Date Merger Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith). No Credit Party is in default in the performance or compliance with any material provisions thereof. The Closing Date Merger Agreement complies in all material respects with, and the Closing Date Merger has been consummated in all material respects in accordance with, all applicable Requirements of Law. The Closing Date Merger Agreement is in full force and effect as of the Original Closing Date and has not been terminated, rescinded or withdrawn.

3.24    Status of Holdings. Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of its respective portion of the Stock and Stock Equivalents of the Borrower, (ii) activities and contractual rights incidental to maintenance of its corporate existence or to its participation in tax, accounting or other administrative matters as a member of the consolidated group of the Credit Parties, (iii) performance of its obligations under the Loan Documents and the Restatement Effective Date Related Agreements to which it is a party, (iv) issuing, selling and redeeming its own Stock or Stock Equivalents to the extent permitted under this Agreement, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to the holders of its Stock and Stock Equivalents, (vi) incurring liability under the Loan Documents, Indebtedness and other obligations permitted to be incurred by it under this

Agreement and liabilities imposed by Requirements of Law, (vii) providing indemnification to its officers and directors, (viii) non-operational activities as necessary to consummate any Permitted Acquisition or any other Investment permitted under Section 5.4, (ix) receipt and payment of dividends permitted by Section 5.11, (v) activities in connection with preparation for an Initial Public Offering and (vi) activities incidental to the foregoing.

3.25    Second Lien Indebtedness Documents. As of the ~~Restatement Effective~~First Amendment Date, the Borrower has delivered to Agent a complete and correct copy of the Second Lien Indebtedness Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). All Obligations, including the L/C Reimbursement Obligations, constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Intercreditor Agreement.

3.26    Full Disclosure. None of the representations or warranties made by any Credit Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements (other than projections which are subject to the requirements of Section 3.11(e)) about any Credit Party or any of its Subsidiaries contained in each exhibit, report, statement or certificate furnished to Agent or the Lenders by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Restatement Effective Date), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

3.27    Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Person directly or indirectly controlling (as the term “control” is determined pursuant to the second sentence of the definition of the term “Affiliate” hereunder) of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.28    Patriot Act. To the extent applicable, each Credit Party and each Subsidiary of each Credit Party is in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.29    Regulatory Matters.

(a)    Schedule 3.29 sets forth, as of the Restatement Effective Date, a complete and correct list of all Registrations held by each Credit Party and its Subsidiaries. Such listed Registrations are the only Registrations that are required for the Credit Parties and their Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each Credit Party and its Subsidiaries has, and it and its Products are in conformance with, all Registrations required to conduct its respective businesses as now or currently proposed to be conducted except where the failure to have such Registrations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party and its Subsidiaries, neither the FDA nor other Governmental Authority is considering limiting, suspending, or revoking such Registrations or changing the marketing classification, labeling or any other parameter of the Products of the Credit Parties or any of their respective Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party and its Subsidiaries, there is no false or misleading information or significant omission in any product application or other submission to the FDA or other Governmental Authority administering Public Health Laws, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Credit Parties and their respective Subsidiaries have fulfilled and performed their obligations under each Registration, and to the knowledge of each Credit Party and its Subsidiaries, no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation or termination of any such Registration, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party and its Subsidiaries, no event has occurred or condition or state of facts exist which presents, or threatens to present, liability related to Regulatory Matters that would constitute, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party and its Subsidiaries, any third party that is a manufacturer or contractor for the Credit Parties or any of their respective Subsidiaries is in compliance with all Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Credit Parties and their respective Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)    Each Credit Party and its Subsidiaries and, to their knowledge, their respective contract manufacturers are, and have been for the past three calendar years, in compliance with, and all Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Credit Parties or their respective Subsidiaries that are subject to Public Health Laws have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Public Health Laws, including but not limited to, the Quality System Regulation set forth in 21 C.F.R. Part 820, or comparable quality management system, including, but not limited to, ISO 13485, as applicable, or any other applicable Requirement of Law, including, without limitation, clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls and adverse event reporting, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)    No Credit Party nor its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters, and, to the knowledge of each Credit Party and its Subsidiaries, no such obligation has been threatened in writing, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no act, omission, event, or circumstance of which any Credit Party or any of its Subsidiaries has knowledge that would reasonably be expected to give rise to or lead to, any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Credit Party or its Subsidiaries, and, to each Credit Party’s and its Subsidiary’s knowledge, no Credit Party nor its Subsidiaries has any liability (whether actual or contingent) for failure to comply with any Public Health Laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There has not been any violation of any Public Health Laws by any Credit Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would reasonably be expected, in the aggregate, to have a Material Adverse Effect. As of the Restatement Effective Date, to the knowledge of each Credit Party and each of their respective Subsidiaries, there are no civil or criminal proceedings relating to any Credit Party or any of its Subsidiaries or any officer, director or employee of any Credit Party or Subsidiary of any Credit Party that involve a matter within the FDA’s jurisdiction.

(d)    As of the Restatement Effective Date, no Credit Party nor its Subsidiaries is undergoing any inspection related to the Regulatory Matters that would reasonably be expected, in the aggregate, to have a Material Adverse Effect.

(e)    During the period of three calendar years immediately preceding the Restatement Effective Date, no Credit Party nor any Subsidiary of any Credit Party has introduced into commercial distribution any Products manufactured by or on behalf of any Credit Party or any Subsidiary of a Credit Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Credit Party or any of its Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the Ordinary Course of Business) of research, manufacturing, distribution, or commercialization activity, and to the knowledge of each Credit Party and its Subsidiaries, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Product; or (ii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any Product, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any Product are pending or threatened in writing against any Credit Party or any of its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f)    No Credit Party nor any Subsidiary of any Credit Party nor any of their respective officers, directors, employees, agents, or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. No Credit Party nor any Subsidiary of any Credit Party nor, to their knowledge, any of their respective officers, directors, employees, agents or contractors who in each case furnish items or services payable under a federal health care program have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No officer and to the knowledge of each Credit Party and its Subsidiaries, no employee or agent of any Credit Party or its Subsidiaries, has (A) made any untrue statement of material fact or fraudulent statement to the FDA; (B) failed to disclose a material fact required to be disclosed to the FDA; or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(g)    Except as set forth in Schedule 3.29, as of the Restatement Effective Date, no Credit Party nor any Subsidiary of any Credit Party has granted material rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products to any other Person nor is any Credit Party or any of its Subsidiaries bound by any agreement that materially and adversely affects any Credit Party’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products.

ARTICLE IV -

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than Obligations under Secured Rate Contracts and Banking Services Obligations that are in each case not due and payable or contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1    Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly and quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to Agent (and Agent shall deliver to each Lender) by Electronic Transmission:

(a)    as soon as available, but not later than (i) one hundred and fifty (150) days after the end of the Fiscal Year ended December 31, 2016, and (ii) one hundred and twenty (120) days after the end of each Fiscal Year ending thereafter, a copy of the audited consolidated balance sheets of Holdings and each of its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year (or, at the Borrower’s election (x) for the Fiscal Year ending December 31, 2016, the portion of such Fiscal Year from the Original Closing Date through December 31, 2016 and (y) for the Fiscal Year ending December 31, 2017, the portion of such Fiscal Year from January 1, 2017 through the Restatement Effective Date (which shall not include Spinal Elements and its Subsidiaries) (provided that if the Borrower delivers such audited financial statements without Spinal Elements and its Subsidiaries for the portion of such Fiscal Year from January 1, 2017 through the Restatement Effective Date, then the Borrower shall deliver to Agent a copy of the audited consolidated balance sheets of Holdings and each of its Subsidiaries (which shall include Spinal Elements and each of its Subsidiaries) for the period from the Restatement Effective Date through December 31, 2017 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the period from the Restatement Effective Date through December 31, 2017)), setting forth in each case in comparative form the applicable figures for the previous Fiscal Year (to the extent available (provided that, for the avoidance of doubt, such comparative financial statements shall not be required to include the financial results of Spinal Elements for the period prior to the Restatement Effective Date Merger)), and accompanied by the report of BDO USA, LLP or any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent which report shall (i) contain an opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status;

(b)    as soon as available, but not later than (i) sixty (60) days after the end of each Fiscal Quarter ending after the Original Closing Date through December 31, 2017, and (ii) forty-five (45) days after the end of each Fiscal Quarter ending thereafter (in each case, including the last Fiscal Quarter of each year), a copy of the unaudited consolidated balance sheets of Holdings and each of its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter, and for the portion of the Fiscal Year then ended, all certified on behalf of Holdings by an appropriate Responsible Officer of Holdings as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; ~~and~~

(c)    as soon as available, but not later than (i) forty five (45) days after the end of each fiscal month ending after the Original Closing Date through December 31, 2017, and (ii) thirty (30) days after the end of each fiscal month ending thereafter (in each case, excluding the last fiscal month of a Fiscal Quarter), a copy of the unaudited consolidated balance sheets of Holdings and each of its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures~~.~~;

(d)     during the First Amendment Period, on the 1st and 15th of each fiscal month (or, if any such day is not a Business Day, on the immediately succeeding Business Day) cash flow projections, certified by a Responsible Officer of the Borrower and in form reasonably satisfactory to Agent, through and including the date that is thirteen weeks after the date such cash flow projections are required to be delivered pursuant to this Section 4.1(d), and providing a calculation of the average daily Liquidity (as of the close of business on each day) for the preceding four-week period (calculated based on average daily balances for the preceding four-week period);

(e)     during the First Amendment Period, concurrently with the delivery of the financial statements referred to in Section 4.1(c), a report, in form reasonably acceptable to Agent, detailing, for the fiscal month corresponding to the financial statements being delivered on such date, (i) revenue by top twenty (20) customers, (ii) overall selling price by top twenty (20) products, (iii) revenue by top twenty (20) products, (iv) average instrument set turns, (v) gross margin by top twenty (20) products and (vi) accounts payable and accounts receivable aging; and

(f)    no later than the date that is five (5) Business Days after the LIFO Maturity Date, a detailed calculation, certified by a Responsible Officer of the Borrower and in form reasonably satisfactory to Agent, of the Guaranteed Accounts Payable Shortfall and the Guaranteed Liquidity Shortfall, in each case as of 11:59 p.m. on the LIFO Maturity Date.

4.2    Certificates; Other Information. The Borrower shall furnish to Agent and each Lender by Electronic Transmission:

(a)    together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(d) and discussing the reasons for any significant variations;

(b)     concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b), a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), certified on behalf of the Borrower by a Responsible Officer of the Borrower (provided that any Compliance Certificate delivered from and after the First Amendment Date shall not be required to include disclosure as to any Default or Event of Default constituting a Specified Default);

(c)     promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d)     as soon as available and in any event no later than sixty (60) days after the last day of each Fiscal Year, projections of the Credit Parties’ (and their Subsidiaries’) consolidated balance sheet, consolidated statements of income and cash flows for the forthcoming Fiscal Year on a month by month basis (including assumptions made in the build-up of such projections) (it being understood that actual results may differ materially from forecasted or projected amounts);

(e)     promptly upon receipt thereof, copies of any final reports submitted by the Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

(f)    from time to time, if Agent reasonably determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party;

(g)     a certification by a Responsible Officer of the Borrower setting forth in reasonable detail any Margin Stock owned by each Credit Party and each Subsidiary of each Credit Party as of the last day of such Fiscal Quarter (such certification to be included in the Compliance Certificate delivered in respect of such Fiscal Quarter);

(h)    [Reserved];

(i)    promptly upon receipt thereof, annual insurance reports received by any Credit Party or any Subsidiary thereof; and

(j)    promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

4.3    Notices. The Borrower shall notify promptly Agent and each Lender of each of the following (and in no event later than five (5) Business Days (or, in the case of clause (c) below, ten (10) Business Days) after a Responsible Officer becomes aware thereof):

(a)    the occurrence or existence of any Default or Event of Default (other than any Specified Default);

(b)    any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or noncompliance with, any Requirement of Law, which in either case would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)    any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)    the commencement of any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or its respective property (i) in which the amount of damages claimed is $750,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Restatement Effective Date Related Agreement or (iv) that alleges material violations of any Public Health Law;

(e)    (i) the receipt by any Credit Party of any written notice of violation of or potential liability or similar notice under Environmental Law that would have a reasonable likelihood of resulting in a Material Adverse Effect, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of real estate, if such acquisition or lease would have a reasonable likelihood of resulting in a Material Adverse Effect;

(f)    (i) any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) that an ERISA Event has occurred, a notice describing such ERISA Event, and any action that the applicable ERISA Affiliate proposes to take with respect thereto, if known, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)    any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h)    any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(i)    any labor controversy resulting in or reasonably likely to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)    the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder);

(k)    the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any written request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(l)    any event giving rise to a mandatory prepayment pursuant to Section 1.8 hereof; and

(m)     (i) any notice received by a Credit Party or any of its Subsidiaries that the FDA or any other similar Governmental Authority is limiting, suspending or revoking any Registration, changing the market classification, distribution pathway or parameters, or labeling of the Products of the Credit Parties or their respective Subsidiaries; (ii) any Credit Party or any of its Subsidiaries becoming subject to any administrative or regulatory action, inspection, Form FDA 483 observation, warning letter, notice of violation letter, consent decree, or other written notice by the FDA or any comparable Governmental Authority indicating serious deficiencies; (iii) any Product of any Credit Party or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product (or, to the knowledge of any Credit Party, the same threatened against any Credit Party or its respective Subsidiaries), which could, individually or in the aggregate, have a Material Adverse Effect; and (iv) any voluntary withdrawal or recall of any Product by any Credit Party or any of its Subsidiaries, in each case, covering an aggregate amount of $750,000 or greater or which would, in the aggregate, have a Material Adverse Effect.

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower, setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4    Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)    preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Section 5.3;

(b)    preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)    use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(d)    preserve or renew all of its registered Trademarks the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)    not knowingly conduct its business and affairs in a manner that infringes or interferes with any Intellectual Property of any other Person in any respect and shall comply in all respects with the terms of its IP Licenses except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5    Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its tangible Property which is used or useful in its business in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof (other than, in each case, the abandonment or lapse of Patents, Trademarks, Copyrights and other Intellectual Property no longer commercially practicable, used or desirable in the Ordinary Course of Business) except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6    Insurance.

(a)    Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is consistent with past practices of the Credit Parties and (ii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee as agent for the Lenders, as appropriate. All policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent and naming Agent as lenders loss payee and, as applicable to real property, as a mortgagee, as agent for the Lenders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ (or 10 days’ in the case of cancellation for non-payment of premiums) prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Notwithstanding the requirement in clause (i) above, Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b)     Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement (including Flood Insurance, if applicable) Agent may purchase insurance (including Flood Insurance, if applicable) at the Credit Parties’ expense to protect Agent’s and Lenders’ interests, including interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

4.7    Payment of Obligations. ~~Each~~Other than with respect to any payment for which the failure to make such payment would result in a Specified Default, each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective material obligations and liabilities, including:

(a)    all material Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are (i) not yet overdue or (ii) being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b)    all material lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition (other than the imposition of Permitted Liens) or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c)    the performance of all obligations (other than obligations with respect to Indebtedness) under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, including the Restatement Effective Date Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)    payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Title IV Plan.

4.8    Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All Products developed, manufactured, tested, distributed or marketed by or on behalf of any Credit Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed and marketed in compliance with the Public Health Laws and any other Requirements of Law, including, without limitation, product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with Public Health Laws and all other Requirements of Law, in each case, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9    Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice at times to be mutually agreed by Agent and such Credit Party once per calendar year (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect, and make extracts and copies from all of such Credit Party’s books and records, in each instance, at the Credit Parties’ expense; provided, that the Credit Parties shall only be obligated to reimburse Agent for the reasonable and documented expenses of one such field examination, audit and inspection per calendar year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10    Use of Proceeds. The Borrower shall use the proceeds (a) of the Term Loan A solely as follows: (i) first, to refinance on the Restatement Effective Date, all outstanding Term Loans, Revolving Loans and DDTLs (each as defined in the Original Credit Agreement) under the Original Credit Agreement and (ii) to pay costs and expenses required to be paid pursuant to Section 2.1 and (b) of the Revolving Loans (other than Incremental Revolving Loans) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement; provided, however, in no event may proceeds of Revolving Loans be used, directly or indirectly, to make an optional prepayment of the Term Loans or to make a Discounted Buyback. The Borrower shall use the proceeds of the Incremental Term Loans and Incremental Revolving Loans solely (A) (i) to pay the purchase price for a Permitted Acquisition and other Investments permitted by Section 5.4, (ii) to refinance existing Indebtedness of any Target acquired in connection therewith and (iii) to pay related costs and expenses and (B) for working capital and/or for other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement; provided, however, in no event may proceeds of Incremental Revolving Loans be used, directly or indirectly, to make an optional prepayment of the Term Loans.

4.11    Cash Management Systems. Each Credit Party shall, not later than the earlier of (a)(i) sixty (60) days after the Restatement Effective Date (or such longer period as approved by Agent in its sole discretion) or (ii) sixty (60) days after the opening of any such account (or such longer period as approved by Agent in its sole discretion) after the Restatement Effective Date, as applicable, and (b) the date on which such Credit Party enters into any of the foregoing agreements with the applicable depository, securities intermediary or commodities intermediary in connection with the Second Lien Credit Agreement, enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than Excluded Accounts (as defined in the Guaranty and Security Agreement)) as of or after the Restatement Effective Date. Control Agreements shall permit Credit Parties to withdraw or otherwise dispose of funds deposited in or credited to any account that is subject to a Control Agreement until Agent delivers to the applicable depository, securities intermediary or commodities intermediary a notice of exclusive control or other similar notice, and Agent agrees that it shall not deliver any such notice unless, in each case, an Event of Default has occurred and is continuing.

4.12    Landlord Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each Leased Real Estate where any material books and records are stored or located, bailee in possession of any material books and records, or mortgagee of Owned Real Estate with respect to each location where any material books and records are stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13    Further Assurances.

(a)    Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders (other than financial projections) do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein, when taken as a whole, not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any such defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)    Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) subject to customary “funds certain provisions” with respect to perfection of Liens on assets acquired in a Permitted Acquisition or other Investment permitted hereunder, to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Domestic Subsidiaries), promptly after formation or acquisition thereof, to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, substantially all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders and, notwithstanding the foregoing, each Credit Party shall pledge, and shall cause each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) to pledge, all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and sixty-five percent (65%) of the outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of outstanding non-voting Stock and Stock Equivalents of each Excluded Domestic Holdco and First Tier Foreign Subsidiary (in each case, directly owned by a Credit Party), in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary. The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.13 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Restatement Effective Date), in each instance with respect to each Credit Party formed or acquired after the Restatement Effective Date. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary (other than any Excluded Domestic Subsidiary) of any Credit Party acquires fee title to any real estate with a fair market value in excess of $2,000,000, within ninety (90) days of such acquisition (or such later date as may be agreed by Agent in its sole discretion), such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) to the extent necessary to obtain the lender’s title insurance policy referred to in clause (w) below or, if applicable, to satisfy the Flood Insurance requirements of Section 4.6(a), an appraisal complying with FIRREA, (w) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent (but in no event exceeding one hundred twenty percent (120%) of the value of such property as reasonably determined by Borrower) insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens); provided, that solely with regard to real estate located in jurisdictions that calculate mortgage recording fees and mortgage taxes solely based on the appraised value of such real estate, the amount of Obligations secured by each such mortgage shall not exceed one hundred twenty percent (120%) of the appraised value of such real estate (or such lesser amount as shall be agreed to by the Agent), and (x) then current A.L.T.A. surveys (or such other survey alternative as is acceptable to the Agent), certified to Agent by a licensed surveyor (unless Agent accepts a survey alternative in lieu of an A.L.T.A. survey) sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception. In the event any Credit Party or any Subsidiary of any Credit Party acquires any Real Estate having a fair market value in excess of $2,000,000 (other than any Real Estate acquired for use primarily as administrative or sales offices), at Agent’s request, the Credit Parties shall cause to be delivered to Agent, reasonably prior to such acquisition, an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. In addition to the obligations set forth in Section 4.6(a), within forty-five (45) days (or such longer period as approved by Agent in its sole discretion) after written notice from Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Flood Insurance requirements of Section 4.6(a).

Notwithstanding anything herein to the contrary, no Credit Party (i) shall be obligated to take any action to perfect any security interest under the laws of any jurisdiction outside of the United States of America or any State or territory of the United States in any part of the Collateral and (ii) makes any representation as to the perfection of such Collateral.

(c)    Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the incurrence of an Incremental Facility, as determined by Agent in its reasonable discretion, the applicable Credit Party to any Mortgages shall within thirty (30) days of such funding or incurrence (or such later date as agreed by Agent) (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent (and to the extent applicable, substantially similar to the form of the Mortgage on the applicable Real Estate theretofore held by Agent), (ii) cause to be delivered to Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 5.1) and (iii) deliver, at the request of Agent, to Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority (to the extent required by this Agreement) of the Lien of the Mortgages as security for the Obligations.

4.14    Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate under its control, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities that, in either case, would reasonably be expected to result in a Material Adverse Effect, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

4.15    Restatement Effective Date Merger. The Borrower shall cause the Restatement Effective Date Merger to be consummated, and become effective, on the Restatement Effective Date in accordance with the terms of the Restatement Effective Date Merger Agreement and applicable Requirements of Law. The Borrower shall deliver to Agent within one Business Day after the Closing Date the Certificate of Merger evidencing the Restatement Effective Date Merger certified by the appropriate Governmental Authorities.

4.16    Post-Closing Covenant. Borrower shall satisfy the requirements and/or provide to Agent each of the documents, instruments, agreements and information set forth on Schedule 4.16, in form and substance acceptable to Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by Agent in its sole discretion, each of which shall be completed or provided in form and substance satisfactory to Agent.

4.17    Lender Meetings. Borrower will, to the extent requested by the Agent, promptly after delivery of financial statements during the First Amendment Period for the most recently ended fiscal quarter or fiscal month pursuant to Section 4.1(b) and 4.1(c) above, cause appropriate senior management of the Borrower (including the chief financial officer and/or chief executive officer of the Borrower) to participate in a conference call with the Agent and the Lenders, in each case to discuss the financial statements for such fiscal month or fiscal quarter, as applicable, at a reasonable time mutually acceptable to the Agent and the Borrower.

ARTICLE V -

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than Obligations under Secured Rate Contracts and Banking Services Obligations that are in each case not due and payable or contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1    Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)    any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Restatement Effective Date and set forth in Schedule 5.1, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b)    any Lien created under any Loan Document;

(c)     Liens for Taxes (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)    Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)    Liens consisting of judgment, appeal bonds, or judicial attachment liens not constituting an Event of Default under Section 7.1(h) or (i);

(g)    easements, covenants, conditions, rights-of-way, equitable servitudes, zoning and other restrictions (including covenants or conditions contained in licenses or agreements), minor defects or other irregularities in title, building codes and other laws, ordinances, regulations, rules, orders or determination of any Governmental Authority now or hereafter enacted or other governmentally established restrictions or encumbrances, and other similar encumbrances on the Real Estate which do not in any case interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h)    Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing, improving, repairing or replacing such Property and permitted under Section 5.5(d); provided, that (i) any such Lien attaches to such Property concurrently with or within one hundred twenty (120) days after the acquisition, construction, improvement, repair or replacement thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property (other than in respect of accrued interest, fees and expenses related to any refinancing thereof which are added to principal);

(i)    Liens securing Capital Lease Obligations permitted under Section 5.5(d);

(j)    any interest or title of a lessor or sublessor under any lease permitted by this Agreement and any Liens granted by such lessor or sublessor;

(k)    Liens arising from the filing of precautionary UCC financing statements with respect to any lease permitted by this Agreement;

(l)    licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

(m)    Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(n)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the Ordinary Course of Business;

(p)    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(q)    [reserved];

(r)    Liens on cash or Cash Equivalents delivered to the provider of Rate Contracts (other than Secured Swap Providers) as security for the obligations thereunder up to an aggregate amount equal to $1,000,000;

(s)    Liens consisting of an agreement to sell Property which is the subject of an asset purchase agreement in connection with an asset disposition permitted by Section 5.2;

(t)    Liens consisting of earnest money deposits made in connection with Permitted Acquisitions or Investments permitted hereunder;

(u)    Liens on assets of a Subsidiary acquired pursuant to a Permitted Acquisition so long as such Liens (i) were not incurred in anticipation or contemplation of such Permitted Acquisition, (ii) do not extend to assets not subject to such Lien at the time of such Permitted Acquisition and (iii) would otherwise constitute Permitted Liens hereunder or encumber assets of such Subsidiary (other than Stock of such Subsidiary) with an aggregate fair market value not in excess of $1,000,000;

(v)    Liens on Property of any Foreign Subsidiary that is not a Credit Party securing Indebtedness of such Foreign Subsidiary permitted under Section 5.5(m);

(w)    Liens on Stock or Stock Equivalents of a Permitted Joint Venture securing obligations of such Permitted Joint Venture;

(x)    Liens on Real Estate securing obligations other than Indebtedness and which are disclosed on mortgage title insurance policies delivered hereunder to Agent, so long as such Liens have been consented to by Agent in the exercise of its good faith judgment;

(y)    Liens, if any, expressly permitted by Mortgages;

(z)    Replacement Liens on the Property subject to Liens permitted by Section 5.1(h), 5.1(i) and 5.1(u) which do not extend to any other Property and are established in connection with renewal, extension, refinancing or refunding of Indebtedness secured thereby permitted by Section 5.5;

(aa)    Liens securing Indebtedness permitted under Section 5.5(f);

(bb)    other Liens so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $1,000,000;

(cc)    Liens on (i) insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 5.5(r) and (ii) deposits made in the Ordinary Course of Business to secure liabilities for premiums to insurance carriers; provided that all such Liens shall not secure any amounts in the aggregate in excess of the amount equal to 6 months of insurance premiums;

(dd)    Liens consisting of initial prepayments and security deposits in connection with leases, utility services and similar transactions entered into by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business and not required as a result of any breach of any agreement or default in payment of any obligation; and

(ee)    Liens on medical technology and/or related intellectual property in favor of any seller or vendor thereof, to the extent acquired by a Credit or its Subsidiaries pursuant to an installment or deferred purchase price arrangement between such seller or vendor (or, in each case, any Affiliate of seller or vendor) and any Credit Party or its Subsidiaries, so long as the aggregate outstanding principal amount of any Indebtedness secured thereby does not exceed $2,500,000.

5.2    Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a)    (i) dispositions of Inventory in the Ordinary Course of Business, (ii) dispositions of used, worn-out or surplus equipment or other Property, or any sale, transfer, assignment, disposition, abandonment or lapse of Intellectual Property that is no longer commercially practicable, usable or desirable in the conduct of business, all in the Ordinary Course of Business, (iii) the leasing (including subleases) or licensing (including sublicensing) of intellectual property in the Ordinary Course of Business and which do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole and (iv) returns of medical technology and/or related intellectual property to the seller or vendor thereof in exchange for a cancellation or a substantial reduction of the obligations of a Credit Party or its Subsidiary thereunder;

(b)    dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8(c); provided, in each case, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than seventy percent (70%) of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries shall not exceed $1,000,000 in any Fiscal Year and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(c)    dispositions of Cash Equivalents;

(d)    dispositions or discounts of delinquent notes or accounts receivable in connection with compromise, write down or collection thereof in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities received in any such bankruptcy or reorganization pursuant to Section 5.4(e);

(e)    dispositions or other transfers of Property (i) by any Credit Party to a Subsidiary that is not a Credit Party in transactions permitted by Section 5.4(b) so long as the fair market value of Property disposed of, when combined with Investments permitted by Section 5.4(b), do not exceed the amount set forth in Section 5.4(b), (ii) by any Credit Party or a Subsidiary thereof to another Credit Party (other than Holdings) and (iii) by any Subsidiary that is not a Credit Party to any Credit Party or any other Subsidiary that is not a Credit Party;

(f)    cancellation of warrants to purchase up to 250,000 shares of common stock of Vivex Biomedical, Inc. (to the extent in existence on the Restatement Effective Date) on or after the Restatement Effective Date;

(g)    any Event of Loss that constitutes a Disposition;

(h)    transactions permitted under Sections 5.3;

(i)    dispositions of Investments permitted by Section 5.4(p) in Permitted Joint Ventures to the extent required by, or made pursuant to, any buy/sell arrangement among relevant joint venture parties;

(j)    dispositions of Property of a Foreign Subsidiary as a result of enforcement of Liens permitted on such Property by Section 5.1(v);

(k)    transactions permitted under Section 5.1(l);

(l)    terminations of leases by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business that do not interfere in any material respect with the business of the Credit Parties or their Subsidiaries; and

(m)    trade-ins and exchanges of equipment with third parties conducted in the Ordinary Course of Business to the extent substantially comparable (or better) equipment used in the operation of the business of any Credit Party is obtained in exchange therefor.

5.3    Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except Permitted Acquisitions and the Restatement Effective Date Merger and except upon not less than five (5) Business Days prior written notice to Agent, (a) any Subsidiary of the Borrower may merge, consolidate with or into, or dissolve or liquidate into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, the Borrower or a Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary and a Credit Party, provided that the Borrower or such Wholly-Owned Subsidiary shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed, and (b) any Foreign Subsidiary may merge, consolidate with or into or dissolve or liquidate into or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, another Foreign Subsidiary; provided, that if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity.

5.4    Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any other Person, including the establishment or creation of a Subsidiary (which shall be permitted only to the extent an Investment under this Section 5.4 is permitted), or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)    Investments in cash and Cash Equivalents;

(b)    extensions of credit and other Investments by (i) any Credit Party (other than Holdings) to any other Credit Party (other than Holdings), (ii) the Borrower or any Domestic Subsidiary of the Borrower to Foreign Subsidiaries of the Borrower not to exceed, when combined with dispositions permitted under Section 5.2(e)(i), $3,000,000 in the aggregate at any time outstanding for all such extensions of credit and other Investments and, to the extent applicable, dispositions; provided, that if the extensions of credit described in foregoing clauses (i) and (ii) are evidenced by notes, such notes shall be pledged to Agent, for the benefit of the Secured Parties, and have such terms as Agent may reasonably require and (iii) a Foreign Subsidiary of the Borrower to another Foreign Subsidiary of the Borrower (it being understood and agreed that this Section 5.4(b) does not permit any extensions of credit or Investments in joint ventures or similar arrangements);

(c)    loans and advances to current or former employees, officers, directors, consultants and advisors in the Ordinary Course of Business or in connection with relocations, indemnification, or reimbursement in respect of liabilities relating to them serving in any such capacity, including business travel and entertainment expenses, not to exceed $650,000 in the aggregate at any time outstanding;

(d)    Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(e)    Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers; and

(f)    Investments consisting of loans made by the Borrower (or any parent company of the Borrower) to officers, directors and employees of a Credit Party or any Subsidiary of a Credit Party which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of the Borrower (or any parent company of the Borrower); provided that the proceeds of any such loan made in reliance on this clause (f) shall be contributed to Borrower in connection with such purchase of Stock or Stock Equivalents;

(g)    Investments existing on the Restatement Effective Date and set forth on Schedule 5.4;

(h)    Investments comprised of Contingent Obligations permitted by Section 5.9;

(i)    Permitted Acquisitions;

(j)    (i) Investments to consummate the Restatement Effective Date Related Transactions on the Restatement Effective Date in accordance with the provisions of the Restatement Effective Date Related Agreements and (ii) Investments to consummate the Restatement Effective Date Related Transactions on the Restatement Effective Date in accordance with the provisions of the Restatement Effective Date Related Agreements;

(k)    to the extent constituting an Investment, Capital Expenditures permitted hereunder;

(l)    to the extent constituting an Investment, transactions permitted by Section 5.3;

(m)    to the extent constituting an Investment, Rate Contracts permitted by Section 5.9(b);

(n)    to the extent constituting an Investment, Restricted Payments permitted by Section 5.11(c);

(o)    Investments by Subsidiaries of the Borrower that are not Credit Parties in a Credit Party (other than Holdings) as long as, to the extent such Investments consist of extensions of credit, such obligations are subordinated to the Obligations on terms and pursuant to documentation reasonably satisfactory to Agent;

(p)    Investments in joint ventures or similar arrangements of the Credit Parties (other than Holdings) entered into after the Restatement Effective Date that in each case do not constitute a Subsidiary thereof; provided, that with respect to such joint ventures or similar arrangements, (i) no Credit Party and no Subsidiary of any Credit Party has any liability for the obligations of such joint venture or similar arrangement and such Person’s liability is limited to the Investments therein that are permitted by the following clause (ii) and (ii) such Investments do not exceed $1,000,000 (net of any repayments, dividends or distributions constituting return of capital in respect thereto actually received in cash by the Borrower or its Subsidiaries) in an aggregate amount at any one time outstanding for all such joint ventures or similar arrangements (the joint venture or similar arrangement described in this Section 5.4(p) is herein referred to as a “Permitted Joint Venture”);

(q)    to the extent constituting an Investment, deposits permitted by Section 5.1(e) or 5.1(t);

(r)    other Investments (other than Investments in joint ventures or similar arrangements) not to exceed $3,000,000 in the aggregate at any time outstanding; and

(s)    to the extent constituting an Investment, purchases of contract rights or licenses or leases of Intellectual Property by a Credit Party or a Subsidiary thereof, in each case in the Ordinary Course of Business.

Notwithstanding anything to the contrary set forth above, the Credit Parties and their Subsidiaries may hold Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 5.4.

5.5    Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)    the Obligations;

(b)    Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.9 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(c)    Indebtedness existing on the Restatement Effective Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d)    Indebtedness not to exceed $5,000,000 (inclusive of such Indebtedness outstanding as of the Restatement Effective Date) in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by Section 5.1(h) and Permitted Refinancings thereof;

(e)    unsecured intercompany Indebtedness permitted pursuant to Section 5.4(b);

(f)    Second Lien Indebtedness in an aggregate principal amount not to exceed the Maximum Second Lien Principal Amount (as defined in the Intercreditor Agreement) and Permitted Refinancings thereof, provided, that, after giving effect to the funding of any Incremental Term Loans (as defined in the Second Lien Credit Agreement), (x) the Borrower shall be in compliance with the financial covenant set forth in Section 6.2 on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder and (y) the Leverage Ratio on a pro forma basis would be less than or equal to 4.75 to 1.00, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder;

(g)    [Reserved];

(h)    Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts, in each case in the Ordinary Course of Business; provided, that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished within five (5) Business Days;

(i)    Indebtedness owing to sellers constituting consideration for Permitted Acquisitions which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to the Required Lenders; provided, that, with respect to any such Permitted Acquisition, the sum of such Indebtedness owing to sellers shall not exceed 10% of the total consideration paid for such Permitted Acquisition;

(j)    Indebtedness arising out of Permitted Acquisitions and consisting of obligations of any Credit Party under provisions relating to indemnification and earn-outs based on the income generated by the assets acquired in any such Permitted Acquisition after the consummation thereof; provided, that with respect to any such Permitted Acquisition, the maximum amount of such earn-outs payable in connection with such Permitted Acquisition shall not exceed $5,000,000, unless, at the time of such Permitted Acquisition, the Leverage Ratio on a pro forma basis would be less than or equal to 4.75 to 1.00 after giving effect to such Permitted Acquisition (recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder), in which case there shall be no limitation on the maximum amount of such earn-outs (other than as provided in the definition of Permitted Acquisitions);

(k)    Indebtedness assumed in connection with Permitted Acquisitions or Indebtedness of any Person existing at the time such Person is merged with or into or consolidated with, or becomes a Subsidiary of, the Borrower or any Subsidiary of the Borrower in connection with Permitted Acquisitions; provided, that (i) such Indebtedness is not incurred in connection with or in contemplation of such other Person merging with or into, or becoming a Subsidiary of the Borrower or Subsidiary, (ii) such Indebtedness is not subject to any Contingent Obligations except Contingent Obligations of Persons acquired in such Permitted Acquisition not created in connection with, or in contemplation of, such Permitted Acquisition, and (iii) the aggregate principal amount of such Indebtedness shall not exceed $1,500,000 at any time outstanding;

(l)    [reserved];

(m)    Indebtedness incurred by a Foreign Subsidiary that is not a Credit Party for working capital or other general corporate purposes in an aggregate principal outstanding amount not exceeding $3,000,000 (or its equivalent in another currency or currencies) at any time which is not guaranteed by any Credit Party or its Subsidiaries or secured by the assets or Stock of any Credit Party or its Subsidiaries other than the assets of such Foreign Subsidiary or Stock of such Subsidiary that is not required to be pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations;

(n)    Indebtedness under Rate Contracts permitted pursuant to Section 5.9(b)

(o)    [reserved];

(p)    (i) other unsecured Indebtedness not exceeding $5,000,000 in the aggregate at any time outstanding, of which no more than $2,500,000 shall constitute Indebtedness that is not Subordinated Indebtedness, and (ii) to the extent that the Leverage Ratio on a pro forma basis would be less than or equal to 4.75 to 1.00 immediately after giving effect to the incurrence thereof (recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder), additional unsecured Indebtedness not exceeding $7,500,000 in the aggregate at any time outstanding;

(q)    Indebtedness incurred in the Ordinary Course of Business in respect of netting services, overdraft protections, employee credit card programs and other similar services in connection with cash management and deposit accounts, Indebtedness in connection with drafts payable for payroll and other ordinary course expense items, and Indebtedness owed to depository banks for returned items incurred in the Ordinary Course of Business;

(r)    Indebtedness incurred in the Ordinary Course of Business to finance insurance policy premiums;

(s)     Indebtedness consisting of reimbursement obligations under appeal bonds and guaranties thereof and Letters of Credit required in the Ordinary Course of Business or in connection with the enforcement of rights or claims of any Credit Party or its Subsidiaries, in each case to the extent a Letter of Credit supports in whole or in part the obligations of any Credit Party or any of its Subsidiaries with respect to such bonds, guaranties and Letters of Credit;

(t)    other Indebtedness not exceeding $1,000,000 in the aggregate at any time outstanding; and

(u)    Indebtedness consisting of installment or deferred purchase price arrangements between a seller or vendor (or, in each case, any Affiliate of seller or vendor) of medical technology and/or related intellectual property and any Credit Party or its Subsidiaries, in an aggregate principal outstanding amount not exceeding $2,500,000.

For purposes of determining compliance with Section 5.5, in the event that an item of Indebtedness meets the criteria of more than one of the clauses of this Section 5.5, the Borrower shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 5.5 and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses. In addition, the Borrower may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause; provided that the Borrower would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause at such time of reclassification, Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this Section 5.5.

5.6    Transactions with Affiliates. Except as set forth on Schedule 5.6, no Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)    as expressly permitted by this Agreement; or

(b)    pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to Agent if in excess of $1,000,000.

5.7    Management Fees and Compensation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:

(a)    payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business (including reimbursement of any expenses and indemnities incurred in connection therewith);

(b)    (i) (x) payment to directors and their affiliates for consulting, advisory and promotional services, (y) payment of reasonable and customary directors’ fees and expenses and (z) payment of fees and expenses in connection with consulting and related services by an operating partner of the Sponsor (or an Affiliate thereof), so long as such services and fees and expenses paid by any Credit Party in respect thereof, are substantially comparable to, or no less favorable to the Credit Parties than, the services, and the fees and expenses in respect of such services, that the Credit Parties could be expected to receive from, and pay to, a third party providing substantially similar services do not exceed in the aggregate, with respect to all such items in this clause (i), $2,000,000 in any Fiscal Year of the Borrower and (ii) reimbursement of reasonable out-of-pocket expenses of directors and their affiliates in connection with such consulting, advisory and promotional services (including, without limitation, travel related expenses);

(c)    (i) payment of a management fee to Kohlberg & Co., L.L.C. pursuant to the Management Agreement and not to exceed $500,000 per annum payable in equal quarterly installments; provided, however, that the fees described in this clause (i) shall not be paid during any period while an Event of Default has occurred and is continuing under (A) Sections 7.1(a) (other than a Specified Default), (f) or (g) or would arise as a result of such payment or (B) any other provision of Section 7.1 unless, in the case of clause (B), the Fixed Charge Coverage Ratio would not be less than 1.00 to 1.00 on a pro forma basis after giving effect thereto; and (ii) payment of one-time transaction fees payable in accordance with the terms of the Management Agreement (as in effect on the Restatement Effective Date); provided, however, that the fees described in this clause (ii) shall not exceed two and one-half percent (2.5%) of the enterprise value of the applicable transaction if an Event of Default has occurred and is continuing under (A) Sections 7.1(a) (other than a Specified Default ), (f) or (g) or would arise as a result of such payment or (B) any other provision of Section 7.1 and the Fixed Charge Coverage Ratio would be less than 1.00 to 1.00 on a pro forma basis after giving effect thereto; provided, further, that, in either case of foregoing clause (i) or (ii), any fees not paid due to the failure to meet such Fixed Charge Coverage Ratio or the existence of an Event of Default under Sections 7.1(a) (other than a Specified Default) , 7.1(f) or 7.1(g) or would arise as a result of such payment, shall be deferred but shall continue to accrue while deferred and may be paid after the Fixed Charge Coverage Ratio would be equal to or greater than 1.00 to 1.00 on a pro forma basis after giving effect thereto as of the last day of two consecutive Fiscal Quarters or if no such Event of Default under Sections 7.1(a) (other than a Specified Default) , 7.1(f) or 7.1(g) is continuing or would arise as a result of such payment, as applicable; ~~and~~provided, further, that (x)   no payments may be made under the foregoi ng clause (i)  p ursuant to the Management Agreement with respect to obligations accruing or payable during the First Amendment Period and (y)   no payments may be made under the foregoing clause (ii)   pursuant to the Manag ement Agreement wi th respect to obligation s accruing or payable during the Fi rst Amendment Period other tha n any payments which are made with the proceeds of any cash equity contribution to Borrow er (funded wi th proceeds of common equity (other than Disqualified Stock or equity issue d in connection wi th a Specified Equity Contribution) issued by H oldings or the Borrow er or other equity issued by H oldings or the Borrow er having terms reasonably acceptable to Agent) by Holdings or any other equity holder of Borrow er substa ntially simultaneously wi th the making of su ch payment; and

(d)    reimbursement of reasonable out-of-pocket costs and expenses to Kohlberg & Co., L.L.C. required to be paid pursuant to the Management Agreement.

5.8    Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9    Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)    endorsements for collection or deposit in the Ordinary Course of Business;

(b)    Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c)    Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Restatement Effective Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations (except by an amount equal to any premium or other similar amount paid, and fees and expenses incurred in connection with such modification, extension or renewal) or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)    Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent for the benefit of the Secured Parties title insurance policies;

(e)    subject to the limitations set forth in Section 5.5(j), Contingent Obligations arising with respect to customary indemnification obligations, adjustment of purchase price, earn-outs, non-compete, consulting and similar obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder, (ii) purchasers in connection with dispositions permitted under Section 5.2(b) and (iii) vendors in connection with contracts entered into in the Ordinary Course of Business;

(f)    Contingent Obligations arising under Letters of Credit;

(g)    Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party (other than Holdings), which obligations are otherwise permitted hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(h)    Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations;

(i)    Contingent Obligations to insurers required in connection with workers’ compensation and other insurance coverage incurred in the Ordinary Course of Business;

(j)    customary indemnification obligations in connection with sales, other dispositions and leases of Credit Parties permitted under this Agreement;

(k)    to the extent constituting Contingent Obligations, severance obligations under employment arrangements with employees and officers in the Ordinary Course of Business; and

(l)    other Contingent Obligations not exceeding $1,000,000 in the aggregate at any time outstanding.

5.10    Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan (other than any Title IV Plan) that would reasonably be expected to have a Material Adverse Effect.

5.11    Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding, or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower and except that:

(a)    Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(b)    [reserved];

(c)    the Credit Parties may make payments as when due and payable of any Subordinated Indebtedness permitted hereunder solely to the extent permitted under the applicable subordination agreement or other terms applicable thereto;

(d)    in the event the Borrower files a consolidated, combined, unitary or similar type income Tax return with Holdings, the Borrower may make distributions to Holdings (and Holdings may make distributions of such amounts to its parent companies) to permit Holdings and any such parent company to (i) pay federal and state income Taxes then due and payable, franchise Taxes and (ii) other similar licensing expenses incurred in the ordinary course of business provided, that the amount of such distribution shall not be greater than the amount of such Taxes or expenses that would have been due and payable by the Borrower and its relevant Subsidiaries had the Borrower not filed a consolidated, combined, unitary or similar type return with Holdings (and, if applicable, such parent company);

(e)    the Borrower may make distributions to Holdings and Holdings may make distributions to its parent companies to permit Holdings (or its parent companies) to pay administrative expenses and corporate overhead, including, without limitation, legal and accounting fees and expenses, corporate maintenance costs, and other costs and expenses incurred by Holdings (or its parent companies) in the Ordinary Course of Business as long as the aggregate amount of all such distributions does not exceed $250,000 in any Fiscal Year;

(f)    the Borrower may make distributions to Holdings (and Holdings may make distributions of such amounts to its parent companies) to permit Holdings and any parent company to make payments in connection with the Specified Distributions; and

(g)    as long as no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment, the Credit Parties may make other Restricted Payments (other than redemptions by the Borrower of Stock or Stock Equivalents held by current or former officers, directors and employees of Holdings or its Subsidiaries or distributions by the Borrower to Holdings which are immediately used by Holdings to redeem Stock and Stock Equivalents from current or former officers, directors and employees of Holdings or its Subsidiaries) as long as the aggregate amount of all such Restricted Payments does not exceed $500,000 in any Fiscal Year.

5.12    Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the Restatement Effective Date (or which are incidental, ancillary or complementary thereto or are reasonable extensions thereof). Holdings shall not engage in any business activities or own any Property other than (i) ownership of its respective portion of the Stock and Stock Equivalents of the Borrower, (ii) activities and contractual rights incidental to maintenance of its corporate existence or to its participation in tax, accounting or other administrative matters as a member of the consolidated group of the Credit Parties, (iii) performance of its obligations under the Loan Documents, the Closing Date Merger Agreement and the Restatement Effective Date Related Agreements to which it is a party, (iv) issuing, selling and redeeming its own Stock or Stock Equivalents to the extent permitted under this Agreement, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to the holders of its Stock and Stock Equivalents, (vi) incurring liability under the Loan Documents, Indebtedness and other obligations permitted to be incurred by it under this Agreement and liabilities imposed by Requirements of Law, (vii) providing indemnification to its officers and directors, (viii) non-operational activities as necessary to consummate any Permitted Acquisition or any other Investment permitted under Section 5.4 and (ix) receipt and payment of dividends permitted by Section 5.11, (x) activities in connection with preparation for an Initial Public Offering and (xi) activities incidental to the foregoing.

5.13    Change in Structure. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to amend any of its Organization Documents in any respect that could reasonably be considered materially adverse to Agent or Lenders.

5.14    Changes in Accounting, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Agent and the acknowledgement of Agent that all actions required by Agent, including those to continue the perfection of its Liens, have been completed.

5.15    Amendments to Restatement Effective Date Related Agreements.

(a)    No Credit Party shall and no Credit Party shall permit any of its Subsidiaries, to (i) amend, supplement, waive or otherwise modify any provision of the Closing Date Merger Agreement or the Restatement Effective Date Merger Agreement, in each case, in a manner adverse to Agent or Lenders or which would reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under the Closing Date Merger Agreement or any Restatement Effective Date Related Agreement, in each case, that would reasonably be expected to have a Material Adverse Effect.

(b)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any (i) Second Lien Indebtedness Documents to the extent prohibited by the Intercreditor Agreement or (ii) any Subordinated Indebtedness not subject to a subordination agreement if the effect of such change or amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to the Credit Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, Agent or Lenders.

5.16    No Negative Pledges.

(a)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party except those contained in the Second Lien Indebtedness Documents or in the documents evidencing other Indebtedness permitted hereunder but only to the extent not more restrictive than the restrictions contained in the Second Lien Indebtedness Documents. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent securing Obligations, whether now owned or hereafter acquired except (i) in connection with any document or instrument governing Liens permitted pursuant to Sections 5.1(h) and 5.1(i), provided, that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, (ii) restrictions set forth in a lease of Real Estate if and to the extent same only apply to the Borrower’s leasehold estate created by such lease, and (iii) any prohibition or limitation that (A) exists pursuant to applicable Requirements of Law, (B) consists of customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property permitted under Section 5.2 pending the consummation of such sale or disposition, but only with respect to the property subject to such sale or disposition, (C) restricts licensing or sublicensing or assignment of a contract (provided nothing therein limits the ability of a party thereto to assign its interests in and to all proceeds derived from or in connection with such contract), or subletting or assignment of any lease governing a leasehold interest, of any Credit Party or Subsidiary thereof permitted hereunder or (D) consists of customary restrictions on the disposition of Real Estate interests found in reciprocal easement agreements of any Credit Party or any of its Subsidiaries which prohibit such dispositions without granting such reciprocal easements.

(b)    No Credit Party shall issue any Stock or Stock Equivalents if such issuance would result in an Event of Default under Section 7.1(k). No Credit Party (other than Holdings) shall issue any Stock or Stock Equivalents unless such Stock and Stock Equivalents are pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Credit Parties owned by Holdings are pledged to Agent as of the Restatement Effective Date.

5.17    OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.27 and Section 3.28.

5.18    Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets unless any Indebtedness incurred pursuant thereto is permitted by Section 5.5 and any disposition of assets occurring pursuant thereto is permitted under Section 5.2.

5.19    Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20    Prepayment of Second Lien Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (a) voluntarily prepay, in whole or in part, any Second Lien Indebtedness or (b) make any mandatory prepayment of any principal or interest on Second Lien Indebtedness except and to the extent required by the Second Lien Credit Agreement and permitted by the Intercreditor Agreement; provided, that notwithstanding the foregoing, the Credit Parties may refinance the Second Lien Indebtedness, in whole or in part, pursuant to a Permitted Refinancing thereof, so long as the Liens, if any, securing such refinancing Indebtedness are subordinated at least to the same extent as the Liens securing the Second Lien Indebtedness so refinanced. Further provided, notwithstanding anything to the contrary in this Agreement, including this Section 5.20, no Credit

Party shall be restricted from making any “AHYDO catch up payment” with respect to, and required by the terms of, any Second Lien Indebtedness as long as no Event of Default under Sections 7.1(a), 7.1(f) or 7.1(g) is continuing.

5.21    Regulatory. (i) To the extent that it could reasonably be expected to result in a Material Adverse Effect, not, and not permit any other Credit Party to introduce into commercial distribution any FDA Products which are, upon their shipment, adulterated or misbranded in violation of 21 U.S.C. § 331, and (ii) not, and not permit any other Credit Party to, make, and use best efforts to not permit any officer, employee or agent of any Credit Party to make, any untrue statement of material fact or fraudulent statement to the FDA or any other governmental authority or agency; fail to disclose a material fact required to be disclosed to the FDA or any other governmental authority or agency; or commit an act, make a statement, or fail to make a statement that would reasonably be expected to provide the basis for the FDA or any other governmental authority or agency to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

5.22    Interest Periods. At any time during the First Amendment Period, no Credit Party shall permit any Interest Payment Date (under and as defined in the Second Lien Credit Agreement) to occur on a date that is not either (x) an Interest Payment Date with respect to Original Revolving Loans or Term Loans under this Agreement or (y) a date occurring within five (5) Business Days after an Interest Payment Date with respect to Original Revolving Loans or Term Loans under this Agreement.

ARTICLE VI -

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than Obligations under Secured Rate Contracts or Banking Services Obligations that are in each case not due and payable or contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1    Capital Expenditures. The Credit Parties and their Subsidiaries shall not make or commit to make Capital Expenditures for any Fiscal Year ending after the LIFO Maturity Date in excess of $10,000,000 (the “Capital Expenditure Limitation”); provided, that in the event the Credit Parties and their Subsidiaries do not expend the entire Capital Expenditure Limitation in any Fiscal Year, the Credit Parties and their Subsidiaries may carry forward to the immediately succeeding Fiscal Year 50% of the unutilized portion. All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation and then to reduce the carry-forward from the previous Fiscal Year, if any. “Capital Expenditures” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.2    Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter ending on any date set forth below, calculated for the twelve month period ending on such date, to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio
~~June~~September 30,	~~6.75~~10.25 to 1.00
~~2017~~2019
~~September 30, 2017~~	~~6.60 to 1.00~~
~~December 31, 2017~~	~~6.40 to 1.00~~

~~March 31, 2018~~	~~6.20 to 1.00~~
~~June 30, 2018~~	~~6.00 to 1.00~~
~~September 30, 2018~~	~~5.80 to 1.00~~
~~December 31, 2018~~	~~5.60 to 1.00~~

~~March 31, 2019~~	~~5.35 to 1.00~~
~~June 30, 2019~~	~~5.10 to 1.00~~
~~September 30, 2019~~	~~4.85 to 1.00~~
December 31, 2019	~~4.60~~9.75 to 1.00

March 31, 2020	~~4.35~~9.50 to 1.00
June 30, 2020 and the last day of each Fiscal Quarter thereafter	~~4.00~~9.25 to 1.00

“Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.3    Minimum Fixed Charge Coverage Ratio.

The Credit Parties shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter ending on any date set forth below, calculated for the twelve month period ending on such date, to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Coverage Ratio
~~June 30, 2017~~	~~1.00 to 1.00~~
September 30, ~~2017~~2020 and the last day of each Fiscal Quarter thereafter	1.05 to 1.00

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.4    Equity Cure. In the event the Credit Parties fail to comply with the financial covenants set forth in Section 6.2 or 6.3 as of the last day of any Fiscal Quarter, any cash equity contribution to Borrower (funded with proceeds of common equity (other than Disqualified Stock) issued by Holdings or the Borrower or other equity issued by Holdings or the Borrower having terms reasonably acceptable to Agent) by Holdings or any other equity holder of Borrower after the last day of the applicable Fiscal Quarter with respect to which such covenants are being tested and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for such Fiscal Quarter will, at the irrevocable election of Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with such covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided, that (a) notice of the Borrower’s intent to make a Specified Contribution shall be delivered no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, (b) in each consecutive four Fiscal Quarter period there will be at least two (2) Fiscal Quarters in which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Credit Parties to be in compliance with the financial covenants in Section 6.2 and 6.3, (d) all Specified Equity Contributions will be disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing and other items governed by reference to EBITDA, (e) there shall be no more than five (5) Specified Equity Contributions made in the aggregate after the Restatement Effective Date, (f) the proceeds received by Borrower from all Specified Equity Contributions shall be promptly used by Borrower to prepay the Term Loans and (g) any Indebtedness prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with the financial covenants in Section 6.2 and 6.3 for the current Fiscal Quarter (but, for the avoidance of doubt, not the next three Fiscal Quarters thereafter).

ARTICLE VII -

EVENTS OF DEFAULT

7.1    Event of Default. Any of the following shall constitute an “Event of Default”:

(a)    Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)    Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c)    Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 4.1, 4.3(a) or 4.6 and such default shall continue unremedied for a period of five (5) Business Days or (ii) Section 1.8(e), 4.2(a), 4.2(b), 4.2(d), 4.9, 4.10 or 4.16, Article V or Article VI hereof; or

(d)    Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or Required Lenders; or

(e)    Cross-Default. (A) Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations or intercompany Indebtedness) or Contingent Obligation (other than the Obligations or intercompany Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earn-outs permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded or (B) an Event of Default (as defined in the Second Lien Credit Agreement) shall have occurred; or

(f)    Insolvency; Voluntary Proceedings. The Borrower, individually, ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course, except as a result of transactions permitted under Section 5.3; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be stayed, released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)    Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $2,000,000 or more (excluding amounts covered by either (i) insurance to the extent the relevant independent third-party insurer has not denied coverage therefor or (ii) an indemnification agreement as to which the indemnifying party has not denied liability), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i)    Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)    Collateral. Any material provision of any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party or any Credit Party or any Subsidiary of any Credit Party party thereto shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k)    [Reserved];

(l)    Ownership. (i) Prior to any Initial Public Offering of Stock of Borrower (or any parent company of Borrower), Sponsor and its Controlled Investment Affiliates at any time fail to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting Stock of Borrower or, in any event, Stock representing voting control of the

Borrower; (ii) following any Initial Public Offering of Stock of Borrower (or any parent company of Borrower), any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than the Sponsor and its Controlled Investment Affiliates, shall have acquired beneficial direct or indirect ownership of 35% or more on a fully diluted basis of the voting Stock of Borrower and the Sponsor and its Controlled Investment Affiliates shall own, directly or indirectly, less than such Person or “group” on a fully diluted basis of the voting Stock of Borrower; or (iii) Holdings ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of the Borrower, in the case of clause (iii), subject to Liens in favor of Agent, for the benefit of the Secured Parties and, subject to the Intercreditor Agreement, Liens in favor of the Second Lien Agent, for the benefit of the secured parties under the Second Lien Indebtedness Documents and free and clear of all other pari passu or senior Liens, rights, options, warrants or other similar agreements or understandings; ~~or~~

(m)    Invalidity of Subordination or Intercreditor Provisions. The subordination or intercreditor provisions of the Intercreditor Agreement or any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Credit Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions~~.~~; or

(n)    Sponsor Guaranty. There shall occur any Sponsor Event of Default under the Sponsor Guaranty on or prior to the Guaranty Termination Date (as defined in the Sponsor Guaranty); provided that any Sponsor Event of Default shall not constitute a Default or Event of Default with respect to any Term Loans, the Original Revolving Loans or the Original Revolving Loan Commitments unless and until the Required LIFO Revolving Lenders have actually terminated all LIFO Revolving Loan Commitments and declared all LIFO Revolving Loans to be immediately due and payable pursuant to Section 7.2 as a result thereof (and such declaration has not been rescinded as of the applicable date).

7.2    Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a)    declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;

(b)    declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 7.1(f) or 7.1(g) above (in the case of clause (i) of Section 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

7.3    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4    Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Orig inal Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Original Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 103% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select. The remaining balance of the cash collateral will be returned to the Borrower or any other Person entitled thereto under applicable law when all Letters of Credit have been terminated or discharged, the Aggregate Orig inal Revolving Loan Commitments have been terminated and all Obligations have been indefeasibly paid in full in cash.

ARTICLE VIII -

AGENT

8.1    Appointment and Duties.

(a)    Appointment of Agent. Each Lender and each L/C Issuer hereby appoints Antares Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes Agent to enter into each Collateral Document, the Intercreditor Agreement and any other intercreditor or subordination agreements contemplated hereby (including, without limitation, any intercreditor agreement or subordination agreement (i) entered into in connection with the incurrence of Liens and Indebtedness incurred pursuant to Section 5.1 or Section 5.5 or (ii) required or contemplated by Section 8.10) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof.

(b)    Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 7.1(f) or Section 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(f) or Section 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act (though such Lender or L/C Issuer shall not be required to act) as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed; provided, that any Liabilities resulting from any such action taken by such Lender or L/C Issuer in accordance with the foregoing shall be subject to the indemnification provisions of Section 8.8(b) such that those indemnities are provided to such Lender or L/C Issuer and provided, further, that such Lender or L/C Issuer, as applicable, shall have the same rights provided to Agent under Sections 8.3, 8.5(b) and 8.8 with respect thereto.

(c)    Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

(d)    Notwithstanding the provisions of Section 8.1(a) and (b), Section 9.1 or any other provision of any Loan Document:

(i)    Each Antares Lender shall be responsible for all of the following on its own behalf: (A) execution and delivery of the Loan Documents, on its own behalf, and acceptance of delivery thereof on its own behalf from any Credit Party, and (B) approval, execution and delivery, on its own behalf, of any amendment, consent or waiver under any of the foregoing Loan Documents or other agreements related thereto;

(ii)    Agent shall have no authority to do any of the foregoing on behalf of any Antares Lender; and

(iii)     without limitation of the foregoing, if any Antares Lender consents to any matter requiring execution and delivery by or on behalf of the Required Lenders (as may be specified in Section 9.1(a), (b) or (c), or any other provision of this Agreement or of any other Loan Document), such Antares Lender shall execute and deliver, on its own behalf, such documents or instruments as may be necessary in connection with such matter (and with respect to Antares Lenders only), Agent shall have no authority to sign, execute or deliver any such document or instrument on behalf of any Antares Lender. If any Antares Lender has not consented to any such matter, but other Lenders constituting Required Lenders have done so, the provisions of this Section 8.1(d)(iii) do not require a separate signature from such Antares Lender.

8.2    Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3    Use of Discretion.

(a)    No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)    Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)    Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings ~~at law~~ in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided, that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.11 or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. Without limiting the generality of the foregoing, none of the Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders or, in the case of a credit bid relating to LIFO Revolving Lo ans, the Required LIFO Revolvi ng Lenders. Each Lender hereby irrevocably authorizes Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions thereof (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law, provided, however, that to the extent any consideration is received as a result of any such credit bid, each Lender shall receive an amount equal to its pro rata share of such consideration.

8.4    Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party); provided, however, that any such Person receiving payments from a Credit Party shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5    Reliance and Liability.

(a)    Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)    None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein; provided, how ever, that the First Amendment Consenting Lenders agree that th e Agent ’s enter ing into and effectuating the First Amendment and the transactions relat ed thereto do not constitu te gross negligence or willful misconduct. Without limiting the foregoing, Agent and its Related Persons:

(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)    shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)    makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any

Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

8.6    Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Original Revolving Lender” , “LIFO Revolving Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender”, “Required Ori gi nal Revolving Lender ”, “Required LIFO Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender, Original Revolving Lender, LIFO Revolving Lender or as one of the Required Lenders, Required Revolving Lenders, Required Original Revolving Lenders or Required LIFO Revolving Lenders, respectively.

8.7    Lender Credit Decision.

(a)    Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b)    If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8    Expenses; Indemnities; Withholding.

(a)    Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.

(b)    Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document, any Letter of Credit or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, that with respect to any indemnification owed to any L/C Issuer or any of its Related Persons in connection with any Letter of Credit, only Orig inal

Revolving Lenders shall be required to indemnify, such indemnification to be made severally and ratably based on such Orig inal Revolving Lender’s Commitment Percentage of the Aggregate Orig inal Revolving Loan Commitment (determined as of the time the applicable indemnification is sought by such L/C Issuer or Related Person from the Original Revolving Lenders); provided, further, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)    To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall, on an individual basis and not with regard to any other Lender, promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9    Resignation of Agent or L/C Issuer.

(a)    Agent may resign at any time by delivering thirty (30) days’ prior written notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice (which date shall be no earlier than the thirtieth (30th) day following delivery of such written notice to Lenders and the Borrower) or, if no such date is set forth therein, upon the date such notice shall be effective (which date shall be no earlier than the thirtieth (30th) day following delivery of such written notice to Lenders and the Borrower); provided that, notw ithstanding anything else provided in this Ag reement, any resignation deliv ered by the Agent during the First Amendment Period shall not be effective prior to the earli er of (x)  the term inat ion of the First Amendment Period and (y)   the successor Agent expressl y agreeing i n writing to assume all of the Agent’ s r ights and obligations under the Fir st Amendment (including, wi thout lim itat ion, its rights and obligations with respect to the forbearance provisions set forth therein). If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within sixty (60) days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)    Immediately upon the effectiveness of its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents, which successor Agent shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1, or an Affiliate of such Person with an office in the United States which office may under applicable law assume primary withholding responsibility under Treasury Regulations Section 1.1441-1. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c)    Any L/C Issuer may resign at any time by delivering thirty (30) days’ prior written notice of such resignation to Agent, effective on the date set forth in such notice (which date shall be no earlier than the thirtieth (30th) day following delivery of such written notice to Agent and the Borrower) or, if no such date is set forth therein, on the date such notice shall be effective (which date shall be no earlier than the thirtieth (30th) day following delivery of such written notice to Agent and the Borrower). Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10    Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (c)(ii) below, release or subordinate) the following:

(a)    any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13;

(b)    provided no Default or Event of Default has occurred and is continuing, any Domestic Subsidiary of the Borrower from its guaranty of any Obligation if the Subsidiary becomes an Excluded Domestic Subsidiary or a Foreign Subsidiary; and

(c)    any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts and Banking Service Obligations that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11    Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 (and, solely with respect to L/C Issuers, Section 1.1(c)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12     Titles. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, no Person listed on the cover page of this Agreement as a “documentation agent”, “syndication agent”, “bookrunner” or “arranger” shall have any duties or responsibilities, nor shall such Person have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Persons in their respective capacities as such. At any time that any Lender serving (or whose Affiliate is serving) as a “documentation agent”, “syndication agent”, “bookrunner” or “arranger” shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as a “documentation agent”, “syndication agent”, “bookrunner” or “arranger”) shall be deemed to have concurrently resigned as such “documentation agent”, “syndication agent”, “bookrunner” or “arranger”.

ARTICLE IX -

MISCELLANEOUS

9.1    Amendments and Waivers.

(a)    Subject to the provisions of Section 9.1(f) hereof, no amendment or waiver of, or supplement or other modification to, any Loan Document (other than the Fee Letter, any Control Agreement, or any letter of credit reimbursement or similar agreement) or any provision thereof, and no consent with respect to any departure by any Credit Party from any such Loan Documents, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders (subject to Section 8.1(d)(iii))), and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly and adversely affected thereby (subject to Section 8.1(d)(iii))), in addition to Agent, the Required Lenders (or by Agent with the consent of the Required Lenders (subject to Section

8.1(d)(iii))) and the Borrower, do any of the following:

(i)    increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2(a)) (it being understood that waivers or modifications of conditions precedent set forth in Section 2.2 or of any Defaults or Events of Default or of any mandatory prepayment or reductions of Commitments shall not constitute an increase in the Commitment of any such Lender);

(ii)     postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under Section 1.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii)    reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv)    amend or modify Section 1.10(c) or (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document;

(v)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi)    amend this Section 9.1 (other than Section 9.1(c)) or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vii)    discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that (X) all Lenders (other than Restricted Lenders) shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (iv)(B), (v), (vi) or (vii) and (Y) notwithstanding the preceding clause (X), only those Lenders (other than Restricted Lenders) that have not been provided a reasonable opportunity, as determined in the good faith judgment of the Agent, to receive the most-favorable treatment under or in connection with the applicable amendment, waiver or supplement described in the preceding clause (iv) (other than the right to receive customary administrative agency, arranging, underwriting and other similar fees) that is provided to any other Person, including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement.

(b)    No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders (other than Restricted Lenders) or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders (other than Restricted Lenders) directly affected thereby, as the case may be (subject to Section 8.1(d)(iii))), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider.

(c)    No amendment or waiver shall, unless signed by Agent and Required Revolving Lenders (or by Agent with the consent of Required Revolving Lenders (subject to Section 8.1(d)(iii))) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders (subject to Section 8.1(d)(iii))): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 2.2; (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 2.2; (iii) amend or waive this Section 9.1(c) or the definitions of the terms used in this Section 9.1(c) insofar as the definitions affect the substance of this Section 9.1(c); and (iv) change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder.

(d)    Notwithstanding anything to the contrary contained in this Section 9.1 but subject to the provisions of Section 9.1(f), (i) Agent and the Borrower may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby or the Incremental Revolving Credit Commitment and Incremental Revolving Loans evidenced thereby, as applicable, pursuant to Section 1.12(c), (ii) the Borrower may amend Schedules 3.19 and 3.21 upon notice to Agent, (iii) Agent may amend Schedule 1.1(b) to reflect Sales entered into pursuant to Section 9.9, (iv) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties, (v) this Agreement may be amended with the written consent of Agent, the Borrower and the Required Lenders to (A) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (B) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (vi) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 9.22) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender (or each affected Lender) and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 9.22.

(e)    Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document,

(A)    in no event shall any Restricted Lender be entitled to (i) consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, (ii) require Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document or (iii) otherwise vote on any matter related to this Agreement or any other Loan Document; provided, however, no amendment, modification or waiver shall increase the Commitment of any Restricted Lender, extend the date of the final scheduled installment of any Term Loan held by such Restricted Lender, deprive any Restricted Lender of its Commitment Percentage of any payments with respect to any Term Loan held by such Restricted Lender to which the other Lenders holding such Term Loan that has the same terms as such Restricted Lender’s Term Loans are entitled to share on a pro rata basis hereunder or treat the interest rate applicable to the Term Loans held by the Restricted Lender differently than the interest rate applicable to the other Lenders’ Term Loans that has the same terms as such Restricted Lender’s Term Loans;

(B)    no Restricted Lender shall have the right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among Agent or any Lender to which representatives of the Credit Parties are not invited, (ii) to make any requests or give any directions (including making any request of or giving any direction to Agent), to inspect or visit (including inspect or visit the properties of any Credit Party or their records or inspect the Register), (iii) receive any information or material prepared by Agent or any Lender or any communication by or among Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article I), or (iv) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of Agent or any such other Lender under the Loan Documents;

(C)    in the event of any Insolvency Proceeding of any Credit Party, any vote or consent that any Restricted Lender may be entitled to cast or give solely as a holder of any Term Loan with respect to any plan of reorganization, including but not limited to any vote under 11 U.S.C. §1126, shall be deemed assigned for all purposes to Agent (and each Restricted Lender irrevocably appoints Agent (such appointment being coupled with any interest) as such Restricted Lender’s attorney in fact, with full authority in the place and stead of such Restricted Lender and in the name of such Restricted Lender, from time to time in Agent’s discretion to take any action and to execute any instrument that Agent may deem reasonably necessary to carry out the provisions of this clause (C)).

(f)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans with a like maturity date or all Revolving Lenders having Revolving Loan Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Loan Commitments) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to (i) extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Loan Commitment, (ii) reduce, eliminate or extend the scheduled amortization of the applicable Term Loans, (iii) change the rate of interest (including a change to the Applicable Margin and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Loans and/or a change in the payment of fees to the relevant Lenders and/or a change in the payment of fees to the relevant Lenders and/or (iv) amend any other Loan Document required to be amended in order to give effect to the amendments described in clauses (i) through (iii) of this Section 9.1(f) (each, an “Extension”; and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Loan Commitments (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(i)    no Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders;

(ii)    except as to interest rates, fees and final commitment termination date (which shall be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Revolving Lenders), the Revolving Loan Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Loan Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”) and the related outstandings shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Loan Commitments (and related outstandings); provided, that (1) the borrowing and payments (except for (A) payments of interest and/or fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extended tranche of Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to Section 9.1(b), all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Or ig inal Revolving Loan Commitments (including Extended Revolving Loan Commitments) in accordance with their percentage of the Aggregate Original Revolving Loan

Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrower shall be permitted to repay permanently and terminate commitments of any such tranche on a better than pro rata basis as compared to any other tranche with a later commitment termination date than such tranche, (4) assignments and participations of Extended Revolving Loan Commitments and related Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other tranches of Revolving Loan Commitments and Revolving Loans and (5) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than two (2) different maturity dates;

(iii)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Lenders), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest maturity date);

(iv)    the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date of the Term Loans extended thereby and the amortization Schedule applicable to Loans pursuant to Section 1.8(a) for periods prior to the original maturity date of the Term Loans shall not be increased;

(v)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended tranches of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(vii)    if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) and/or Revolving Loan Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as applicable, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans and/or Revolving Loans of such Term Lenders or Revolving Lenders, as applicable, shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Lenders and/or Revolving Lenders, as the case may be, have accepted such Extension Offer.

With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 1.7 or 1.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided, that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable tranches be tendered. The Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

No consent of any Lender or Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Loan Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Loan Commitments, the consent of the L/C Issuer and Swingline Lender. All Extended Term Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (on behalf of all Credit Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re-allocated from Lenders holding non-extended Revolving Loan Commitments to Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Loan Commitments, be deemed to be participation interests in respect of such Revolving Loan Commitments and the terms of such participation interests shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the applicable Credit Parties shall (at their expense) amend (and Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the later of the then latest (x) maturity date of the Term Loans and (y) scheduled termination date of the Revolving Loan Commitments, so that such maturity date referenced therein is extended to the later of the then (x) latest maturity date of the Term Loans and (y) scheduled termination date of the Revolving Loan Commitments (or such later date as may be advised by local counsel to Agent). Agent shall promptly notify each Lender of the effectiveness of each such amendment.

In connection with any Extension, the Borrower shall provide Agent at least five (5) Business Days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 9.1(f).

This Section 9.1(f) shall supersede any provisions of this Section 9.1 or Section 9.11 to the contrary.

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com, or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b) Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of one law firm or other external counsel, one local counsel in each relevant material jurisdiction, and, to the extent reasonably necessary, special or regulatory counsel, of Agent, background checks and similar expenses, to the extent permitted hereunder, (b) following the occurrence and during the continuance of an Event of Default, or during a “work-out”, Agent for (i) the cost of environmental audits, Collateral audits and appraisals and (ii) all reasonable and documented costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the documented out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all reasonable costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs, (d) fees and disbursements of Attorney Costs of one law firm, selected by the Required Lenders, on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (b) above and (e) Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with any resignation or removal of Agent and appointment of a successor Agent pursuant to Section 8.9 including (without limitation) (i) the reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation of any agency agreement among any successor Agent and each Lender and (ii) all reasonable fees charged by such successor Agent.

9.6 Indemnity. Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) (but limited, in the case of Attorney Costs, per each such Liability, to Attorney Costs of one law firm or other external counsel, one local counsel in each relevant material jurisdiction, and, to the extent reasonably necessary, special or regulatory counsel for all Indemnitees, taken as a whole, and, solely in the event of an actual or potential conflict of interest, one additional law firm or other external counsel and one additional local counsel in each relevant material jurisdiction to each group of similarly situated affected Indemnitees) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Credit Party, an Affiliate of a Credit Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) with respect to any act, event or transaction related, contemplated in or attendant to any of the foregoing clauses (i) or (ii), any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable and documented attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability (i) is determined by a court of competent jurisdiction in a final non-appealable judgment or order to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee or a breach by any such Indemnitee of its obligations under this Agreement or (ii) results from a dispute among Indemnitees that does not involve an action or omission by any of the Credit Parties (other than a claim against an Indemnitee solely in its capacity as Agent, Lead Arranger or any similar role under the Loan Documents and other than any claims arising out of any act or omission of the Credit Parties or their Subsidiaries) provided, however, that the Credit Parties agree that the Agent’s and the First Amendment Consenting Lenders’ entering into and effectuating the First Amendment and the transactions related thereto do not constitute bad faith, gross negligence or willful misconduct. Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 9.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(a) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided, further, that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of Holdings, the Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign; Assignments to a Restricted Lender. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) Antares Capital or any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of Antares Capital or any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable (which acceptance shall, in each case, not be unreasonably withheld or delayed) to Agent and, as long as no Event of Default under Sections 7.1(a) (other than any Specified Default), 7.1(f) or 7.1(g) is continuing, the Borrower, and, in the case of any Sale of ~~a~~an Original Revolving Loan, Letter of Credit or Original Revolving Loan Commitment, Agent and each L/C Issuer that is a Lender (which acceptances of L/C Issuer and the Borrower shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed Sale is delivered to the Borrower) (it being understood and agreed that Sales to Restricted Lenders and Independent Debt Fund Affiliates are permitted subject to this Section 9.9(b) and other provisions of this Agreement); provided, however, that (w) such Sales do not have to be ratable ~~between~~among the Original Revolving Loan, LIFO Revolving Loans and Term Loans but must be ratable among the obligations owing to and owed by such Lender with respect to the Original Revolving Loans, LIFO Revolving Loans or a Term Loan, as applicable (but not with respect to the Other Term Loans and any Term Loan that is not Other Term Loan), (x) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent Borrower’s consent is otherwise required) and Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 1.11(e)(v). Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party (other than Sales to Restricted Lenders or Independent Debt Fund Affiliates to the extent not prohibited by this Section 9.9(b) and other provisions of this Agreement), a holder of Subordinated Indebtedness or Second Lien Indebtedness or an Affiliate of such a holder, or to a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. Notwithstanding anything else to the contrary provided herein, (a) no Lender shall be permitted to assign Revolving Loan Commitments or Revolving Loans to a Restricted Lender; (b) no Term Loan may be assigned to a Restricted Lender or participation in a Term Loan granted to a Restricted Lender Participant if, after giving effect to such assignment or participation, as applicable, all Restricted Lenders and Restricted Lender Participants would own or participate in, as applicable, an amount in excess of 10% in aggregate of all Term Loans then outstanding; (c) no more than two Restricted Lenders or Restricted Lender Participants shall be permitted to hold or participate in Term Loans and the number of Restricted Lenders and Restricted Lender Participants shall not constitute 50% or more of the number of Lenders hereunder at such time; and (d) in the event of an assignment of any Term Loan to a Restricted Lender, such Restricted Lender shall execute and deliver to Agent an assignment agreement substantially in the form of Exhibit 11.1(a)-2 hereto (a “Restricted Lender Assignment Agreement”) in lieu of an Assignment Agreement. Each Restricted Lender, solely in its capacity as a holder of Term Loans, hereby agrees, and each Restricted Lender Assignment Agreement shall provide a confirmation that, if any Credit Party shall be subject to any Insolvency Proceeding, with respect to any matter requiring the vote of holders of any such Term Loans during the pendency of any such Insolvency Proceeding (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126), such Term Loans held by such Restricted Lender (and any claim with respect thereto) shall be deemed assigned for all purposes to Agent, which shall cast such vote in accordance with Section 9.1(e); provided, that such Restricted Lender shall retain the right to exercise any voting or consent rights of such Restricted Lender in any Insolvency Proceeding to the extent the matter being voted on or consented to would disproportionately and adversely affect the rights of such Restricted Lender in relation to all of the Term Lenders who are not Restricted Lenders collectively. For the avoidance of doubt, the Lenders and each Restricted Lender agree and acknowledge that the provisions set forth in this Section 9.9(b), and the related provisions set forth in each Restricted Lender Assignment Agreement, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under the Bankruptcy Code.

In addition to the other rights provided in this Section ~~9.10~~9.9(b), each Lender may assign all or a portion of any one or more of its Term Loans to any Person who, after giving effect to such assignment would be an Independent Debt Fund Affiliate (without the consent of any Person but subject to acknowledgment by Agent (which acknowledgment shall be provided promptly after request therefor)); provided that (i) for the avoidance of doubt, Lenders shall not be permitted to assign any Revolving Loan Commitments, Extended Revolving Loan Commitments or Revolving Loans to an Independent Debt Fund Affiliate and any purported assignment of any Revolving Loan Commitments, Extended Revolving Loan Commitments or Revolving Loans to an Independent Debt Fund Affiliate shall be null and void; and (ii) notwithstanding anything in Section 9.1 or the definition of “Required Lenders” to the contrary, for purposes of determining that the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Independent Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the amounts (including the amounts of Term Loans, Revolving Loan Commitments and Revolving Loans) included in determining that applicable Lenders have consented to any action pursuant to Section 9.1.

Notwithstanding the foregoing, the Restricted Lenders and the Independent Debt Fund Affiliates shall be permitted to contribute, directly or indirectly, any Term Loans acquired by such Restricted Lender or Independent Debt Fund Affiliate to Holdings or any of its Subsidiaries (upon which contribution such Term Loans shall be permanently and immediately cancelled) in exchange for Indebtedness or Stock (other than Disqualified Stock) of Holdings (or its direct parent entity) of Holdings that are otherwise not prohibited under the Loan Documents to be issued by such Person at such time. Borrower shall promptly provide notice to the Agent of such contribution, assignment or transfer of such Term Loans and promptly following such notice (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by Borrower and (y) the Agent shall promptly reflect the cancellation of the applicable Term Loans in the Register.

Notwithstanding anything else to the contrary provided herein, no Lender shall be permitted to assign Revolving Loan Commitments, Revolving Loans or Term Loans to any Disqualified Person. Agent and each assignor of a Commitment or a Loan hereunder shall be entitled to rely conclusively on a representation of the assignee Lender in the relevant Assignment Agreement that such assignee is not a Disqualified Person, provided that such reliance by such assignor is in good faith and reasonable under the circumstances existing at the time of the Sale. Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Persons.

Notwithstanding anything else to the contrary provided herein, no LIFO Revolving Lender shall be permitted to assign LIFO Revolving Loan Commitments or LIFO Revolving Loans unless the assignee has expressly agreed to assume all of such LIFO Revolving Lender’s rights and obligations under the First Amendment (including its rights and obligations with respect to the forbearance provisions set forth therein).

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment (which Assignment, (x) in the case of a Sale of Revolving Loans or Revolving Loan Commitments, will indicate whether such Sale is of Original Revolving Loans, Original Revolving Loan Commitments, LIFO Revolving Loans and/or LIFO Revolving Loan Commitments, as applicable and (y) in the case of a Sale of Term Loans or Original Revolving Loans, will indicate whether such Sale is being made by a First Amendment Consenting Lender or a First Amendment Non-Consenting Lender) via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 9.9(b), upon Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to (other than with respect to any such participation to a Restricted Lender Participant, which participation shall be permitted only to the extent that a written notice with respect thereto shall have been provided to Agent at least three (3) Business Days prior to such participation) or consent from Agent or the Borrower, sell participations to one or more Persons other than a Credit Party, an Affiliate of a

Credit Party or a Second Lien Lender (in each case, other than a Restricted Lender Participant in accordance with the provisions hereof) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, (iii) such grant to an SPV or a participation shall be appropriately reflected in the Participant Register and shall not be effective until so registered and (iv) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 9.1(a); provided that each Restricted Lender Participant shall be deemed to grant or withhold consent under its participation with respect to any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights under or in respect of the Loan Documents in the same manner in which a Restricted Lender is deemed to vote in accordance with Section 9.9(g)(iii) (and each participation agreement with respect to a participation to a Restricted Lender Participant must provide for such deemed consent or withholding of consent. No party hereto shall institute (and the Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. Each Lender that makes a grant to an SPV or sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such SPV grant or such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register. Notwithstanding anything else to the contrary provided herein, no Lender shall be permitted to sell participations with respect to Revolving Loan Commitments, Revolving Loans or Term Loans to a Disqualified Person.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. Each of Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b) Confidential Information. Each Lender, each L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, financing sources, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, financing sources, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c) Tombstones. Subject to the following sentence, each Credit Party consents to the publication by Agent or any Lender of any tombstones, advertising or other promotional materials (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using in a reasonable manner such Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such advertising or other promotional material to the Borrower for review, comment and approval prior to the publication thereof.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Antares Capital or of any of its Affiliates (including Antares Finance), the Loan Documents or any transaction contemplated herein or therein to which Antares Capital or any of its Affiliates is party without the prior written consent of Antares Capital or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Antares Capital or such Affiliate.

(e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) use commercially reasonable efforts to (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the

Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9, Article X or pursuant to a Discounted Buyback and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(e).

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each of the parties executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR

AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of the Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto or (iii) in the case of any Non-Funding Lender which has defaulted in its obligation to make Loans hereunder after all conditions thereto have been satisfied or waived in accordance with the terms hereof, provided such default shall not have been cured, the Borrower may, at its option, notify Agent and such Affected Lender (or such defaulting or non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such defaulting or non-consenting Lender, as the case may be) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs, if any, for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of the Borrower and the other Credit Parties are subject.

9.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25 Keepwell. Unless the Borrower and Agent otherwise agree in writing, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its payment obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.25, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.25 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.25 constitute, and this Section 9.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X -

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities) with respect thereto (collectively, “Taxes”).

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Lender Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including such deductions applicable to any increases to any amount under this Section 10.1), such Lender Party receives the amount it would have received had no such deductions been made, (ii) the relevant Withholding Agent shall be entitled to make such deductions, (iii) the relevant Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such a payment is made to a Governmental Authority by a Credit Party, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the Borrower agrees to pay all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new lending office or other transfer (other than an assignment made pursuant to Section 9.22 or any other transfer at the request of a Credit Party) (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Credit Parties shall jointly and severally reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Lender Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid or payable by such Lender Party or required to be withheld or deducted from a payment to such Lender Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Lender Party (or of Agent on behalf of such Lender Party) claiming any compensation under this clause (d), setting forth in reasonable detail the amounts to be paid thereunder and the manner in which such amounts were calculated and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Lender Party may use any reasonable averaging and attribution methods.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office or assign its rights and obligations hereunder to another or its offices, branches or affiliates if such a change or assignment would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Agent and the Borrower at the time or times reasonably requested by the Borrower or Agent such properly completed and executed documentation reasonably requested by Agent or the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by Agent or the Borrower, shall deliver such other documentation prescribed by a Requirement of Law or reasonably requested by Agent or the Borrower as will enable Agent or the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(f)(ii)(A), (ii)(B), (ii)(C), (iii) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from or reduction of U.S. withholding Tax shall, to the extent legally entitled to do so, (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f)(ii) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business) and/or W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty), or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate substantially in the form of Exhibit 10.1 to the effect that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), (C) to the extent a Non-U.S. Lender Party is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender Party is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of such Non-U.S. Lender Party are claiming the portfolio interest exemption, such Non-U.S. Lender Party may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner or (D) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from U.S. withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to U.S. withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(iii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f)(iii) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is not subject to U.S. backup withholding Tax) or any successor form.

(iv) Notwithstanding the other provisions of this Section 10.1(f), the obligations of SPVs and participants to provide documents pursuant to Section 10.1(f) shall be satisfied as follows: each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in clause (f)(ii) or (f)(iii) (as applicable) and provide them to Agent.

(v) If a payment made to a Lender Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall deliver to Agent and the Borrower at the time or times prescribed by law and at such time or times reasonably requested by Agent and the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Agent and the Borrower as may be necessary for Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment under FATCA, if any. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) On or before the date the Agent becomes a party to this Agreement, the Agent shall provide to the Borrower, two duly-signed, properly completed copies of the documentation described in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender Party, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each Lender agrees that if any form or certification it previously delivers expires or becomes obsolete or inaccurate in any respect, it shall update such form, provide such successor form or certification or promptly notify the Borrower and Agent of its legal inability to do so.

(g) If any Lender Party determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to Section 10.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Lender Party, shall repay to such Lender Party the amount paid over pursuant to this Section 10.1(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(g), in no event shall the Lender Party be required to pay any amount to a Credit Party pursuant to this Section 10.1(g) the payment of which would place the Lender Party in a less favorable net after-Tax position than the Lender Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(g) shall not be construed to require any Lender Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

(h) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.9(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (h).

10.2 Illegality. If after the Original Closing Date any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full or convert to Base Rate Loans all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the Original Closing Date, (x) there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of Issuing or maintaining any Letter of Credit (other than Taxes) or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs or such Taxes; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 10.3(a) above and/or a change in Capital Adequacy Regulation under Section 10.3(b) above, as applicable, regardless of the date enacted, adopted or issued.

(d) Any Lender claiming any additional amounts payable pursuant to this Section 10.3 shall use reasonable efforts (consistent with its internal policies and Requirement of Law), to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

10.4 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense (but excluding lost profits) which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan as and when due hereunder (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided, that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR rate used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, notwithstanding anything to the contrary herein, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable in cash on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI -

DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Acceptable Discount Price”	1.7(d)(ii)
“Adjusted EBITDA”	Exhibit 4.2(b)
“Affected Lender”	9.22
“Aggregate Excess Funding Amount”	1.1(e)(iv)
“Antares Capital”	Preamble
“Antares Finance”	Preamble
“Applicable Discount Price”	1.7(d)(ii)
“Borrower”	Preamble
“Borrower Materials”	9.10(e)
“Capital Expenditure Limitation”	6.1
“Capital Expenditures”	Exhibit 4.2(b)
“Certificate of Merger”	3.19
“Company”	Preamble
“Compliance Certificate”	4.2(b)
“Converted Term Loans”	1.1(a)
“Declined Proceeds”	1.8(g)
“Deferred Amounts”	1.8(a)(i)
“Discount Price Range”	1.7(d)
“Discounted Buyback”	1.7(d)
“Discounted Buyback Amount”	1.7(d)
“Discounted Buyback Notice”	1.7(d)
“EBITDA”	Exhibit 4.2(b)
“Event of Default”	7.1
“Excess Cash Flow”	Exhibit 1.8(e)
“Extended Revolving Lender”	9.1(e)
“Extended Revolving Loan Commitment”	9.1(e)
“Extending Term Lender”	9.1(e)
“Extension”	9.1(e)
“Extension Offer”	9.1(e)
“Fee Letter”	1.9(a)
“First Amendment Documents”	9.5
“First Lien Net Leverage Ratio”	Exhibit 4.2(b)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Holdings”	Preamble
“Indemnified Matters”	9.6(a)
“Indemnitee”	9.6(a)
“L/C Reimbursement Agreement”	1.1(c)(i)(C)
“L/C Reimbursement Date”	1.1(c)(v)
“L/C Request”	1.1(c)(ii)

“L/C Sublimit”	1.1(c)(i)(A)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Leverage Ratio”	Exhibit 4.2(b)
“~~Maximum Lawful Rate~~LIFO Revolving Loan Commitment”	~~1.3~~1.1(~~d~~b)
“~~Maximum~~LIFO Revolving ~~Loan Balance~~Loans”	1.1(b)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)
“Net Interest Expense”	Exhibit 4.2(b)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.26
“Original Credit Agreement”	Recitals
“Original Loan Documents”	11.6
“Original Revolving Loan Commitment”	1.1(b)
“Original Revolving Loans”	1.1(b)
“Other Taxes”	10.1(c)
“Other Term Loan Commitments”	1.12(a)
“Other Term Loans”	1.12(a)
“Participant Register”	9.9(f)
“Permitted Joint Venture”	5.4(p)
“Permitted Liens”	5.1
“PIK Election”	1.3(b)
“PIK Interest”	1.3(b)
“PIK Portion”	1.3(b)
“Prepayment Date”	1.8(g)
“Prior Indebtedness”	Recitals
“Prior Lender”	2.1(d)
“Qualifying Term Loans”	1.7(d)
“Register”	1.4(b)
“Rejection Notice”	1.8(g)
“Replacement Lender”	9.22
“Restatement Effective Date Merger”	Recitals
“Restatement Effective Date Merger Agreement”	Recitals
“Restatement Effective Date Merger Documents”	Recitals
“Restricted Lender Assignment Agreement”	9.9(b)
“Restricted Payments”	5.11
“Revolving Loan Commitment”	1.1(b)
“Revolving Loan”	1.1(b)
“Sale”	9.9(b)
“SDN List”	3.27
“Settlement Date”	1.11(b)
“Specified Equity Contribution”	~~6.4~~6.5
“Spinal Elements”	Recitals
“Spinal Elements Merger Sub”	Recitals
“Swingline Request”	1.1(d)(ii)
“Swing Loan”	1.1(d)(i)

“Taxes”	10.1(a)
“Tax Returns	3.10
“Term Loan Commitment”	1.1(a)
“Term Loan Conversion”	1.1(a)
“tranche”	9.1(e)
“Unused Commitment Fee”	1.9(b)(i)
“U.S. Tax Compliance Certificate”	10.1(f)(ii)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of the Borrower or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by the Borrower or such Subsidiary, as stated on the respective invoice of the Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of the Borrower or any of its Subsidiaries who is obligated on or under an Account.

“Accounts Payable Adjustment Amount” means, on any date of determination, the aggregate amount of accounts payable of the Credit Parties that have been past due for more than sixty (60) days (excluding accounts payable that are the subject of a good faith dispute between the parties) in excess of $2,582,959.14, as determined pursuant to the governing contract, purchase order or other applicable agreement; provided that, if accounts payable are not subject to any such contract, purchase order or other applicable agreement, such accounts payable will be deemed to be past due sixty days after the earliest to occur of (i) the date the invoice in respect of such accounts payable was issued, and (ii) the last date on which goods and/or services corresponding to such accounts payable were received by the Credit Parties.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, with respect to any Person, each executive officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Antares Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate LIFO Revolving Loan Commitment” means the combined LIFO Revolving Loan Commitments of the Lenders, which, on the First Amendment Date, shall initially be in the amount of $15,000,000, as such amount may be further reduced or increased from time to time pursuant to this Agreement.

“Aggregate Original Revolving Loan Commitment” means the combined Original Revolving Loan Commitments of the Lenders, which ~~shall initially~~, on the Restatement Effective Date, shall initially be in the amount of $20,000,000, as such amount may be further reduced or increased from time to time pursuant to this Agreement.

“Aggregate Revolving Loan Commitment” means the sum of the Aggregate LIFO Revolving Loan Commitment and the Aggregate Original Revolving Loan Commitment.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $62,680,000, as such amount may be reduced or increased from time to time pursuant to this Agreement.

“Antares Lender” means Antares Finance and any Affiliate of Antares Finance that becomes a Lender or (other than Agent in its capacity as such) other Secured Party.

“Applicable Margin” means, (x) if a Base Rate Loan, 4.00% per annum and (y) if a LIBOR Rate Loan, 5.00% per annum. Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a)-1, or in the case of a Restricted Lender, Exhibit 11.1(a)-2, or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Banking Services” means treasury management services that include controlled disbursement, automated, clearinghouse transactions, return items, overdrafts and interstate depository network services provided to any Credit Party by any Lender while such person is a Lender hereunder.

“Banking Services Obligations” means any and all obligations of the Credit Parties in connection with Banking Services.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by Agent) as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate (which shall not be less than 0% per annum), and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than one percent (1.00%) per annum), plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any material obligation or liability, contingent or otherwise, other than a Multiemployer Plan.

“Bona Fide Lending Affiliate” shall mean any bona fide (a) debt fund, (b) investment vehicle, (c) regulated bank or comparable entity or (d) non-regulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities and similar extensions of credit in the Ordinary Course of Business.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP; provided, that any change in GAAP after the Original Closing Date that would require lease obligations that would be treated as operating leases as of the Original Closing Date to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Original Closing Date.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, the amount of all obligations of such Person that is capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Closing Date Merger” means the acquisition of the Borrower and its Subsidiaries pursuant to the terms of the Closing Date Merger Agreement.

“Closing Date Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 13, 2016, by and among Holdings, as Buyer, Borrower, KAMD Holdings, Inc., and the Company, as the same is in effect and in existence on the Original Closing Date.

“Closing Date Merger Earn-out” means the payment obligations set forth in Section 3.05 of the Closing Date Merger Agreement, as in effect on the Original Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, each Mortgage, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, the sum (without duplication) of its Original Revolving Loan Commitment, LIFO Revolving Loan Commitment, Term Loan Commitment, Incremental Term Loan Commitment and Incremental Revolving Loan Commitments.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Original Revolving Loan Commitment, LIFO Revolving Loan Commitment or Term Loan Commitment divided by the Aggregate Original Revolving Loan Commitment, Aggregate LIFO Revolving Loan Commitment or Aggregate Term Loan Commitment, as applicable; provided, that after any Term Loan has been funded, Commitment Percentages shall be determined for the Term Loans by reference to the outstanding principal balance thereof as of any date of determination rather than the Commitments therefor; provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contingent Royalty Arrangements” means any royalty payment arrangement or similar arrangement entered into by a Credit Party or any of its Subsidiaries in connection with the acquisition or development of Products (or medical technology or intellectual property used in Products) pursuant to which such Credit Party’s (or its Subsidiary’s) obligation to make such royalty payments or similar payments, as applicable, is contingent upon the sale by the Credit Parties and their Subsidiaries of such Products (or medical technology or intellectual property used in Products) and payable solely as a percentage or portion of gross or net revenues derived from the use or sale of such Products (or the use of such medical technology or intellectual property in Products sold by the Credit Parties and their Subsidiaries).

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.

“Controlled Investment Affiliates” means, with respect to the Sponsor, any fund or investment vehicle that (i) is organized by the Sponsor for the purpose of making equity or debt investments in one or more companies and (ii) is controlled by Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means Holdings, the Borrower and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Custom Spine Earn-out” means any cash and stock earn-out obligations under that certain Asset Purchase Agreement, dated as of July 17, 2015, between, among others, the Company and Custom Spine, Inc., as in effect on the Original Closing Date (or pursuant to any amendments or modifications that are not less favorable to the Lenders).

“Declined Amounts” means the sum of all Declined Proceeds hereunder since the Original Closing Date; provided that such Declined Proceeds shall constitute Declined Amounts only to the extent such amounts also constitute “Declined Proceeds” under the Second Lien Term Loan Agreement.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 5.2(a), 5.2(c), 5.2(d), 5.2(g) and 5.2(j) and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower and held by such transferor Person (other than (i) a sale or transfer of the Stock or Stock Equivalents of a Subsidiary of the Borrower to the Borrower or a Domestic Subsidiary of the Borrower permitted hereunder and (ii) a sale or transfer of the Stock or Stock Equivalents of a Foreign Subsidiary of the Borrower to another Foreign Subsidiary permitted hereunder).

“Disqualified Person” means a direct competitor of Borrower or its Subsidiaries that has been specified in writing to the Joint Lead Arrangers prior to the Original Closing Date. It is understood and agreed that Borrower shall be permitted to supplement, after the date hereof and in writing, the list of Disqualified Persons to add additional direct competitors of the Borrower upon reasonable written notice to Agent. Such supplement shall become effective immediately upon delivery to the Agent and shall not apply retroactively to disqualify the transfer of an interest in any Revolving Loan Commitments, Revolving Loans or Term Loans that was effective prior to the effective date of such supplement. In no event shall a Bona Fide Lending Affiliate be a Disqualified Person.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Facility Termination Date or, if later, the latest final scheduled maturity date of a Term Loan (excluding any provisions requiring redemption upon a “change of control” or similar event that results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Facility Termination Date or, if later, the latest final scheduled maturity date of a Term Loan at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is ninety-one (91) days following the Facility Termination Date or, if later, the latest final scheduled maturity date of a Term Loan.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of the environment and natural resources, and human health and safety to the extent either may be affected by the Release of, or exposure to Hazardous Materials, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the Original Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which (whether held directly or indirectly) consist of (x) equity interests (including for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries (excluding for purposes of such asset determination, from both assets described in (x) and (y) and the calculation of the Domestic Subsidiary’s total assets, any Indebtedness issued by such Foreign Subsidiaries), and (y) de minimis cash and Cash Equivalents and other assets being held on a short-term temporary basis incidental to the holding of assets described in clause (x) of this definition.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of a Foreign Subsidiary or an Excluded Domestic Holdco or (b) an Excluded Domestic Holdco.

“Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance of Stock or Stock Equivalents by Holdings or the Borrower to Sponsor, Sponsor’s Controlled Investment Affiliates or any other equityholder of Holdings or the Borrower, as applicable, as of the Restatement Effective Date which are then contributed to Borrower and, substantially contemporaneously with such contribution, used to finance a Permitted Acquisition or Capital Expenditures or other Investments permitted hereunder.

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means with respect to any Lender Party: (a) Taxes imposed on or measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Lender Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Lender Party under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is an assignee (other than pursuant to Section 9.22) of any other Lender Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b) or to the extent such Lender Party was entitled, at the time of the change in Lending Office, to receive additional amounts under Section 10.1(b); (c) Taxes that are attributable to the failure (other than as a result of a change in any Requirement of Law) by any Lender Party to deliver the documentation required to be delivered pursuant to Section 10.1(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements and any rules or official administrative guidance implementing such intergovernmental agreements with respect thereto.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Amendment” means that certain Forbearance Agreement and First Amendment to Amended and Restated Credit Agreement dated as of the First Amendment Date, by and among the Borrower, the other Credit Parties, the Agent and the Lenders signatory thereto.

“First Amendment Consenting Lender” means each “Consenting Lender” as defined in the First Amendment.

“First Amendment Date” means July 12, 2018.

“First Amendment Non-Consenting Lender” means each Lender that did not execute the First Amendment on the First Amendment Date.

“First Amendment Period” means the period from and including the First Amendment Date and ending on the LIFO Maturity Date.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 that comprise a Fiscal Year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Funded Indebtedness” means, as of any date of measurement, all Indebtedness of Holdings and its Subsidiaries as of the date of measurement (other than Indebtedness of the type described in clauses (b), (c) (to the extent undrawn), (e), (g), (h), (i) and (j) (other than with respect to clause (j), guarantees of Indebtedness of others of the type not described in clauses (c) (to the extent undrawn), (e), (g), (h) and (i) of the definition of Indebtedness) of the definition of Indebtedness).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing. The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee, or other committee or entity with defined authority to oversee Regulatory Matters.

“Guaranteed Accounts Payable Shortfall” means the “Guaranteed Accounts Payable Shortfall” as defined in the Sponsor Guaranty.

“Guaranteed Liquidity Shortfall” means the “Guaranteed Liquidity Shortfall” as defined in the Sponsor Guaranty.

“Guarantor” means any Person that has guaranteed any Obligations.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the Original Closing Date, in form and substance reasonably acceptable to Agent and the Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time, as reaffirmed by the Credit Parties pursuant to the Master Reaffirmation.

“Hazardous Material” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Incremental Revolving Borrowing” means a Borrowing comprised of Incremental Revolving Loans.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan Assumption Agreement” means an Incremental Revolving Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, Agent and one or more Incremental Revolving Lenders.

“Incremental Revolving Loan Commitment” means the commitment of any Lender, established pursuant to Section 1.12, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Loan Commitment Amount” means, at any time, the lesser of (a) the excess, if any, of (i) $10,000,000 over (ii) the aggregate amount of all Incremental Revolving Loan Commitments established prior to such time pursuant to Section 1.12 and (b) the excess, if any, of (i) $30,000,000 over the sum of (ii)(A) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 1.12 plus (B) the aggregate amount of all Incremental Revolving Credit Commitments established prior to such time pursuant to Section 1.12.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 1.12.

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.

“Incremental Term Loan Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” means, at any time, the excess, if any, of (a) $30,000,000 over the sum of (b)(i) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 1.12 plus (ii) the aggregate amount of all Incremental Revolving Credit Commitments established prior to such time pursuant to Section 1.12.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, Agent and one or more Incremental Term Loan Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 1.12, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrower pursuant to Section 1.12.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earn-outs (other than (i) accrued expenses incurred in the Ordinary Course of Business, (ii) trade payables entered into in the Ordinary Course of Business and (iii) Contingent Royalty Arrangements); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent company thereof) prior to the date that is 180 days after the final scheduled installment payment date for the Second Lien Term Loans, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (and for purposes of this Agreement, if such Person is not liable for the payment of such indebtedness, the amount of Indebtedness of such Person shall be deemed to be the fair market value of such Property); and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Tax” means (a) any Tax other than an Excluded Tax and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Debt Fund Affiliate” means an Affiliate of Sponsor (other than Holdings, any of its Subsidiaries or a natural Person) that is a Bona Fide Lending Affiliate and with respect to which none of Borrower, the Sponsor or any of their Affiliates that is not a Bona Fide Lending Affiliate makes investment decisions or has the power, directly or indirectly, to cause the direction of such Affiliate’s investment decisions.

“Initial Public Offering” means an underwritten initial public offering by Borrower (or any parent company thereof, including Holdings) of its Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Original Closing Date, by and among Agent, the Credit Parties and the Second Lien Agent, as amended pursuant to that certain Consent to, Reaffirmation of and First Amendment to Intercreditor Agreement, dated as of the Restatement Effective Date, and as the same may be further amended, restated and/or modified from time to time subject to the terms thereof.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months or more) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months or more), the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six, or, if available to all affected Lenders, twelve months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period for the Term Loans shall extend beyond the last scheduled payment date therefor and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d) no Interest Period applicable to the Term Loans or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Joint Lead Arrangers” shall mean Fifth Third Bank and Antares Capital, each in their capacity as such.

“L/C Issuer” means any (i) Lender or an Affiliate thereof selected by the Borrower and reasonably acceptable to Agent or (ii) bank or other legally authorized Person selected by the Agent and reasonably acceptable to the Borrower, in each case, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Leased Real Estate” means any leasehold or subleasehold estate and any other right to use or occupy land, buildings, structures, improvements, fixtures or other interest in real property of any Credit Party or any Subsidiary of any Credit Party as lessee under any lease or sublease of real property, including any licenses, which involve annual rental payments in excess of $250,000.

“Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Letter of Credit” means any documentary or standby letters of credit Issued for the account of the Borrower by L/C Issuers, and bankers’ acceptances issued by the Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the higher of (a) one percent (1.00%) per annum and (b) the offered rate per annum (which shall not be less than 0% per annum) for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR (other than a Loan that bears interest based upon the rate determined pursuant to clause (c) of the definition of “Base Rate”).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“LIFO Revolving Calculation Date” means the date that is ten (10) Business Days after the Agent receives the calculation of the Guaranteed Accounts Payable Shortfall and the Guaranteed Liquidity Shortfall pursuant to Section 4.1(f).

“LIFO Revolving Lender” means each Lender with a LIFO Revolving Loan Commitment (or if the LIFO Revolving Loan Commitments have terminated, who hold LIFO Revolving Loans).

“LIFO Maturity Date” means June 30, 2020.

“Liquidity” means, as of any date, the sum of (i) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the other Credit Parties as of such date, plus (ii) to the extent that each of the conditions precedent to the Borrowing of Revolving Loans set forth in Section 2.2 have been satisfied at such time, Availability as of such date.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Master Reaffirmation, the Intercreditor Agreement, the Sponsor Guaranty (for all purposes other than Section 9.1), any subordination agreement executed and delivered in favor of Agent, each Incremental Term Loan Assumption Agreement, each Incremental Revolving Loan Assumption Agreement, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Management Agreement” means that certain management agreement, dated as of the Original Closing Date, among ~~the Sponsor~~Kohlberg & Co., L.L.C., the Borrower and certain of its Affiliates.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Reaffirmation” means that certain Master Reaffirmation Agreement dated as of the Restatement Effective Date among Borrower, Holdings, the other Credit Parties and Agent.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or condition (financial or otherwise) of any Credit Party or the Credit Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than Agent or Lenders) taken as a whole to perform in any material respect their obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Maximum LIFO Revolving Loan Balance” means the Aggregate LIFO Revolving Loan Commitment then in effect less the aggregate amount of payments made by the Sponsor Guarantors in respect of the Guaranty Payment Amount (as defined in the Sponsor Guaranty).

“Maximum Original Revolving Loan Balance” means the Aggregate Original Revolving Loan Commitment then in effect, less the sum of (I) the aggregate amount of Letter of Credit Obligations plus (II) the aggregate principal amount of outstanding Swing Loans.

“Maximum Revolving Loan Balance” means the sum of the Maximum Original Revolving Loan Balance and the Maximum LIFO Revolving Loan Balance.

“Mortgage” means any deed of trust, mortgage, deed to secure debt, or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to Borrower or any Affiliate of Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition, (iv) income Taxes or Taxes on gains paid or reasonably estimated to be payable directly or substantially attributable to as a result thereof (whether imposed on a Credit Party or, if such Credit Party is treated as a pass-through or disregarded entity for federal and state income tax purposes, the applicable Tax attributable to the net income or gain realized in the Disposition), and (v) the amount of cash reserves or escrows established in connection with purchase price adjustments and retained liabilities; provided, however, when such cash or escrow is released to a Credit Party or one of its Subsidiaries, the amount so released shall be deemed to be Net Proceeds hereunder at such time, and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), unless and until such Lender has cured such failure in accordance with Section 1.11(e)(iv), (b) given written notice (and Agent has not received a revocation in writing), to Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or two or more other syndicated credit facilities agented by Agent, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under two or more other syndicated credit facilities agented by Agent, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note, Swingline Note or Term Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract or any document or agreement pursuant to which Banking Services Obligations arise, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

“OID” means, with respect to any Loan that is initially made at a discount or the receipt by a Lender making such Loan of any upfront fee directly or indirectly from Holdings, the Borrower or any Subsidiary for making such Loan, the amount of such discount or fee, expressed as a percentage.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Original Closing Date” means April 29, 2016.

“Original Revolving Availability” means, as of any date of determination, the amount by which (a) the Maximum Original Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Original Revolving Loans.

“Original Revolving Lender” means each Lender with an Original Revolving Loan Commitment (or if the Original Revolving Loan Commitments have terminated, who hold Original Revolving Loans or participations in Swing Loans or Letter of Credit Obligations).

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Pro Rata Share” means with respect to Term Loans, the percentage equivalent of the outstanding principal balance of the Other Term Loans of all Lenders divided by the outstanding principal balance of all Term Loans of all Lenders.

“Owned Real Estate” means the real property owned by any Credit Party or any Subsidiary of any Credit Party.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to patents and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment Reinstatement Date” means any date on which all of the following conditions are satisfied: (i) EBITDA of Holdings and its Subsidiaries for the twelve month period ending as of each of the two most recently ended Fiscal Quarters, in each case as reflected in the two most recently delivered Compliance Certificates delivered to the Agent pursuant to Section 4.2(b), is greater than $20,000,000 and (ii) after giving pro forma effect to any payments made or to be made on such date (including any payments of interest or principal with respect to the Obligations and/or any Second Lien Indebtedness), Liquidity is not less than $1,000,000.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including without limitation all Registrations.

“Permitted Acquisition” means any Acquisition by (i) a Credit Party (other than Holdings) of substantially all of the assets of a Target, which assets are located in the United States, (ii) a Credit Party (other than Holdings) of 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United States or the District of Columbia or (iii) a Credit Party (other than Holdings) or a Subsidiary of a Credit Party of 100% of the Stock or Stock Equivalents of, or substantially all of the assets of, any Target not organized under the laws of any State in the United States or in the District of Columbia (such acquisition described in this clause (iii), a “Foreign Acquisition”), in each case, to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;

(b) the Borrower shall have notified Agent and Lenders of such proposed Acquisition at least fifteen (15) days prior to the consummation thereof and furnished to Agent and Lenders at least ten (10) days prior to the consummation thereof (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may reasonably request, including, without limitation, executed counterparts of the respective material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments, all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, all regulatory and third-party approvals required under the terms of the acquisition documents and, if required by Agent, copies of environmental assessments, (2) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of the Borrower demonstrating that (A) the Borrower shall be in compliance with the financial covenant set forth in Section 6.2 on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder after giving effect to the consummation of such Acquisition, and (B) the First Lien Net Leverage Ratio and the Leverage Ratio on a pro forma basis, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder (which calculation shall be based on Indebtedness as of the date of and after giving effect to such Acquisition (after giving effect to any Borrowing made in connection therewith) would be less than or equal to 3.40 to 1.00 and 4.75 to 1.00, respectively, after giving effect to the consummation of such Acquisition, and (4) for each Target that is to be acquired for consideration of $10,000,000 or more (or $5,000,000 or more, in the case of a Target that owns real estate with a fair market value of $5,000,000 or more), a due diligence report, including a quality of earnings report of such Target;

(c) the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 and Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrower or any of its Subsidiaries under the acquisition documents, subject to customary “funds certain provisions” if such Acquisition is financed solely with proceeds of an Incremental Term Loan or equity issuance;

(d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) no Event of Default shall then exist or would exist after giving effect thereto, subject to customary “funds certain provisions” if such Acquisition is financed solely with proceeds of an Incremental Term Loan and is pursuant to an agreement executed in advance of consummation of such Acquisition that does not contain include financing as a condition to the buyer’s obligations thereunder;

(f) after giving effect to such Acquisition, Availability is not less than $5,000,000; and

(g) the total consideration paid or payable (including without limitation, all transaction costs, assumed Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including earn-outs) for (i) all Acquisitions (including Foreign Acquisitions) consummated during (A) any Fiscal Year shall not exceed the sum of (1) $40,000,000 and (2) all Declined Amounts on or prior to the date of such Acquisition (to the extent not applied previously to a Permitted Acquisition) in the aggregate for all such Acquisitions and (B) the term of this Agreement shall not exceed the sum of (1) $70,000,000 and (2) all Declined Amounts on or prior to the date of such Acquisition in the aggregate for all such Acquisitions (to the extent not applied previously to a Permitted Acquisition) and (ii) (x) all Foreign Acquisitions consummated during the term of this Agreement shall not exceed the sum of (1) $15,000,000 and (2) all Declined Amounts on or prior to the date of such Foreign Acquisition (to the extent not applied previously to a Permitted Acquisition); provided, that each such limit may be increased by the Net Issuance Proceeds of an Excluded Equity Issuance by Holdings used to finance all or a portion of such Acquisition; and (h) any earn-out obligations incurred in connection with a Permitted Acquisition shall be reflected as Indebtedness on the Credit Parties’ consolidated balance sheet to the extent required by GAAP.

Notwithstanding anything to the contrary herein (and irrespective of whether the requirements set forth in clauses (a) through (g) above are satisfied), the acquisition under the Restatement Effective Date Merger Agreement shall be deemed to constitute a “Permitted Acquisition” for all purposes hereunder (and, for the avoidance of doubt, shall not count for purposes of the basket amounts set forth in clause (g) above).

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 5.5(c), 5.5(d) or 5.5(f) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended plus accrued interest, fees and expenses, premiums and make-whole payments related thereto, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (d) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (e) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Products” means any item or any service that is designed, created, manufactured, managed, performed, or otherwise used, offered, or handled by or on behalf of the Credit Parties or any of their Subsidiaries

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Health Laws” means all applicable Requirements of Law relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Registrations” means all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Credit Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the specific Products of any Credit Party or any of its Subsidiaries.

“Regulatory Matters” means, collectively, activities and Products that are subject to Public Health Laws.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the Aggregate Revolving Loan Commitment then in effect, plus the aggregate unpaid principal balance of the Term Loans then outstanding, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, that if at any time there are at least two (2) Lenders (other than Restricted Lenders) hereunder (where a Lender and its Affiliates or Approved Funds count as one Lender), “Required Lenders” shall mean at least two (2) such Lenders which constitute “Required Lenders” in accordance with the foregoing provisions of this definition; provided, further, that for purposes of this definition, the Term Loans held and beneficially owned by Restricted Lenders shall be deemed not to be outstanding.

“Required LIFO Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the Aggregate LIFO Revolving Loan Commitments then in effect, or (b) if the Aggregate LIFO Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of LIFO Revolving Loans.

“Required Original Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Original Revolving Loan Commitments then in effect, or (b) if the Aggregate Original Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Original Revolving Loans, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, that if at any time there are at least two (2) Original Revolving Lenders hereunder (where an Original Revolving Lender and its Affiliates or Approved Funds count as one Original Revolving Lender) hereunder, “Required Original Revolving Lenders” shall mean at least two (2) such Original Revolving Lenders which constitute “Required Original Revolving Lenders” in accordance with the foregoing provisions of this definition.

“Required Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Original Revolving Loan Commitments then in effect, or (b) if the Aggregate Original Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, that if at any time there are at least two (2) Revolving Lenders hereunder (where a Revolving Lender and its Affiliates or Approved Funds count as one Revolving Lender) hereunder, “Required Revolving Lenders” shall mean at least two (2) such Revolving Lenders which constitute “Required Revolving Lenders” in accordance with the foregoing provisions of this definition.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or Products or to which such Person or any of its Property or Products is subject.

“Responsible Officer” means, as to any Person, the chief executive officer or the president or vice-president of such Person or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Restatement Effective Date” means April 13, 2017.

“Restatement Effective Date Related Agreements” means the Restatement Effective Date Merger Documents, the Second Lien Credit Agreement and the Second Lien Indebtedness Documents.

“Restatement Effective Date Related Transactions” means the transactions contemplated by the Restatement Effective Date Related Agreements, including, without limitation, (a) the Restatement Effective Date Merger and (b) the entering into on the Restatement Effective Date, by the Credit Parties into the Loan Documents to which they are a party and any funding of any Term Loan on the Restatement Effective Date.

“Restricted Lender” means any of the following: (a) Sponsor or any Controlled Investment Affiliate of the Sponsor, (b) any holder of Subordinated Indebtedness and its Affiliates and (c) any holder of Second Lien Indebtedness and its Affiliates, in each case, other than an Independent Debt Fund Affiliate.

“Restricted Lender Participant” means, at any time, a Person who holds or who, upon the effectiveness of a grant of a participation in a Term Loan would hold, a participation in a Term Loan, and who would be, if such Person were a Lender, a Restricted Lender, provided that for the purposes of clause (b) of the penultimate sentence of Section 9.9(b), a Person that holds a participation in a Term Loan solely granted by a Restricted Lender shall not be a Restricted Lender Participant.

“Revolving Lender” means each ~~Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans)~~Original Revolving Lender and each LIFO Revolving Lender.

“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) April 13, 2022; and (b) the date on which the Aggregate Original Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Second Lien Agent” means ~~Metropolitan Life Insurance Company~~Cortland Capital Market Services LLC, as agent under the Second Lien Credit Agreement for the Second Lien Lenders.

“Second Lien Credit Agreement” means that certain Second Lien Note Purchase Agreement, dated as of April 29, 2016, by and among Holdings, Borrower, the other Persons party thereto that are designated as a “Credit Party,” MetLife Private Equity Holdings, LLC, as an initial Purchaser, MetLife Insurance K.K., as an initial Purchaser, and ~~Cortland Capital Market Services LLC, as~~the Second Lien Agent ~~for the Purchasers~~, as amended pursuant to that certain Amendment No. 1 to Second Lien Note Purchase Agreement, dated as of April 13, 2017, that certain Amendment No. 2 to Second Lien Note Purchase Agreement, dated as of July 12, 2018, and as further amended, restated, amended and restated, supplemented, modified or refinanced from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement.

“Second Lien Indebtedness” means the Indebtedness under the Second Lien Indebtedness Documents.

“Second Lien Indebtedness Documents” means the Second Lien Credit Agreement and the other “Loan Documents” referred to in the Second Lien Credit Agreement.

“Second Lien Term Loan” means a second lien term loan made pursuant to the Second Lien Credit Agreement.

“Second Lien Lenders” means the financial institutions party to the Second Lien Credit Agreement, as lenders or purchasers, and each of their successors and permitted assigns.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract between the Borrower and the counterparty thereto, (i) where said counterparty is (or was the time such Rate Contract was entered into) a Lender or an Affiliate of a Lender or (ii) which Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with the Borrower, or (ii) a Person with whom the Borrower has entered into a Secured Rate Contract for which Antares Finance has provided credit enhancement through either an assignment right or a letter of credit in favor of such Person and any assignee thereof.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Defaults” has the meaning assigned to such term in the First Amendment.

“Specified Distributions” means each of the Closing Date Merger Earn-out, the Zavation License Obligations, the Custom Spine Earn-out and the SpineSelect Earn-out.

“Specified Event of Default” means an Event of Default under Section 7.1(a), Section 7.1(c) as a result of a failure to perform or comply with any covenant contained in Section 4.1, Section 4.2(b), Section 4.2(d), Section 4.3(a) or Article VI, Section 7.1(f) or Section 7.1(g).

“Specified Representations” means the representations and warranties set forth in the Section 3.1, Section 3.2, Section 3.3, Section 3.8, Section 3.9 (with respect to the creation, perfection and priority of liens), Section 3.13, Section 3.14, Section 3.27, Section 3.28, and Section 3.25 (with respect to the status of the Obligations as entitled to the benefits of the Intercreditor Agreement) and Section 4.2 of the Guaranty and Security Agreement.

“SpineSelect Earn-out” means any cash and stock earn-out obligations under that certain Asset Purchase Agreement, dated as of June 10, 2015, between, among others, the Company and SpineSelect, LLC., as in effect on the Original Closing Date (or pursuant to any amendments or modifications that are not less favorable to the Lenders).

“Sponsor” means Kohlberg ~~&~~ Management VII, L.P.

“Sponsor Event of Default” means any “Guarantor Event of Default” as defined in the Sponsor Guaranty.

“Sponsor Guarantors” means, collectively, each “Guarantor” as defined in the Sponsor Guaranty.

“Sponsor Guaranty” means that certain Sponsor Guaranty Agreement, dated as of July 12, 2018, by the Sponsor Guarantors, and acknowledged by the Agent and the Credit Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in each case in accordance with the terms thereof.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent for purposes of this Agreement and the other Loan Documents.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means any unsecured Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means $5,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, Antares Finance or, upon the resignation of Antares Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.

“Swingline Request” has the meaning specified in clause (ii) of Section 1.1(d). “Swing Loan” has the meaning specified in clause (i) of Section 1.1(d).

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means the Borrower and its Subsidiaries.

“Term Loan” or “Term Loans” means any term loan made hereunder pursuant to Section 1.1(a) (including Term Loan A), including, unless the context shall otherwise require, any Incremental Term Loan, any Extended Term Loan and any Other Incremental Term Loan.

“Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1(f) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from any Term Loan made to the Borrower by such Lender or its predecessor(s).

“Title IV Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means any Credit Party and the Agent, as applicable.

“Zavation License Obligations” means the license payment obligations under that certain License Agreement, dated as of June 16, 2015, among the Company and Zavation, LLC, as in effect on the Original Closing Date (or pursuant to any amendments or modifications that are not less favorable to the Lenders).

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, Schedule and Exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Restatement Effective Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Restatement Effective Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to Chicago time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” For purposes of determining pro forma compliance with any financial covenant in connection with any “incurrence” test as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date. If the availability of Indebtedness under this Agreement, or other incurrence of Indebtedness in compliance with this Agreement, is subject to a maximum leverage ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of such Indebtedness, shall not be included in the calculation, if applicable, of cash or Cash Equivalents included in the determination of such leverage ratio.

11.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

11.5 Certifications.

All certificates and other statements required to be made by any officer, director or employee of each Credit Party pursuant to any Loan Document are and will be made on the behalf of such Credit Party, and not in such officer’s, director’s or employee’s individual capacity.

11.6 Continued Effectiveness; No Novation. Notwithstanding anything to the contrary contained herein, this Agreement is not intended to and shall not serve to effect a novation of the Obligations under the Original Credit Agreement, as continued hereunder. Instead, it is the express intention of the parties hereto to reaffirm the Indebtedness created under the Original Credit Agreement which is evidenced by the notes provided for therein and secured by the Collateral. Each Credit Party acknowledges and confirms that (i) the Liens and security interests granted pursuant to the Loan Documents secure the Indebtedness, liabilities and obligations of the Borrower to Agent and the Lenders under the Original Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the Indebtedness, liabilities and obligations of the Borrower and the other Credit Parties to Agent and the Lenders) includes, without limitation, the Indebtedness, liabilities and obligations of the Borrower under this Agreement and the Notes to be delivered hereunder, if any, and under the Original Credit Agreement, as amended and restated hereby, as the same further may be amended, restated, supplemented or otherwise modified from time to time and (ii) the grants of security interests, mortgages and Liens under and pursuant to the Loan Documents shall continue unaltered, and each other Loan Document shall continue in full force and effect in accordance with its terms unless otherwise amended by the parties thereto, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement. The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Cross-references in the Loan Documents to particular section numbers in the Original Credit Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement. Each Credit Party signatory hereto, in the respective capacities, if any, of such Credit Party under each of the “Loan Documents” (as such term is defined in the Original Credit Agreement), other than the Original Credit Agreement (such Loan Documents other than the Original Credit Agreement are referred to herein as the “Original Loan Documents”), to which such Credit Party is a party (including the respective capacities of accommodation party, assignor, grantor, guarantor, indemnitor, mortgagor, obligor and pledgor, as applicable, and each other similar capacity, if any, in which such Credit Party granted Liens on all or any part of its properties and assets, or otherwise acted as an accommodation party, guarantor, indemnitor or surety with respect to all or any part of the Obligations under the Original Credit Agreement), hereby (i) agrees that, in each case, except to the extent amended or refinanced hereunder, the terms and provisions hereof shall not affect in any way any payment, performance, observance or other obligations or liabilities of such Credit Party under any of the Original Loan Documents, all of which obligations and liabilities are hereby ratified, confirmed and reaffirmed in all respects, and (ii) to the extent such Credit Party has granted Liens on any of its properties or assets pursuant to any of the Original Loan Documents to secure the payment, performance and/or observance of all or any part of the Obligations, acknowledges, ratifies, confirms and reaffirms such grant of Liens, and acknowledges and agrees that all of such Liens are intended and shall be deemed and construed to secure to the fullest extent set forth therein all now existing and hereafter arising Obligations under and as defined in this Agreement, as hereafter amended, restated, amended and restated, supplemented and otherwise modified and in effect from time to time.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

AMENDIA, INC., as the Borrower

By:

Name:
Title:

FEIN:

Address for notices:
Attention:
Telephone: ( ) -
Facsimile: ( ) -
Email:

With a copy to:

Attention:
Telephone: ( ) -
Facsimile: ( ) -
Email:

Address for wire transfers:

Bank:
Address:
ABA#:
Acct#:
Account Name:

[Signature Page to Credit Agreement (First Lien)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

KAMD BUYER, INC., as Holdings

By:
Name:
Title:

FEIN: [ ]

Address for notices:
Attention:
Telephone: ( ) -
Facsimile: ( ) -
Email:
With a copy to:
Attention:
Telephone: ( ) -
Facsimile: ( ) -
Email:

[Signature Page to Credit Agreement (First Lien)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

Address for notices:

[ ]
[ ]
[ ]
[ ]
Attention: [ ]

Lending office:

[ ]
[ ]
[ ]
Attention: [ ]

[Signature Page to Credit Agreement]